      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996
                                                       REGISTRATION NO. 333-2140

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                     COLLABORATIVE CLINICAL RESEARCH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------


               OHIO                               8731                            34-1685364
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)                   NO.)



                            20600 CHAGRIN BOULEVARD

                                   SUITE 1050
                             CLEVELAND, OHIO 44122
                                 (216) 491-9930
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                        JEFFREY A. GREEN, PHARM.D., FCP

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                     COLLABORATIVE CLINICAL RESEARCH, INC.
                            20600 CHAGRIN BOULEVARD
                             CLEVELAND, OHIO 44122
                                 (216) 491-9930
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


                                THOMAS F. MCKEE

                           CALFEE, HALTER & GRISWOLD
                        1400 MCDONALD INVESTMENT CENTER
                              800 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 622-8200

                                WILLIAM J. GRANT
                            WILLKIE FARR & GALLAGHER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box.


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                         PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF SECURITIES             AGGREGATE OFFERING            AMOUNT OF
                  TO BE REGISTERED                           PRICE(1)             REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Common Shares, without par value.....................        $29,900,000             $10,311(2)

==================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) A registration fee in the amount of $8,566 was paid upon the initial filing of this Registration Statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     COLLABORATIVE CLINICAL RESEARCH, INC.

                            ------------------------

                                    FORM S-1

                       CROSS REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K


                 REGISTRATION STATEMENT
                ITEM NUMBER AND HEADING                       LOCATION IN PROSPECTUS
      --------------------------------------------  ------------------------------------------
 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus......  Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages of
      Prospectus..................................  Inside Front Cover Page; Outside Back
                                                    Cover Page
 3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges................  Prospectus Summary; Risk Factors
 4.   Use of Proceeds.............................  Prospectus Summary; Use of Proceeds
 5.   Determination of Offering Price.............  Outside Front Cover Page; Risk Factors;
                                                    Underwriting
 6.   Dilution....................................  Risk Factors; Dilution
 7.   Selling Security Holders....................  Not Applicable
 8.   Plan of Distribution........................  Outside Front Cover Page; Underwriting
 9.   Description of Securities to be
      Registered..................................  Outside Front Cover Page; Prospectus
                                                    Summary; Description of Capital Stock
10.   Interests of Named Experts and Counsel......  Not Applicable
11.   Information with Respect to the
      Registrant..................................  Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; Use of Proceeds;
                                                    Dividend Policy; Capitalization; Dilution;
                                                    Selected Consolidated Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Results of Operations and Financial
                                                    Condition; Business; Management; Certain
                                                    Transactions; Principal Shareholders and
                                                    Management; Description of Capital Stock;
                                                    Shares Eligible for Future Sale;
                                                    Underwriting; Additional Information;
                                                    Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS

     OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996
PROSPECTUS
                                2,000,000 SHARES
                LOGO         COLLABORATIVE
                             CLINICAL RESEARCH, INC.


                                 COMMON SHARES



     All of the 2,000,000 Common Shares offered hereby are being sold by Collaborative Clinical Research, Inc. ("Collaborative" or the "Company"). Prior to the Offering, there has been no public market for the Common Shares of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Shares have been approved for listing on the Nasdaq National Market under the symbol "CCLR."



     THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                  IS A CRIMINAL OFFENSE.




================================================================================================================
                                                                               UNDERWRITING
                                                                              DISCOUNTS AND          PROCEEDS TO
                                                       PRICE TO PUBLIC        COMMISSIONS(1)          COMPANY(2)
- ----------------------------------------------------------------------------------------------------------------
  Per Share.........................................         $                    $                     $
- ----------------------------------------------------
  Total(3)..........................................         $                    $                     $
================================================================================================================



(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $720,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional Common Shares on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Company will be $      , $      and $      , respectively.
    See "Underwriting."

                            ------------------------

     The Common Shares offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New York on or about
               , 1996.

                            ------------------------

Vector Securities International, Inc.                      McDonald & Company
                                                            Securities, Inc.


            , 1996

                                      LOGO


                     COLLABORATIVE CLINICAL RESEARCH, INC.




                   (MAP depicting the United States, Canada and the United Kingdom and indicating the number of affiliated sites in a particular jurisdiction.)


                            ------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors."


                                  THE COMPANY


     Collaborative Clinical Research, Inc. ("Collaborative" or the "Company") manages a network comprised of over 400 affiliated clinical research sites ("Affiliated Sites") providing access to over 3,000 principal investigators in the United States, Canada and the United Kingdom. In addition, through its recent acquisition of an Affiliated Site, GFI Pharmaceutical Services, Inc. ("GFI"), the Company operates three research facilities, conducts Phase I through Phase IV clinical research and provides clinical reference laboratory and Institutional Review Board ("IRB") services. Since commencing operations in 1991, the Company has provided site selection and trial management services for 183 clinical trials in a variety of therapeutic areas involving over 10,000 patients and 79 sponsors (primarily pharmaceutical and biotechnology companies and, in selected cases, contract research organizations
("CROs") -- collectively, "Sponsors"). The Company provides these Sponsors with an innovative, time-efficient method of site selection and clinical trial management. The Company leverages its Affiliated Site network in order to provide rapid access to qualified investigators and patients. The Company believes that such access is key to enabling Sponsors to reduce the length of the product development process.



     The Company has Affiliated Sites in a number of health care delivery settings, including academic medical centers, community hospitals, outpatient treatment centers, for-profit research sites, managed care organizations, physician practice groups, regional research subnetworks and long-term care facilities. The Company markets the capabilities of all Affiliated Sites to Sponsors, thus reducing the inefficiencies associated with single-site marketing efforts. Affiliated Sites also are exposed to a number of interventional and non-interventional clinical research opportunities involving various therapeutic areas, thus increasing their likelihood of success in obtaining revenue from clinical research.



     Demand for the Company's services has been driven by the significant changes in the health care industry that have occurred in recent years. These changes have caused pharmaceutical companies to focus on ways in which to reduce development costs and improve profitability. For example, pharmaceutical companies are placing increased importance on developing innovative drugs which may generate greater market value. In addition, these companies are outsourcing many aspects of the drug development process in order to reduce fixed costs. Moreover, pharmaceutical companies are seeking ways in which to improve the efficiency of the clinical research process, thereby enhancing revenue by extending the period of the products' market exclusivity.



     The Company believes that its Affiliated Site network provides a clinical research model that is responsive to the health care industry's need to increase the speed with which new products are brought to market. The primary objective of the Company's Affiliated Site network is to improve the time-efficiency of the clinical research process. By accelerating the identification and qualification of research sites and clinical investigators, the Company provides Sponsors with the opportunity to begin clinical research sooner, thus potentially reducing the length of the new product development process.



     The Company also believes that its Affiliated Site network offers an attractive opportunity for health care institutions and providers. The growth of managed care, as well as efforts by the federal and state governments and insurers to contain increases in reimbursement rates, have imposed significant cost containment pressures on these institutions and providers. Such pressures have led institutions and providers to seek alternative sources of revenue. As clinical research activities have expanded beyond traditional academic settings, clinical research has become an increasingly attractive alternative revenue source. However, health care providers often face significant obstacles in initiating or expanding a clinical research program. Many non-traditional research sites do not have established research programs, and need to make investments in administrative staffing and marketing. Furthermore, institutions and providers that can offer only a single research site confront significant obstacles in marketing their services to Sponsors. In many situations, Sponsors will require multiple sites for a clinical trial, and it is inefficient for Sponsors to spend significant amounts of time learning about the capabilities of a single site. The Company markets the capabilities of its Affiliated Sites to Sponsors in order to assist individual research sites in realizing the full potential of clinical research as an additional source of revenue.



     The Company intends to expand its Affiliated Site network in the United States, Canada and the United Kingdom, and to enter other selected European markets. The Company believes its Affiliated Site network provides a unique platform for expanding its services beyond clinical research. The Company has entered into a joint venture with Pharmaceutical Marketing Services, Inc. ("PMSI") to develop and market health-economic data collection and analytical services. In order to increase the speed, efficiency and accuracy of clinical data collection within the Affiliated Site network, the Company has also entered into a letter of intent to form an alliance with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of IBM Corporation, to develop and implement a network-wide, on-site electronic data collection and management system. Additionally, the Company believes that selective acquisitions of research organizations will play an important role in the Company's efforts to become an integrated provider of research services. The Company plans to acquire controlling interests in research entities that have an established reputation and on-going business in the performance and management of clinical trials.



     The Company was incorporated in Ohio on July 17, 1991. Its principal executive offices are located at 20600 Chagrin Boulevard, Cleveland, Ohio 44122 and its telephone number is (216) 491-9930.



                                  RISK FACTORS



     Prospective investors should consider carefully the matters discussed under the caption "Risk Factors" prior to making any investment in the Company. Each of these risks could have adverse consequences to the Company. Among the more significant risks confronting the Company include those associated with its early stage of development (such as its limited operating history, lack of profitable operations, unproven business strategy, need to manage growth and improve systems and acquisition risks) and those associated with the nature of its business (such as its dependence on major customers, the possibility of termination of contracts, fluctuations in its quarterly results and the effect of the Company's expansion strategy on its core business). In addition, the success of the initiatives described above and elsewhere in this Prospectus depend in large part on certain assumptions made by the Company's management concerning trends in the clinical research market and the health care industry.

                                  THE OFFERING


Common Shares offered..............................  2,000,000 shares
Common Shares to be outstanding after the            4,917,058 shares(1)
  Offering.........................................
Use of proceeds....................................  To repay indebtedness incurred in connection with the acquisition of GFI
                                                     and borrowings under the Company's line
                                                     of credit, to provide working capital to
                                                     support the expansion of the Company's
                                                     business and to fund potential
                                                     acquisitions.
Nasdaq National Market symbol......................  CCLR



                      SUMMARY CONSOLIDATED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                      JULY 17,
                                        1991
                                    (INCEPTION)               YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                         TO        ----------------------------------------------   ----------------------------
                                    DECEMBER 31,                                        PRO FORMA                      PRO FORMA
                                        1991        1992     1993     1994     1995      1995(2)     1995     1996      1996(2)
                                    ------------   ------   ------   ------   -------   ---------   ------   -------   ---------
STATEMENT OF OPERATIONS DATA:
  Revenue..........................     $ 10       $  549   $1,423   $4,047   $10,453    $16,439    $1,920    $5,303     $5,819
  Gross profit.....................        9          270      448    1,139     1,962      4,152       469     1,290      1,437
  Operating expenses...............       57          520      804    1,445     2,832      5,008       653     1,192      1,418
  Income (loss) from operations....      (48)        (250)    (356)    (306)     (870)      (856)     (184)       98         19
  Net income (loss)................      (48)        (245)    (351)    (214)     (753)    (1,085)     (126)       56        (25)
  Net income (loss) per share(3)...                $(0.24)  $(0.25)  $(0.10)  $ (0.24)   $ (0.33)   $(0.04)   $ 0.02     $(0.01)
  Shares used in the
    computation(3).................                 1,039    1,388    2,163     3,083      3,249     3,087     3,077      3,243



                                                                                                              MARCH 31, 1996
                                                                                                         ------------------------
                                                                                                         ACTUAL    AS ADJUSTED(4)
                                                                                                         -------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................................   $   406      $ 19,857
  Working capital (deficit)...........................................................................    (3,672)       20,812
  Total assets........................................................................................    13,385        32,836
  Accumulated deficit.................................................................................    (1,555)       (1,555)
  Total shareholders' equity..........................................................................     3,389        27,873


- ---------------


(1) Excludes 478,075 Common Shares reserved for issuance upon the exercise of outstanding options.



(2) Gives effect to the acquisition of GFI as if such transaction had occurred as of January 1, 1995. See Pro Forma Consolidated Financial Data and Note 8 of Notes to Consolidated Financial Statements.



(3) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.



(4) As adjusted to give effect to the sale of 2,000,000 Common Shares by the Company hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom at an assumed initial public offering price of $12.00 per share. See "Use of Proceeds" and "Capitalization."


                            ------------------------



     Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data: (a) reflects the conversion of the Series A, Series B, and Series C Preferred Shares (the "Preferred Shares") into an aggregate of 2,182,353 Common Shares upon completion of the Offering;
(b) assumes the issuance of the number of Common Shares having a value of $2.0 million determined on the basis of the initial public offering price (166,667 Common Shares at an assumed initial public offering price of $12.00 per share) in connection with the acquisition of GFI; (c) reflects the declaration and issuance of additional Preferred Shares pursuant to Preferred Share dividends through May 31, 1996 and the conversion of such Preferred Shares into an aggregate of 18,780 Common Shares; (d) assumes the issuance of 136,000 Common Shares issuable upon exercise of certain outstanding warrants; and (e) assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.



     LIMITED OPERATING HISTORY; LACK OF PROFITABLE OPERATIONS. The Company commenced operations in 1991 and has a limited operating history upon which investors may evaluate its performance. The Company has recognized losses in each year since its inception. As of March 31, 1996, the Company had an accumulated deficit of $1.6 million. There can be no assurance that the Company will be profitable during future periods. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."



     FLUCTUATIONS IN QUARTERLY RESULTS. The Company is subject to significant fluctuations in quarterly results caused by many factors, including the Company's success in obtaining new contracts, the size and duration of the clinical trials in which the Company and members of its network of Affiliated Sites participate, the timing of Sponsor decisions to conduct new clinical trials or cancel or delay on-going trials and other factors. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Therefore, the Company's expense levels are based in part on its expectations as to future revenue and to a certain extent are fixed. There can be no assurance as to the Company's revenue in any given period, and it may be unable to adjust expenses in a timely manner to compensate for any unexpected revenue shortfall. As a result of the Company's relatively small revenue base, any significant shortfall in revenue recognized during a particular period could have an immediate adverse effect on its results of operations and financial condition. There can be no assurance that the Company will be able to accurately anticipate quarterly results. Volatility in the Company's quarterly results may adversely affect the market price of the Common Shares. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."



     RISKS ASSOCIATED WITH UNPROVEN BUSINESS STRATEGIES AND EARLY STAGE OF COMPANY'S DEVELOPMENT. The Company's efforts to establish a network of Affiliated Sites and market the network as a method of streamlining the process of selecting investigators and conducting clinical trials represent a significant departure from the traditional clinical research practices of Sponsors. The long-term viability of the Company's strategy remains unproven. There can be no assurance that the Company's strategy will continue to gain acceptance among Sponsors, research sites or investigators. The Company has expanded its Affiliate Site network to include 39 Canadian and 12 United Kingdom sites, but to date has not recognized any revenue from operations outside the United States. In addition, the Company's efforts to expand into the health care information services market are at an early stage, and there can be no assurance as to the Company's ability to expand into this area in a profitable manner. In that regard, the Company has undertaken a number of strategic initiatives intended to expand the scope of its services. All of these initiatives are based upon assumptions made by the Company concerning trends in the clinical research market and the health care industry. Any of these assumptions could prove to be incorrect, which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, and there can be no assurance that the Company will be successful in these efforts.



     POTENTIAL LOSS OF CONTRACTS. Although the Company's contracts with Sponsors provide that it is entitled to receive revenue earned through the date of termination, Sponsors generally are free to terminate a clinical trial or the Company's contract related thereto at any time. The length of a typical clinical trial contract varies from several months to several years. Sponsors may terminate clinical trials for several reasons, including unexpected results or adverse patient reactions to a potential product, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of a potential product or decisions by the Sponsor to de-emphasize or terminate a particular trial or development efforts with respect to a particular potential product. A Sponsor's decision to terminate a trial in which the Company participates could have a material adverse effect on the Company's business, results of operations and financial condition.



     DEPENDENCE ON MAJOR CUSTOMERS. The Company's primary customers are companies in the pharmaceutical industry. The Company's business is substantially dependent on the research and development expenditures of companies in this industry. During each of the three years in the period ended December 31, 1995, and the three months ended March 31, 1996, sales to companies in the pharmaceutical industry accounted for more than 78% of the Company's revenue. During 1994, 1995 and the three months ended March 31, 1996, sales to two units of Merck & Co., Inc. accounted for approximately 23%, 76% and 47%, respectively, of the Company's revenue. On a pro forma basis, after giving effect to the GFI acquisition, sales to this customer would have represented 49% of the Company's revenue during 1995 and 43% during the three months ended March 31, 1996. Other customers in the pharmaceutical industry have from time to time accounted for more than 10% of the Company's annual revenue, with sales to two additional pharmaceutical industry customers each accounting for more than 10% of revenue during 1994 and sales to four pharmaceutical industry customers each accounting for more than 10% of revenue during 1993. Sales to Merck & Co., Inc. and one additional customer accounted for more than 10% of revenue for the three months ended March 31, 1996. The extent to which the Company relies on sales to one customer varies from period to period, depending upon, among other things, its ability to generate new business from new and existing customers, the timing and size of clinical trials and other factors. In light of the Company's small revenue base, it is more dependent on major customers than many of the larger participants in the clinical research industry. The Company's operations could be materially and adversely affected by, among other things, any economic downturn in the pharmaceutical or biotechnology industries, any decrease in their research and development expenditures or a change in the regulatory environment in which these companies operate. See "Business -- Background" and "--Customers and Marketing."



     RISKS ASSOCIATED WITH ACQUISITIONS BY THE COMPANY. Selective acquisitions are anticipated to play an important role in the Company's efforts to become an integrated provider of research services. GFI is the Company's first acquisition. There can be no assurance that the Company will be able to successfully integrate and profitably manage GFI or that it will be able to identify, acquire, successfully integrate or profitably manage additional acquisitions without substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of their acquisition or that the GFI acquisition or possible future acquisitions will achieve and/or maintain revenue and profitability that justify the investment therein. Acquisitions also may involve a number of special risks, including adverse short-term effects on the Company's reported operating results, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of goodwill and acquired company intangible assets, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition.



     EFFECT OF EXPANSION STRATEGY ON THE COMPANY'S CORE BUSINESS. The Company's efforts to expand the range of its services expose it to significant risks. As the Company expands its ability to conduct clinical research through acquisitions and otherwise, circumstances will arise in which it will compete for research projects with its Affiliated Sites. There can be no assurance as to the impact of this competition on the Company's relationship with its current Affiliated Sites or on its ability to continue to expand the Affiliated Site network. The Company's inability to continue to expand its network of Affiliated Sites, or the withdrawal of a significant number of Affiliated Sites or those with expertise in certain therapeutic areas, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, because of the rapid access to clinical investigators provided by the Company's Affiliated Site network, CROs have from time to time engaged the

Company to assist them in the site selection process. During fiscal 1993, 1994, 1995 and the three months ended March 31, 1996, services provided to CROs represented approximately 7%, 10%, 6% and 7%, respectively, of the Company's total revenue. There is no assurance that CROs will continue to do business with the Company.



     MANAGEMENT OF GROWTH; NEED FOR IMPROVED SYSTEMS. The Company believes that the expansion of its business will continue to place a strain on its operational, human and financial resources. In order to manage such expansion, the Company must continue to improve its operating, administrative and information systems and accurately predict its future personnel and resource needs. In addition, expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. Failure by the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business, results of operations and financial condition.



     LIMITED OBLIGATIONS OF AFFILIATED SITES. The Company's network of Affiliated Sites is essential to its business. The Company enters into agreements with each Affiliated Site ("Affiliation Agreements"). The obligations of Affiliated Sites under the Affiliation Agreements are limited. Affiliated Sites have full discretion as to whether to participate in clinical research opportunities presented by the Company, are free to pursue research opportunities presented to them from sources other than the Company and may withdraw from the network at any time. See "Business -- The Affiliated Site Network."



     DEPENDENCE ON KEY PERSONNEL. As of March 31, 1996, the Company had a total of 216 employees, of whom eight had executive or managerial responsibilities. The Company's growth continues to place significant demands on its management resources. The success of the Company's business is substantially dependent on the services of its senior management team and the services of Dr. Jeffrey A. Green in particular. The Company has employment agreements with Dr. Green and all but one of its executive officers; however, the loss of Dr. Green's services or the services of other executive officers could have a material adverse effect on the Company. See "Management."



     GOVERNMENT REGULATION; POTENTIAL IMPACT OF HEALTH CARE REFORM. Demand for the Company's services is largely a function of the regulatory requirements associated with the approval of a new drug application imposed by the United States Food and Drug Administration ("FDA"). These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the demand for the Company's services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. None of the proposals have been adopted. The process by which the government will pursue additional or modified proposals for national health care reform and the precise nature of any such proposals is unclear at this time. Some of the proposals put forth to date incorporate price controls on drugs and limits on overall medical spending which may adversely affect expenditures by the pharmaceutical and biotechnology industries for research and development, which could have a material adverse effect on the Company's business, results of operations and financial condition. At present, it is impossible to predict the effect of any new legislation or changes in regulatory environment on the Company. See "Business -- Regulatory Matters."


     The failure of the Company to comply with applicable regulations could result in the termination of on-going research or the disqualification of data for submission to regulatory authorities. Further, the issuance of a notice or finding by the FDA to either the Company or its clients based upon a material violation by the Company of either Good Clinical Practices or Good Laboratory Practices could have a material adverse effect on the Company's business, results of operations and financial condition.



     COMPETITION. The clinical research industry is highly fragmented and is comprised of several large, full-service CROs and many small, limited service providers. The major competitors in the industry include the research departments of pharmaceutical companies, CROs and other research sites. Many of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance of the Company's ability to continue to compete effectively with these larger competitors. There can be no assurance that these larger competitors will not develop their own networks of Affiliated Sites, nor as to the effect of such competing networks on the Company's operations. The Company may also face competition from other networks of research sites in the recruitment of potential Affiliated Sites. As the Company continues to expand the range of its clinical research services, it will compete more directly with the core services provided by CROs. Many of these CROs are substantially larger and have more resources than the Company. There can be no assurance that the Company will be able to compete effectively with these larger companies in providing clinical research services. See "Business -- Competition."



     POTENTIAL LIABILITY FROM OPERATIONS. Clinical trials involve the testing of approved and experimental drugs on human beings. This testing carries with it a significant risk of liability for personal injury or death to participants resulting from an adverse reaction to, or improper administration of, the potential product. The Company participates with Sponsors in the selection process. The Company also contracts on behalf of its customers with physicians who render, and itself renders, professional services including administering the drugs being tested to participants in these trials. Consequently, the Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials and arising from professional malpractice of physicians with whom it has contracted and its own employees. Although the Company is generally indemnified by its clients for such liability, in order for such indemnification to be valid, the Company and its employees and agents must act within the bounds of specific procedural requirements governing the conduct of the clinical trial. Since the value of the Company's indemnification depends on the financial viability of the indemnifying party, there can be no assurance that the Company will be able to rely on such indemnification in each instance of potential liability. In addition, the acquisition of GFI has significantly increased the Company's involvement in the clinical research process. Although the Company's employees have been directly involved from time to time in rendering services to patients in clinical trials, the Company's role in the clinical trial process prior to the GFI acquisition primarily consisted of contracting with physicians who rendered professional services to trial participants. With the GFI acquisition, the Company's involvement in the patient treatment process is much more significant than in the past. Accordingly, the Company's risk of liability for malpractice has increased. If the Company was forced to undertake the defense of, or found financially responsible for, claims based upon the foregoing or related risks, there could be a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Potential Liability and Insurance."



     CONTROL BY PRINCIPAL SHAREHOLDERS. Upon completion of the Offering, the directors and executive officers of the Company and their affiliates collectively will own approximately 57% of the outstanding Common Shares of the Company. Exercise of stock options may increase such persons' percentage ownership of the outstanding Common Shares. As a result, these shareholders will be able to control the outcome of all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Capital Stock."



     MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company has identified specific uses for only $3.0 million of the net proceeds of the Offering. The balance of the net proceeds will be used to provide working capital to support the continuing expansion of the Company's business and to fund potential acquisitions. The Company has not yet identified the specific corporate purposes for which such proceeds will be used. The Company's management will retain complete discretion in the application of this portion of the net proceeds. Purchasers of Common Shares offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning management's intentions as to the specific working capital requirements and possible acquisitions to which the funds will be applied. There can be no assurance as to the timing of the application of such proceeds or that the application thereof will have a positive effect on the Company's future results of operations or financial condition. See "Use of Proceeds."



     ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Company's Common Shares, and there can be no assurance that an active trading market will develop or be sustained in the Common Shares. The initial public offering price of the Common Shares will be determined by negotiations between the Company and the Underwriters and may have no relationship to the price at which the Common Shares will trade after completion of the Offering. See "Underwriting." The stock market has from time to time experienced extreme price and volume fluctuations which have been unrelated to the operating performance of particular companies. The market price for the Common Shares may be highly volatile depending on various factors, including but not limited to the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving the Company, announcements by the Company or its competitors and general conditions in the clinical research industry.



     ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF OHIO LAW; ARTICLES OF INCORPORATION AND CODE OF REGULATIONS. Certain provisions of Ohio law and the Company's Articles of Incorporation and Code of Regulations could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. The Company's Articles of Incorporation also contain provisions requiring a supermajority vote by the shareholders to approve certain business combination transactions that have not received the approval of the Board of Directors. Applicable provisions of Ohio law also restrict the ability of the Company to engage in certain business combination transactions with owners of 10% or more of the outstanding Common Shares. Certain provisions of Ohio law and the Company's Articles of Incorporation allow the Company to issue preferred shares with rights senior to those of the Common Shares without any further vote or action by the shareholders. The issuance of preferred shares could decrease the amount of earnings and assets available for distribution to the holders of Common Shares or could adversely affect the rights and powers, including voting rights, of the holders of the Common Shares. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Shares. In addition, the Company is subject to the anti-takeover provisions of Section 1701.83 of the Ohio General Corporation Law, which require the prior approval of a majority of the disinterested shareholders for acquisitions of specified percentages of the outstanding Common Shares. The application of Section 1701.83 also could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Serial Preferred Shares," " -- Business Combinations" and " -- Certain Provisions of Ohio Law."



     DILUTION. The initial public offering price per share will be substantially higher than the pro forma book value per share of the Common Shares. Investors purchasing Common Shares in the Offering will experience immediate and substantial dilution. See "Dilution."



     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, of the 15,000,000 authorized Common Shares, 5,069,899 Common Shares will be issued and outstanding or reserved for issuance pursuant to the exercise of presently exercisable stock options. Of these 5,069,899 Common Shares, the 2,000,000 Common Shares purchased in the Offering by persons who are not "affiliates" of the Company will be freely tradeable without restriction under the Securities Act of 1933, as amended (the

"Securities Act"). The Company believes that 979,925 Common Shares may be sold pursuant to Rule 144 under the Securities Act ("Rule 144") in compliance with the resale volume limitations of Rule 144 beginning 90 days after the Offering. The Company believes that 2,089,974 Common Shares are considered "restricted securities" under the Securities Act and holders may not utilize Rule 144 until such shares have been held for at least two years or have been registered under the Securities Act. For a description of Rule 144, see "Shares Eligible for Future Sale."



     The 478,075 Common Shares reserved for issuance upon exercise of outstanding options will become eligible for resale under Rule 144 two years subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offering, the Company intends to file registration statements on Form S-8 with respect to the 478,075 Common Shares reserved for issuance upon exercise of outstanding options and the 208,667 Common Shares reserved for issuance pursuant to future option grants. Upon registration, such shares upon issuance would be freely tradeable by persons who are not "affiliates" of the Company. In addition, "affiliates" of the Company could sell such shares pursuant to Rule 144 under the Securities Act in compliance with the resale volume limitations of Rule 144.



     Certain shareholders of the Company who beneficially own, in the aggregate, 2,137,633 Common Shares have the right, subject to certain exceptions, to require the Company to register their Common Shares for resale under the Securities Act on up to two occasions on a long-form registration statement at the Company's expense, an unlimited number of occasions on a long-form registration statement at the shareholders' expense and an unlimited number of occasions on a short-form registration statement at the Company's expense. These shareholders also have a limited right to include their Common Shares in any registration statement filed by the Company with respect to an offering of its Common Shares (subject to certain exceptions).



     The Company, its current shareholders and certain holders of options, who beneficially own 3,041,530 Common Shares, have agreed that they will not, directly or indirectly, without the prior written consent of the Representatives, offer, sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any Common Shares, or any securities convertible into, or exchangeable or exercisable for, Common Shares for a period of 180 days after the date of this Prospectus.


     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued upon the exercise of the outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Shares. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the 2,000,000 Common Shares offered hereby at an assumed initial public offering price of $12.00 per share are estimated to be $21.6 million ($24.9 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.



     The Company intends to use approximately $2.0 million of the net proceeds to repay in full promissory notes issued to the former shareholders of GFI in connection with the acquisition (the "GFI Notes") and $1.0 million currently outstanding under the Company's line of credit. The GFI Notes bear interest at the prime rate plus 1% (9.25% as of April 30, 1996). Borrowings under the Company's line of credit bear interest at rates up to 1% above the bank's prime rate. Amounts outstanding under the line of credit currently bear interest at the bank's prime rate (8.25% as of April 30, 1996). The balance of the net proceeds will be used to provide working capital to support the continuing expansion of the Company's business and to fund potential acquisitions. The Company has not yet identified the specific corporate purposes for which such proceeds will be used. The Company's management will retain complete discretion in the application of this portion of the net proceeds. There can be no assurance as to the timing of the application of such proceeds or that the application thereof will have a positive effect on the Company's future results of operation or financial condition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." Although selective acquisitions of companies in the clinical research industry and clinical research sites are an important component of the Company's strategy, and the Company is currently in discussion with several such candidates, no material acquisition has become the subject of any definitive agreements or agreements in principle. Pending use of the proceeds as described above, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.



                                DIVIDEND POLICY



     The Company has never declared or paid cash dividends on its Common Shares. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any dividends in the foreseeable future. The Company's bank line of credit for $5,000,000, dated January 19, 1996, prohibits the payment of cash dividends. See Note 3 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION



     The following table sets forth the capitalization of the Company at March 31, 1996; and the adjusted capitalization of the Company at such date giving effect to (i) the conversion of the Preferred Shares into an aggregate of 2,182,353 Common Shares upon completion of the Offering; (ii) the issuance of the number of Common Shares having a value of $2.0 million determined on the basis of the initial public offering price (166,667 Common Shares at an assumed initial public offering price of $12.00 per share) in connection with the acquisition of GFI; (iii) the declaration and issuance of additional Preferred Shares pursuant to Preferred Share dividends through May 31, 1996 and the conversion of such Preferred Shares into an aggregate of 18,780 Common Shares;
(iv) the issuance of 136,000 Common Shares, issuable upon exercise of certain outstanding warrants; and (v) the sale of 2,000,000 Common Shares by the Company hereby and the receipt and application of the estimated net proceeds therefrom at an assumed initial public offering price of $12.00 per share. See "Use of Proceeds."



                                                                                     MARCH 31, 1996
                                                                                  ---------------------
                                                                                  ACTUAL    AS ADJUSTED
                                                                                  -------   -----------
                                                                                     (IN THOUSANDS)
Notes payable to bank...........................................................  $ 1,000     $    --
Notes and other acquisition payables to officers................................    4,000          --
                                                                                  -------   -----------
                                                                                    5,000          --
                                                                                  -------   -----------
Shareholders' equity:
  Serial Preferred Shares, without par value; 1,000,000 shares authorized; none
    issued......................................................................       --          --
  Series A, B, and C Convertible Preferred Shares: par value $0.001 per share;
    2,860,000 shares authorized; 2,182,353 shares issued and outstanding,
    actual; none issued and outstanding, as adjusted............................        2          --
  Additional paid-in capital....................................................    4,848          --
  Common Shares, without par value; 3,660,000 shares authorized; 15,000,000 shares authorized, as adjusted; 413,258 shares issued and outstanding,
    actual; 4,917,058 shares issued and outstanding, as adjusted(1).............       94      29,428
  Accumulated deficit...........................................................   (1,555)     (1,555)
                                                                                  -------   -----------
    Total shareholders' equity..................................................    3,389      27,873
                                                                                  -------   -----------
      Total capitalization......................................................  $ 8,389     $27,873
                                                                                  =======   ===========


- ---------------


(1) Excludes 478,075 Common Shares reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $1.93 per share.

                                    DILUTION



     The pro forma net tangible book value of the Company at March 31, 1996 was $519,000 or $0.18 per share. Pro forma net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by 2,917,058 Common Shares outstanding at March 31, 1996, assuming the issuance of Common Shares in connection with the acquisition of GFI, the declaration and issuance of Preferred Share dividends, the conversion of all outstanding Preferred Shares into Common Shares and the exercise of warrants to purchase Common Shares. After giving effect to the sale of the 2,000,000 Common Shares by the Company in the Offering and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $22.1 million or $4.50 per share. This represents an immediate increase in pro forma net tangible book value of $4.32 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.50 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:



Assumed initial public offering price per share...................              $12.00
     Pro forma net tangible book value per share at March 31,
      1996........................................................     $0.18
     Increase per share attributable to new investors.............      4.32
                                                                      ------
Pro forma net tangible book value per share after the Offering....                4.50
                                                                                ------
Dilution per share to new investors...............................              $ 7.50
                                                                                ======



     The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between existing shareholders and new investors with respect to the number of Common Shares purchased from the Company, the total consideration paid and the average price paid per share (at an assumed initial public offering price of $12.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                     SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                    -------------------     ---------------------       PRICE
                                     NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                    ---------   -------     -----------   -------     ---------
    Existing shareholders.........  2,917,058      59%      $ 7,826,892      25%       $  2.68
    New investors.................  2,000,000      41        24,000,000      75          12.00
                                    ---------   -------     -----------   -------
         Total....................  4,917,058     100%      $31,826,892     100%
                                     ========   =======      ==========   =======



     The foregoing computations exclude options to purchase 478,075 Common Shares at a weighted average exercise price of $1.93 per share. To the extent that such options are exercised, there will be further dilution to new investors. See "Management -- Director Compensation," "-- 1996 Outside Directors Stock Option Plan," "-- 1992 Stock Incentive Plan," "-- 1996 Key Employees and Consultants Stock Option Plan" and Note 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following table sets forth selected consolidated financial data of the Company, since its inception. The selected consolidated financial data at December 31, 1991 and for the period from inception to December 31, 1991, and at and for each of the four years in the period ended December 31, 1995, are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data for the three months ended March 31, 1995 and at and for the three months ended March 31, 1996 has been derived from unaudited consolidated financial statements, which include all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial information set forth. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and related Notes thereto and other financial information included elsewhere herein.



                                                                                                            THREE MONTHS
                                                                                                                ENDED
                                                   JULY 17, 1991          YEAR ENDED DECEMBER 31,             MARCH 31,
                                                  (INCEPTION) TO     ----------------------------------   -----------------
                                                 DECEMBER 31, 1991    1992     1993     1994     1995      1995       1996
                                                 -----------------   ------   ------   ------   -------   ------     ------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue......................................        $  10         $  549   $1,423   $4,047   $10,453   $1,920     $5,303
  Direct costs.................................            1            279      975    2,908     8,491    1,451      4,013
                                                         ---         ------   ------   ------   -------   ------     ------
  Gross profit.................................            9            270      448    1,139     1,962      469      1,290
  Selling, general and administrative
    expenses...................................           57            439      686    1,386     2,770      641      1,093
  Depreciation and amortization................           --             81      118       59        62       12         99
                                                         ---         ------   ------   ------   -------   ------     ------
  Income (loss) from operations................          (48)          (250)    (356)    (306)     (870)    (184)        98
  Other income (loss)..........................           --              5        5       92       117       58        (23)
                                                         ---         ------   ------   ------   -------   ------     ------
  Income (loss) before income taxes............          (48)          (245)    (351)    (214)     (753)    (126)        75
  Income tax expense...........................           --             --       --       --        --       --         19
                                                         ---         ------   ------   ------   -------   ------     ------
  Net income (loss)............................        $ (48)        $ (245)  $ (351)  $ (214)  $  (753)  $ (126)    $   56
                                                 =================   ======   ======   ======   =======   ======     ======
  Net income (loss) per share(1)...............                      $(0.24)  $(0.25)  $(0.10)  $ (0.24)  $(0.04)    $ 0.02
                                                                     ======   ======   ======   =======   ======     ======
  Shares used in the computation(1)............                       1,039    1,388    2,163     3,083    3,087      3,077



                                                                               DECEMBER 31,
                                                                  ---------------------------------------
                                                                  1991    1992    1993     1994     1995    MARCH 31, 1996
                                                                  -----   -----   -----   ------   ------   --------------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................  $  --   $ 446   $ 207   $4,105   $3,011      $    406
  Working capital (deficit).....................................    (48)    197     (82)   3,879    2,961        (3,672)
  Total assets..................................................     --     787     651    5,523    7,025        13,385
  Long-term liabilities.........................................     --      23      --       --       --            --
  Accumulated deficit...........................................    (48)   (293)   (644)    (858)  (1,611)       (1,555)
  Total shareholders' equity (deficit)..........................    (48)    354      30    4,004    3,323         3,389



- ---------------


(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.


GENERAL


     The Company provides clinical research services to Sponsors of clinical research (primarily pharmaceutical and biotechnology companies and, in selected cases, CROs) through its network of over 400 Affiliated Sites. Revenue is derived principally from the identification, placement and management of clinical trial programs and health-economic data evaluations within the Company's network of Affiliated Sites. During the fourth quarter of 1995, the Company expanded its services to include regulatory affairs, monitoring and data management for clinical trials. The Company continues to expand its Affiliated Site network in the United States and Canada and has begun to enter selected European markets including the recent addition of 12 Affiliated Sites in the United Kingdom.



     Effective January 31, 1996, the Company acquired GFI. This acquisition has been accounted for under the purchase method, and GFI's results have been consolidated with those of the Company for periods subsequent to the date of the acquisition. The purchase price for the GFI acquisition was $6.0 million, and included $2.0 million in cash, $2.0 million in notes payable and the number of Common Shares having a value equal to $2.0 million, determined on the basis of the initial public offering price (166,667 Common Shares at an assumed initial public offering price of $12.00 per share). After allocating the purchase price to the market value of the net assets acquired, the Company recorded approximately $5.8 million in goodwill in connection with the acquisition, which is being amortized using the straight-line method over a period of 20 years.



     The Company's clinical research service contracts generally have terms ranging from several months to several years. A portion of the contract fee is generally payable upon execution of the contract, with the balance payable in installments over the life of the contract. Revenue and related direct costs are recognized as specific contract terms are fulfilled under the percentage of completion method utilizing units of delivery. The Company's contracts are broken down into discrete units of deliverable services for which a fixed fee for each unit is established. Pass-through costs that are paid directly by the Company's Sponsors, and for which the Company does not bear the risk of economic loss, are excluded from revenue. These costs can include investigator meeting fees, IRB fees and travel costs. The termination of a contract results in no material adjustments to revenue or direct costs previously recognized, and the Company is entitled to payment for all work performed through the date of notice of termination and all costs associated with termination of a study.

RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of revenue and the percentage change in such items as compared to prior periods:



                                              PERCENTAGE OF REVENUE
                                  ---------------------------------------------           PERCENTAGE CHANGE
                                                                 THREE MONTHS       -----------------------------
                                                                     ENDED                                THREE
                                   YEAR ENDED DECEMBER 31,         MARCH 31,        1993       1994       MONTHS
                                  -------------------------     ---------------      TO         TO       1995 TO
                                  1993      1994      1995      1995      1996      1994       1995        1996
                                  -----     -----     -----     -----     -----     -----     ------     --------
Revenue.........................  100.0%    100.0%    100.0%    100.0%    100.0%    184.4%     158.3%      176.2%
Direct costs....................   68.5      71.9      81.2      75.6      75.7     198.3      192.0       176.5
Gross profit....................   31.5      28.1      18.8      24.4      24.3     154.1       72.3       175.2
Selling, general and
  administrative expenses.......   48.2      34.3      26.5      33.4      20.6     101.9       99.8        70.3
Depreciation and amortization...    8.3       1.4       0.6       0.6       1.9     (50.2)       4.9           *
Income (loss) from operations...  (25.0)     (7.6)     (8.3)     (9.6)      1.8      14.0     (184.0)      152.9
Other income (expense)..........    0.3       2.3       1.1       3.0      (0.4)      *         27.0      (139.3)
Income (loss) before income
  taxes.........................  (24.7)     (5.3)     (7.2)     (6.6)      1.4      39.0     (251.6)     (159.2)
Income tax expense..............     --        --        --        --      (0.3)       --         --           *
Net income (loss)...............  (24.7)     (5.3)     (7.2)     (6.6)      1.1      39.0     (251.6)      144.4


- ---------------

* Not meaningful.


Three Months Ended March 31, 1996 Compared with Three Months Ended March 31,
1995



     Revenue for the three months ended March 31, 1996 increased 176.2% to $5.3 million as compared to $1.9 million in the three months ended March 31, 1995. Of the $3.4 million increase, $1.0 million was due to the acquisition of GFI and $2.4 million was due to growth in the number and size of Collaborative's ongoing and new clinical trials. Approximately $700,000 of the $2.4 million increase was derived from an ongoing 300 site multi-year clinical research project that began in December 1994.



     Direct costs include compensation and related fringe benefits for non-administrative employees and other expenses directly related to contracts, which are generally subcontracted to the Affiliated Sites and other vendors, such as investigator payments. These costs increased by $2.5 million, or 176.5%, from $1.5 million to $4.0 million for the three months ended March 31, 1995 and 1996, respectively. Of the $2.5 million increase, $500,000 was due to the acquisition of GFI and $2.0 million was due to growth in number and size of Collaborative's ongoing and new clinical trials. Direct costs for Collaborative's ongoing and new clinical trials increased from 75.6% to 75.7% as a percentage of revenue for the three months ended March 31, 1995 and 1996, respectively. This reflects the continuing effects of the Company's decision during the first half of 1994 to reduce fees for certain services and to absorb certain administrative contract costs as a means to capture additional market share. Because the Company's contracts range from several months to several years, the effects of this pricing decision continued to have an impact on the results of operations for the three months ended March 31, 1996. During the second half of 1995, the Company began to implement changes in its pricing practices intended to increase prices for certain services and include charges for certain administrative contract costs that had previously been absorbed. GFI's operations have historically experienced lower direct costs as a percentage of revenue as GFI has been able to leverage fixed personnel and other direct costs. During the three months ended March 31, 1996, Collaborative's higher direct costs as a percentage of revenue were offset by GFI's lower direct costs. As a result, consolidated direct costs were approximately 76.0% of revenue for each of the three month periods ended March 31, 1995 and 1996.



     Selling, general and administrative expenses include all administrative personnel costs, business and Affiliated Site development costs, and all other expenses not directly chargeable to a specific contract. Selling, general and administrative costs for the three months ended March 31, 1996 increased

70.3% to $1.1 million as compared to $641,000 during the three months ended March 31, 1995. Of the $451,000 increase, $322,000 was due to the acquisition of GFI, and the remainder was due to the Company's internal growth. Selling, general and administrative expenses as a percentage of revenue decreased from 33.4% to 20.6% for the three months ended March 31, 1995 and 1996, respectively. The decrease in selling, general and administrative expenses as a percentage of revenue reflects improved absorption of fixed costs resulting from the increase in the Company's revenue.



     Depreciation and amortization expense increased from $12,000 in the three months ended March 31, 1995 to $99,000 during the three months ended March 31, 1996. Of the $87,000 increase, $28,000 resulted from the acquisition of GFI's assets, $48,000 resulted from the amortization of goodwill due to the GFI acquisition and $11,000 resulted from the Company's purchase of additional computer equipment and leasehold improvements during the period.



     Other income (expense) decreased $81,000 from $58,000 in the three months ended March 31, 1995 to ($23,000) in the three months ended March 31, 1996. This was the result of a $40,000 decrease in interest income caused by a reduction in cash and cash equivalents required for the GFI acquisition and a $36,000 increase in interest expense due to the issuance of notes payable to the former shareholders of GFI, and borrowings under the Company's line of credit. The Company also recorded a $4,500 loss as its share of Health Research Innovations, L.L.C. ("HRI's") loss for the three months ended March 31, 1996. HRI, formed through the Company's joint venture with PMSI, contracts with the Company to use its Affiliated Site network for the collection of outcomes assessment, health-economic and disease management data. For financial reporting purposes, the Company records its share of the net income or loss from HRI using the equity method. See "Business -- Business Strategy."



     The Company's effective tax rate for 1996 is estimated to be 25% of pre-tax income, after giving effect to net operating loss carryforwards ("NOLs") of $1.4 million for federal income tax purposes. This effective tax rate is reflected in the Company's Consolidated Statement of Operations and in the Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1996.



Year Ended December 31, 1995 Compared with Year Ended December 31, 1994


     Revenue increased by $6.4 million, or 158.3%, from $4.0 million in 1995. Approximately $5.6 million of the increase resulted from revenue derived from a 300-site multi-year clinical research project which began in December 1994. The balance of the increase reflects revenue derived from other new projects obtained through the Company's increased business development efforts.


     Direct costs increased by $5.6 million, or 192.0%, from $2.9 million in 1994 to $8.5 million in 1995. Direct costs increased as a percentage of revenue from 71.9% in 1994 to 81.2% in 1995. The increase in direct costs as a percentage of revenue reflects the continuing effects of the Company's decision during the first half of 1994 to reduce fees for certain services and to absorb certain administrative contract costs as a means of capturing additional market share. Because the Company's contracts range from several months to several years, the effects of the pricing decision in 1994 continued to have an impact on the results of operations for 1995. During the second half of 1995, the Company began to implement changes in its pricing practices intended to increase prices for certain services and include charges for certain administrative contract costs that had previously been absorbed.



     Selling, general and administrative expenses increased by $1.4 million, or 99.8%, to $2.8 million in 1995, but decreased as a percentage of revenue from 34.3% in 1994 to 26.5% in 1995. The majority of the increase in these expenses resulted from additions to personnel and increases in costs associated with business and Affiliated Site development. In 1995, legal expenses increased by $250,000 due to costs incurred in defense and settlement of certain employment litigation. The decrease in selling, general and administrative expenses as a percentage of revenue reflects improved absorption of fixed costs resulting from the increase in the Company's revenue.

     Depreciation and amortization expense increased by 4.9% from $59,000 in 1994 to $62,000 in 1995 as a result of purchases of additional computer equipment and leasehold improvements during the year.


     Other income (expense) increased from $92,000 in 1994 to $117,000 in 1995. This increase was caused by a higher level of interest income, offset by the Company's share of losses incurred by HRI for the six months ended December 31, 1995. The Company's share of HRI's loss during 1995 was $105,000.



     At December 31, 1995, the Company had cumulative NOLs of $1.4 million for federal income tax purposes. These NOLs expire in the years 2006 through 2010. The NOLs are sufficient to absorb GFI's 1995 pre-tax net income such that no income tax expense is reported in the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995.



Year Ended December 31, 1994 Compared with Year Ended December 31, 1993


     Revenue increased by $2.6 million, or 184.4%, from $1.4 million in 1993 to $4.0 million in 1994. This increase resulted primarily from an increase in the number and size of projects under contract. Of the increase, $320,000, or 22%, was the result of revenue earned through an alliance with a provider of home infusion therapy, under the terms of which the Company received fees for providing access to its network of Affiliated Sites.

     Direct costs increased by $1.9 million, or 198.3%, from $975,000 in 1993 to $2.9 million in 1994. Direct costs increased as a percentage of revenue from 68.5% in 1993 to 71.9% in 1994. The increase resulted from the Company's decision during the first half of 1994 to reduce fees for certain services and to absorb some administrative contract costs in order to capture market share.

     Selling, general and administrative expenses increased by $700,000, or 101.9%, from $690,000 in 1993 to $1.4 million in 1994, but decreased as a percentage of revenue from 48.2% in 1993 to 34.3% in 1994. The increase in selling, general and administrative expenses was the result of increased personnel, administrative, advertising and Affiliate Site development costs associated with the continued growth of the Company. The decrease in selling, general and administrative expenses as a percentage of revenue reflects improved absorption of fixed costs resulting from the increase in the Company's revenue.

     Depreciation and amortization decreased by 50.2%, falling to $59,000 in 1994 from $118,000 in 1993. This decrease resulted from a 75% decrease in amortization expense caused by start-up costs being fully amortized during the first quarter of 1994 and was partially offset by a 25% increase in depreciation expense, due to increased capital expenditures.

     Other income (expense) increased from $5,000 in 1993 to $92,000 in 1994. The increase resulted from increased interest income associated with the funding received in the Company's July 1994 financing. See "Certain Transactions -- Financing Arrangements."

QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly statement of operations data for the quarters indicated below:


                                                                                 QUARTER ENDED
                                                 ------------------------------------------------------------------------------
                                                 MAR-31   JUN-30   SEP-30   DEC-31   MAR-31   JUN-30   SEP-30   DEC-31   MAR-31
                                                  1994     1994     1994     1994     1995     1995     1995     1995     1996
                                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                                 (IN THOUSANDS)
Revenue........................................  $  742   $1,105   $  904   $1,296   $1,920   $2,116   $2,751   $3,666   $5,303
Direct costs...................................     453      839      658      958    1,451    1,758    2,292    2,990    4,013
                                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
Gross profit...................................     289      266      246      338      469      358      459      676    1,290
Selling, general and administrative expenses...     262      294      369      461      641      681      809      639    1,093
Depreciation and amortization..................      30        9        9       11       12       15       17       18       99
                                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
Income (loss) from operations..................      (3)     (37)    (132)    (134)    (184)    (338)    (367)      19       98
Other income (expense).........................      --       --       41       51       58       51       (8)      16      (23)
                                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
Income (loss) before income taxes..............      (3)     (37)     (91)     (83)    (126)    (287)    (375)      35       75
Income tax expense.............................      --       --       --       --       --       --       --       --       19
                                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
Net income (loss)..............................  $   (3)  $  (37)  $  (91)  $  (83)  $ (126)  $ (287)  $ (375)  $   35   $   56
                                                 ======   ======   ======   ======   ======   ======   ======   ======   ======


     The Company's quarterly results are subject to fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the Company's success in attracting new business, the size and duration of the clinical trials in which the Company and members of its network of Affiliated Sites participate, the timing of Sponsors' decisions to conduct new clinical trials or cancellation or delays of on-going trials, acquisitions and other factors, many of which are beyond the Company's control. See "Risk Factors -- Fluctuations in Quarterly Results."

SUMMARY OF GFI RESULTS


     GFI had contract revenue of approximately $6.0 million and net income of approximately $248,000 during 1995. Although GFI provides clinical trial management services, a majority of its revenue is derived from the performance of clinical research. Over the past two years, GFI's revenue has increased from $4.2 million to $6.0 million, while its gross margin percentage has increased from 33% to 37%. GFI's margin increase is due to the leveraging of fixed personnel costs through the performance of more clinical trials, as well as the performance of higher margin clinical monitoring work during 1995. GFI's operating expenses have increased as a percentage of revenue from 29% in 1993 to 32% in 1995 due to the expansion of its Phase I facilities and increases in administrative personnel. GFI's pre-tax net income has remained constant at approximately 4% of revenue for each of the three years ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES

     The Company commenced operations in 1991. Since that time, the Company's principal sources of cash have been cash flow from operations and approximately $5.0 million in proceeds from three private offerings of equity securities. The Company's most recent financing was completed in July 1994, and resulted in proceeds of approximately $4.2 million. See "Certain Transactions -- Financing Arrangements."


     Cash and cash equivalents decreased $751,000 during the three months ended March 31, 1996. This resulted from $230,000, $391,000, and $129,000 used in operating, investing and financing activities, respectively. Cash used in operating activities resulted primarily from cash used to fund working capital needs. Cash used by investing activities resulted from the approximately $2.0 million used for the purchase of GFI and $252,000 used to purchase property and equipment, offset by $1.9 million provided by the maturity of short-term investments. Net uses of cash for financing activities reflect borrowings of $1.0 million on the Company's line of credit, offset by $1.1 million used to repay and terminate GFI's line of credit on January 31, 1996 in connection with the GFI acquisition.



     Accounts receivable, net of allowance for doubtful accounts, increased from $2.9 million at December 31, 1995 to $5.0 million at March 31, 1996, due to revenue growth and the acquisition of GFI. The number of days outstanding in accounts receivable (net of unearned revenue) increased from 52 days at December 31, 1995 to 54 days at March 31, 1996. Deferred revenue increased from $559,000 at December 31, 1995 to $1.0 million at March 31, 1996. Fluctuations in deferred revenue are caused by the timing and amount of advance payments on contracts received from Sponsors.



     Cash and cash equivalents increased $40,000 during the year ended December 31, 1995, as a result of $893,000 provided by investing activities, offset by $853,000 used in operating activities. Cash provided by investing activities reflects the proceeds received at maturity of certain U.S. government securities held as investments. Cash used in operating activities during 1995 primarily reflects the funding of the operating loss and working capital requirements.



     Accounts receivable, net of allowance for doubtful accounts, increased from $1.2 million at December 31, 1994 to $2.9 million at December 31, 1995, due to revenue growth. The number of days outstanding in accounts receivable (net of unearned revenue) increased from 33 days at December 31, 1994 to 52 days at December 31, 1995. Deferred revenue decreased from $622,000 at December 31, 1994 to $559,000 at December 31, 1995. Fluctuations in deferred revenue are caused by the timing and amount of advance payments on contracts received from Sponsors. The Company's contracts with Sponsors generally require an advance payment at the time a contract is signed.



     GFI's primary sources of cash have been cash flows from operations and borrowings under its line of credit. To the extent that GFI's cash flows from operations are insufficient to support its cash needs, the Company will use its available cash resources to provide the funding required.



     Total expenditures by the Company for property and equipment were $50,000, $65,000, $242,000 and $250,000 in 1993, 1994, 1995, and for the three months ended March 31, 1996, respectively. Computer equipment and leasehold improvements account for a significant portion of the expenditures. GFI's property and equipment expenditures were $90,000, $157,000 and $279,000 for each of the three years ended December 31, 1993, 1994 and 1995, respectively. GFI's expenditures are generally for computer, medical and laboratory equipment. The Company's anticipated capital expenditures for the remainder of 1996 are $800,000 and include the purchase of laboratory equipment for GFI.



     The Company's principal cash needs on both a short and long-term basis are for the funding of its operations and capital expenditure requirements. In addition, the Company is required under the terms of its joint venture agreement with PMSI to fund 50% of HRI's operating requirements and capital expenditures. The Company expects to continue expanding its operations through internal growth, strategic acquisitions, joint ventures and alliances. The Company expects such activities will be funded from existing cash and cash equivalents, cash flow from operations, the net proceeds from the Offering and borrowings under its line of credit. A portion of the proceeds from the Offering will be used to repay approximately $2.0 million in indebtedness incurred in connection with the GFI acquisition (comprised of notes payable to the former shareholders of GFI) and $1.0 million currently outstanding under the Company's line of credit. As part of ISSC's planned technology development alliance with the Company, ISSC will fund the development of the on-site data collection system.



     The Company has a line of credit with a commercial bank providing a maximum credit facility of $5.0 million. Borrowings under the line of credit bear interest at rates up to 1% above the bank's prime rate. Amounts outstanding under the line of credit currently bear interest at the bank's prime rate (8.25% as of April 30, 1996). Amounts outstanding under the line of credit are collateralized by substantially all of the Company's assets and are payable on demand. At March 31, 1996, $1.0 million in borrowings were outstanding under the line of credit. The line of credit is subject to renewal at June 30, 1996.



     The Company believes that cash generated from operations, amounts available under its line of credit and the net proceeds of the Offering will be sufficient to fund its working capital and capital expenditure requirements for the foreseeable future. However, selective acquisitions of research organizations are anticipated to play an important role in the Company's efforts to become an integrated provider of research services. Although the Company does not have any definitive agreements or agreements in principle with respect to any potential acquisition, it is engaged in preliminary discussions with several potential acquisition candidates. To the extent that the Company is successful in its efforts to acquire additional research organizations, it may require additional capital. There can be no assurance as to the Company's ability to obtain additional financing.

INFLATION


     To date the Company believes the effects of inflation have not had a material adverse effect on its results of operations or financial condition. The Company's contracts fix the revenue and costs for each unit of service or work to be completed, thereby minimizing the impact of inflation on all ongoing contracts.

                                    BUSINESS
GENERAL


     The Company manages a network comprised of over 400 Affiliated Sites providing access to over 3,000 principal investigators in the United States, Canada and the United Kingdom. In addition, through its recent acquisition of GFI, the Company operates three research facilities, conducts Phase I through Phase IV clinical research and provides clinical reference laboratory and IRB services. Since commencing operations in 1991, the Company has provided site selection and trial management services for 183 clinical trials in a variety of therapeutic areas involving over 10,000 patients and 79 Sponsors. The Company provides these Sponsors with an innovative, time-efficient method of site selection and clinical trial management. The Company leverages its Affiliated Site network in order to provide rapid access to qualified investigators and patients. The Company believes that such access is key to enabling Sponsors to reduce the length of the product development process.



     The Company intends to expand its Affiliated Site network in the United States, Canada and the United Kingdom, and to enter other selected European markets. The Company believes its Affiliated Site network provides a unique platform for expanding its services beyond clinical research. The Company has entered into a joint venture with PMSI to develop and market health-economic data collection and analytical services. In order to increase the speed, efficiency and accuracy of clinical data collection within the Affilated Site network, the Company has also entered into a letter of intent to form an alliance with ISSC, a wholly-owned subsidiary of IBM Corporation, to develop and implement a network-wide, on-site electronic data collection and management system. Additionally, the Company believes that selective acquisitions of research organizations will play an important role in the Company's efforts to become an integrated provider of research services. The Company plans to acquire controlling interests in research entities that have an established reputation and on-going business in the performance and management of clinical trials.


BACKGROUND


     The pharmaceutical and health care provider industries are undergoing significant changes, including cost containment efforts that are exerting pressure on both the price and utilization of drugs and other medical products and services. These cost containment pressures have led pharmaceutical companies to place increased importance on developing innovative drugs and bringing them to market faster. At the same time, these pressures have led hospitals, physicians and other health care providers to seek alternative sources of revenue.



     Drug Development Industry Trends. Although new drug development has always been a lengthy and expensive process, in the past, pharmaceutical manufacturers generally were able to realize an attractive return on investment after a new drug received marketing approval from the FDA. In recent years, several factors have combined to make participants in the pharmaceutical industry increasingly cost conscious. During the 1990s, the number of drugs losing patent protection has accelerated, which has increased pressure on pharmaceutical companies to introduce innovative new drugs. Managed care companies are exerting pressure on the price and utilization of high-cost medicines and changing drug prescription and distribution patterns through techniques such as therapeutic substitution and the use of pharmacy benefit managers. This phenomenon has been most apparent in the context of multiple source drugs, which have been subjected to significant price erosion and a declining growth rate in the marketplace. As a result, participants in the pharmaceutical and biotechnology industries have increasingly focused product development expenditures on innovative drugs to treat chronic ailments or complex disease states.



     The development and approval process for new drugs is becoming increasingly complex. The size and complexity of the typical new drug application ("NDA") have grown significantly over the past decade, with the average NDA filing made during 1988 to 1992 consisting of more than 90,000 pages, as compared to the approximately 38,000 pages contained in filings made during 1977 to 1980. Concerns about the safety of previously approved drugs and the continuing growth in scientific, medical and pharmacological knowledge have combined to increase significantly the amount and sophistication of data required to be included in the NDA. As in the past, Sponsors can generally anticipate FDA approval if they are able to document a new drug's safety and short-term efficacy. However, as the number of FDA-approved drugs within a specific therapeutic category grows, there is increasing marketplace pressure on Sponsors developing similar therapeutic entities to demonstrate superior results or incremental benefits. This has led Sponsors to pursue not only direct pharmacological proof of effectiveness, but also evidence of long-term benefit, such as the reduction of mortality in a given disease state. These more complex trials generally take longer to accomplish, increasing the cost of the drug development process.

     While the development of many drugs has been affected by the increasingly stringent regulatory environment, the pharmaceutical industry's emphasis on the development of innovative drugs to treat chronic conditions or complex disease states has also significantly increased costs. Efforts to therapeutically impact the management of more chronic, complex or virulent diseases, such as Alzheimer's or AIDS, present significantly greater challenges to researchers than other more readily treatable ailments. The efficacy of drugs developed to treat these types of diseases is more difficult to demonstrate, even with large clinical trials. Thus, industry participants are confronted with the need to make higher expenditures in the drug development process and with the potential for longer development time frames in bringing innovative drugs to market. Enhanced speed and efficiency of the development process can positively affect the Sponsor's profitability.

     In order to reduce development costs and enhance revenue by extending the period during which the cost of proprietary new products can be recovered, industry participants have increasingly sought to reduce the fixed costs associated with drug development programs and enhance the efficiency of the drug development process. Outsourcing of many aspects of the drug development process in order to reduce the fixed component of these costs is a direct result of this effort. Another component, and one which the Company believes will become increasingly important, is the streamlining of the clinical research process in order to reduce not only the cost of product development, but also the length of time required to complete clinical trials and to receive FDA approval.


     In recent years, the demand for health care information services has grown significantly. The desire to contain health care costs has resulted in demand by many participants in the market for pharmacoeconomic, outcomes assessment and disease management data. Pharmacoeconomic data are used to assess the cost effectiveness of various alternatives in treating a specific disease. Pharmacoeconomic assessments take into account not only the purchase price of a particular drug, but also the other services necessary for its proper clinical use. Outcomes and disease management data are intended to enable better measurement of the health care system's approach to a given disease by assessing the costs incurred and the overall efficiency with which the disease is managed in relation to the treatment options available.



     Health care information is particularly valuable to the pharmaceutical industry in setting research and development priorities. Such data can provide important information concerning the potential market for a new compound, and, in light of the increasing attention by payors to the cost of new products, may assume increasing importance in the product development process. In addition, because managed care presents a very different health care delivery model than traditional environments, health care information concerning the performance of new compounds in the managed care environment will become more important in the future for pharmaceutical companies to gain access to managed care formularies.



     Health Care Provider Trends. Health care providers also have seen significant changes in the market for their services in recent years. The growth of managed care, as well as efforts by the government and insurers to contain increases in reimbursement rates, have imposed significant cost containment pressures on institutions and providers. This has led to a desire on the part of institutions and providers to seek new sources of revenue. As clinical research opportunities have expanded beyond academic settings into non-traditional research sites such as private practice groups, managed care organizations and for-profit research corporations, clinical research has become an increasingly important alternative revenue source to these institutions and providers. Revenue provided by clinical research usually exceeds the per diem rate paid by traditional third party payors and may be received more rapidly than payments from traditional sources. Clinical research also has the potential to transform a nonpaying, uninsured patient into a revenue-generating patient, via clinical trial enrollment. In addition, clinical research can serve as an important marketing tool by providing patients with the most advanced therapies available.



     While clinical research offers considerable benefits to health care providers, they often face significant obstacles in initiating or expanding a clinical research program. Many non-traditional sites do not have established research programs and need to make investments in administrative staffing and marketing in order to perform clinical research. An institution which can offer only a single research site confronts difficulty in marketing its services to Sponsors. In most situations, Sponsors will require multiple sites for a clinical trial, and it is inefficient for Sponsors to spend significant amounts of time learning about the capabilities of a single site. The cost of necessary investments and the difficulty in effectively marketing their services to Sponsors reduces the ability of many individual research sites to realize the full potential of clinical research as an additional source of revenue.


BUSINESS STRATEGY

     The Company's strategy is to capitalize on opportunities created by the needs of pharmaceutical companies and health care providers to respond effectively to cost containment trends. In implementing its strategy, the Company has identified the following areas of emphasis:


     Utilization of the Affiliated Site Network. The Company believes that its Affiliated Site network provides a clinical research model that is responsive to pharmaceutical companies' need to increase the speed with which new products are brought to market. The primary objective of the Company's Affiliated Site network is to improve the time-efficiency of the clinical research process. By reducing the time required for research site and investigator selection, the Company provides Sponsors with the opportunity to begin clinical research sooner and thereby reduce the length of the new drug approval process. The Affiliated Site network also increases the attractiveness of clinical research as an alternative source of revenue to health care providers. The Company markets the capabilities of all Affiliated Sites, thus reducing the inefficiencies associated with single-site marketing efforts. Affiliated Sites are provided with a number of clinical research opportunities involving a wide variety of therapeutic areas.



     Targeted Expansion of the Affiliated Site Network. Expanding the Affiliated Site network is a central component of the Company's strategy. In targeting potential additions to the Affiliated Site network, the Company focuses on those research sites that have areas of therapeutic expertise corresponding with Sponsors' drug development programs. The Company seeks out both experienced research sites and health care providers that historically have not participated in clinical research. Such providers include managed care companies and companies providing alternate site medical services, such as home and long-term care. The Company believes that the Affiliated Site network provides a research model that is adaptable to markets outside the United States. In response to the growing demand for research site capacity in foreign countries, the Company intends to expand the number of its Affiliated Sites in Canada and the United Kingdom and enter other selected European markets.


     Development of On-Site, Electronic Data Collection and Management System. Through a proposed technology development alliance with ISSC, a wholly-owned subsidiary of IBM, the Company plans to develop a network-wide on-site, electronic data collection and management system to enable it to improve the process of collecting clinical research and health care data. Currently, most clinical research data is gathered through physical monitoring visits to each individual research site. During these visits, each case report form ("CRF") is reviewed by the Sponsor or its representative. Monitoring visits may last several days, and numerous corrections to CRFs are frequently required before they are acceptable to the Sponsor. Since these visits are made only periodically, several weeks or even months of data must be reviewed during each monitoring visit. This results in a significant delay between the time of patient-investigator interaction and the time that data is transferred into the Sponsor's database. Delays in data transfer not only lengthen the trial, but can also raise significant quality control issues, since errors may not be detected until long after the interaction between the patient and the investigator.

     Sponsors of clinical research typically work intermittently with different research sites on each project and need to train different sites each time a new clinical trial is initiated. The Company typically works with its Affiliated Sites on a regular basis, and believes that this will enable Affiliated Site personnel to develop a familiarity with the electronic system over a period of time. In addition, proprietary systems developed by each Sponsor could result in research personnel needing to be trained in multiple systems. Space constraints at research sites also make it difficult for the research site to house multiple Sponsor systems.


     The Company believes that implementation of an effective on-site system will provide important benefits to Sponsors. For example, because an on-site data collection system will substantially increase the speed with which data is provided to Sponsors, it will permit corrections to erroneous information to be made much more quickly, thus improving quality control. Increasing the accuracy and timeliness of data collection and correction could enhance the time efficiency of clinical research and enable Sponsors to bring drugs to market faster. The Company believes that this approach to on-site data collection could provide a competitive advantage in the market place.



     Expansion of Clinical Research Services. The Company believes that expanding its range of clinical research services presents significant growth opportunities, and becoming a fully integrated provider of clinical research services is one component of its business strategy. The Company has expanded its range of clinical research services to include the performance of clinical research, protocol design, clinical reference laboratory services, IRB services and regulatory affairs services. The Company believes that its ability to provide protocol design services and conduct Phase I clinical research will provide it with access to Sponsors at an earlier stage in the clinical trial process and enable it to increase the number of clinical trials in which it participates. The Company also believes that earlier access to Sponsors of clinical research will provide opportunities for the Company to market regulatory affairs services to Sponsors.



     Acquisition Initiative. Selective acquisitions of research organizations are anticipated to play an important role in the Company's efforts to become an integrated provider of research services. The Company recently completed its first acquisition, and intends to seek potential acquisition candidates that, like GFI, enhance the Company's ability to perform clinical research or provide additional services. The Company's acquisition strategy is based on acquiring controlling interests in research entities that have an established reputation and on-going business in the performance and management of clinical trials.



     Development of Health Care Information Services Capabilities. The Company believes that its network of Affiliated Sites provides it with the ability to access pharmacoeconomic, outcomes assessment and disease management data in a cost-effective manner. Each Affiliated Site can access investigators and their patients to collect this information on a fee for service basis without any need for additional infrastructure. In order to capitalize on this capability, the Company has formed HRI, an entity that it owns equally with PMSI. Through HRI, the Company and PMSI market their health care data collection and analysis capabilities to the health care industry. HRI will offer custom studies, designed and owned by the Sponsors who will pay HRI for its data collection and reporting. HRI also offers protocols and collection tools of its own design, in order to develop a syndicated database that it anticipates marketing to the pharmaceutical industry, insurers and the federal government. The Company is HRI's exclusive subcontractor for the collection of this data and PMSI is its exclusive subcontractor for data analysis and study design.

     Each of the various strategic initiatives undertaken by the Company summarized above involves significant risks. In particular, the success of each initiative depends in large part on certain assumptions made by the Company's management concerning trends in the clinical research market and the pharmaceutical industry. There can be no assurance that any of these strategic initiatives will be successful or even that the Company's efforts to pursue these initiatives will not have a material adverse effect on its results of operations or financial condition. Moreover, there can be no assurance that the Company will be successful in its expansion and development initiatives. See "Risk Factors -- Unproven Business Strategies; Early Developmental Stage,"
"-- Risk of Acquisitions" and "-- Effect of Expansion Strategy on the Company's Core Business."


THE AFFILIATED SITE NETWORK


     Since commencing operations in 1991, the Company has developed a network of more than 400 Affiliated Sites and today provides Sponsors with rapid access to over 3,000 principal investigators in a wide variety of therapeutic areas. Affiliated Sites range from group practices with individual investigators to integrated health care delivery systems with hundreds of investigators, and include academic medical centers, community hospitals, outpatient treatment centers, research centers, managed care organizations and physician practice groups. Regardless of its size, each member of the network is considered a single "Affiliated Site." The Company's Affiliated Site network provides Sponsors with access to over 235 group and private practices, 73 community hospitals, 47 research centers, 36 academic medical centers and 10 group and staff model managed care organizations. Additionally, the network's principal investigator population includes investigators experienced in infectious disease and HIV/AIDS, orthopedics, cardiology, hematology/oncology and many other medical specialties. Each Affiliated Site is a party to an Affiliation Agreement with the Company, under the terms of which each Affiliated Site agrees not to pursue any opportunities for clinical research initially presented by the Company directly with the Sponsor of such clinical research program, and also agrees not to affiliate with another research network during the period of its affiliation with the Company and for a specified period thereafter. Members of the Affiliated Site network remain free to solicit and accept clinical research opportunities presented to them from sources other than the Company. At the request of Sponsors, the Company will also use research sites outside of its Affiliated Site network. Sponsors may request that the Company use research sites outside the Affiliated Site network in the case of large, multi-site trials or in order to include in the trial investigators of national standing in a particular therapeutic area or those with whom the Sponsor has worked in the past.


     At each Affiliated Site, the Company identifies a single contact person ("Clinical Liaison") through whom all communications regarding investigational opportunities are channeled. The Clinical Liaison facilitates the site selection process by increasing responsiveness to investigational opportunities and facilitates the timely completion of the IRB approval process for new research projects. In selecting a Clinical Liaison, the Company seeks to identify an employee of the Affiliated Site who understands the institution's decision making processes and is aware of the relative strengths and weaknesses of the institution's research program. Because the Clinical Liaison must have a working knowledge of the clinical research process, professionals currently serving in the Clinical Liaison role include nurses, physicians and pharmacists.


     The Company regularly updates its demographic database on each Affiliated Site including collecting information concerning areas of therapeutic specialization, research capabilities, prices for various medical services and demographic information concerning patient disease profiles. Information generated during this process is kept on-line at the Company's headquarters for use by the Company's operations and sales and marketing personnel in discussing clinical research opportunities with potential Sponsors. In addition, this database is updated each time the Company receives responses from its Affiliated Sites to a clinical research opportunity.


     In seeking additions to its network of Affiliated Sites, the Company targets research sites with expertise in therapeutic areas corresponding to Sponsors' drug development programs. The Company reviews information concerning compounds undergoing pre-clinical development and testing and other publicly available information concerning pharmaceutical research and development activities.


     The Company also targets research sites in a wide variety of health care delivery settings. In 1994, the Company began an initiative to increase the participation of managed care organizations in the network. Historically, managed care organizations have not been significant participants in the clinical research process. The Company believes that this is the result of several factors, including the widespread absence of research staffs and a reluctance on the part of these health care providers to enter into business relationships directly with pharmaceutical manufacturers. The Company believes that this reluctance reflects managed care organizations' concern that involvement in research funded by pharmaceutical manufacturers will result in pressure to include the compound under study in their formularies subsequent to its approval. However, as managed care continues to grow as a force in the health care industry, pharmaceutical manufacturers will increasingly need access to managed care organizations in order to conduct clinical trials. Since the Company began this initiative, 10 group and staff model managed care organizations with approximately four million covered lives have joined its network of Affiliated Sites.


SERVICES


     The Company's core business is the provision of site selection and management services for clinical trial programs. The Company also performs clinical research and provides clinical reference laboratory and IRB services. It has performed services in many therapeutic areas. The Company assists Sponsors in the identification and recruitment of investigators, initiation of sites, collection and interpretation of data and trial results and report preparation. Trials for which the Company has provided site selection and trial management services range in size from single site trials involving fewer than ten patients to a 300 site trial involving 3,000 patients. As of March 31, 1996, the Company was managing 126 clinical trials involving approximately 390 research sites (including 158 Affiliated Sites).



     Site Selection Services. The Company's site selection services consist of the identification and recruitment of research sites and investigators to participate in a clinical trial on behalf of a Sponsor. Certain site selection services, such as the preparation of a survey abstract to determine the potential interest of research sites in a particular trial, may be utilized by Sponsors prior to their determination to initiate a clinical trial. Typically, Sponsors and CROs recruit investigators and research sites for each new trial through mass mailings or individual telephone calls and solicit information from each proposed research site regarding patient volumes and research costs. That process is repeated with different investigators and research sites for each new trial and may take several weeks or even months to complete. In contrast, the Company rapidly identifies interested research sites and investigators by accessing its network of Affiliated Sites. When the Company is contacted about a specific study, an informational abstract concerning the study is promptly sent to each Affiliated Site's Clinical Liaison. Each Affiliated Site has one week in which to indicate its interest in participating in the trial. The Company consolidates and prioritizes the Affiliated Site and investigator information and submits that information to the Sponsor for evaluation. At the Sponsor's request, the Company will also draw on its database to provide patient volume, cost or demographic information concerning each interested Affiliated Site. As a result of the Company's on-going relationship with its Affiliated Sites and experience in contracting with them on prior projects, it is also able to present the Sponsor with a budget proposal for the trial at the time that interested Affiliated Sites are identified.


     Clinical Trial Management Services. The Company provides a variety of clinical trial management services, including pre-study and research site activation services, patient tracking services, data management services and project management. These include investigator meetings, coordination of the IRB approval process and other procedures that must be performed prior to enrollment of patients in a study, assistance in patient enrollment, on-going data collection services and adverse events reporting services. Each of the Company's Affiliated Sites provides it with timely information concerning patient enrollment, the status of each individual patient and the progression of the study. This information is assimilated by the Company and provided to Sponsors. In a typical research project, this information is gathered through monitoring visits or telephone calls to each individual research site. By standardizing this information, the Company makes the gathering of data more efficient and cost-effective.



     Clinical Research Facilities. The Company performs research directly and provides certain other clinical research services to its customers. Through its GFI subsidiary, the Company operates three research sites for conducting Phase II through Phase IV research (one facility also includes a 100-bed Phase I clinical research unit), a clinical reference laboratory and owns an independent IRB. Phase I clinical research is substantially more specialized and limited than other phases of the research process because hospital or clinic beds must be available for extended stays in a sequestered environment. The GFI facility provides the Company with the ability to substantially increase its historical participation in Phase I research. GFI also provides the Company with the capability to provide centralized analytical laboratory services, customized laboratory report design, specimen archival and management on behalf of a study Sponsor and IRB services in connection with clinical trials. The Company's GFI subsidiary has conducted 316 clinical trials, 135 of which were Phase I clinical trials, and has enrolled over 13,500 patients (including 36 clinical trials that were ongoing at GFI at the time of its acquisition by the Company).



     Drug Development and Consulting Services. As part of its continuing effort to expand the services that it provides, the Company has assembled a group of prominent, independent physicians and scientists in a wide variety of therapeutic specialties to assist Sponsors in developing clinical research programs. These physicians and scientists provide the Company with an opportunity to place a portion of the studies for which they provide protocol design services at Affiliated Sites. The Company believes that its ability to provide Phase I services will enable it to become involved with Sponsors earlier in the research process and will be of significant assistance in its efforts to market its protocol development services. The Company also believes that the earlier access to Sponsors of clinical research provided by GFI's Phase I capabilities provides opportunities to expand the Company's services. In order to capitalize on this opportunity, the Company has added personnel with clinical development capabilities, including data management/statistics and regulatory affairs. Regulatory affairs services include regulatory strategy design, document preparation, consultation and liaison with various regulatory agencies, including the FDA.


CUSTOMERS AND MARKETING


     The Company has provided its services to many of the leading pharmaceutical companies, biotechnology companies and CROs. The Company's business development strategy focuses on marketing the capabilities of its core Affiliated Site network combined with efforts to develop and market additional services often required by Sponsors. The Company believes that its key strength and major differentiating factor is its ability to provide rapid access to highly qualified clinical investigators across various therapeutic-disease areas in multiple health care delivery settings.



     The Company's business development staff consists of five people located in the Philadelphia metropolitan area and New England. All of the Company's business development staff have scientific or medical backgrounds. The Company employs a variety of promotional activities including journal advertisements, direct mail and participation at scientific and medical meetings to promote its services to the pharmaceutical industry.



     During each of the three years in the period ended December 31, 1995 and the three months ended March 31, 1996, sales to companies in the pharmaceutical industry accounted for more than 78% of the Company's revenue. During 1994, 1995 and the three months ended March 31, 1996, sales to two units of Merck & Co., Inc. accounted for approximately 23%, 76% and 47%, respectively, of the Company's revenue. On a pro forma basis, after giving effect to the GFI acquisition, sales to this customer would have represented 49% of the Company's revenue during 1995 and 43% during the three months ended March 31, 1996. Other customers in the pharmaceutical industry have from time to time accounted for more than 10% of the Company's annual revenue, with sales to two additional pharmaceutical industry customers each accounting for more than 10% of revenue during 1994 and sales to four pharmaceutical industry customers each accounting for more than 10% of revenue during 1993. Sales to Merck & Co., Inc. and one additional pharmaceutical industry customer accounted for more than 10% of revenue for the three months ended March 31, 1996. The extent to which the Company relies on sales to one customer varies from period to period, depending upon, among other things, its ability to generate new business from new and existing customers, the timing and size of clinical trials and other factors. As a result of increasing consolidation in the pharmaceutical industry and the relatively small number of major participants in the biotechnology industry, it is not unusual for CROs and others involved in the placement and administration of clinical trials to derive more than 10% of their revenue from a single customer. However, in light of the Company's small revenue base, it is more dependent on major customers than many of the larger participants in the clinical research industry. The Company's operations could be materially and adversely affected by, among other things, any economic downturn in the pharmaceutical or biotechnology industries, any decrease in their research and development expenditures or a change in the regulatory environment in which these companies operate.


CONTRACTING AND BACKLOG


     The Company's contracts provide a fixed price for each component, or service, which depends on such things as the number of research sites selected, patients enrolled and other services required by the Sponsor. Generally, the Company's contracts range in duration from several months to several years. Revenue is earned over the life of the contract as various services are performed under the percentage of completion method utilizing units of delivery. All costs associated with contract revenue are recognized as incurred. Contracts require a portion of the fee to be paid at the time the trial is initiated, with the balance payable over the life of the contract when pre-determined payment milestones are satisfied. The Company does not bear the risk of cost overruns.


     The Company's contracts generally may be terminated by the Sponsor with or without cause. In the event of termination, the Company is entitled to payment for all sums owed for work performed through the date of notice of termination and all costs associated with termination of the study. Clinical trials may be terminated for several reasons, including unexpected results or adverse patient reactions to the drug, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of the drug or decisions by the Sponsor to deemphasize or terminate a particular trial or development efforts on a particular drug. Depending on the size of the trial in question, a Sponsor's decision to terminate a trial in which the Company participates could have a materially adverse effect on the Company's backlog, future revenue and profitability.

     Backlog consists of anticipated revenue from letters of intent and signed contracts that have not been completed. Once work under a letter of intent or contract commences, revenue is recognized over the life of the contract. In certain cases, the Company will work on a project prior to finalizing a letter of intent or contract. Backlog excludes anticipated revenue for projects for which the Company has commenced work but for which a definitive letter of intent or contract has not been executed.


     The Company believes that its backlog as of any date is not necessarily a meaningful predictor of future results. Contracts included in backlog are subject to termination or delay at any time, as a result of a number of factors. There can be no assurance that the Company will be able to realize revenue included in backlog or as to the amount of backlog orders that may be filled within the current fiscal year. Delayed contracts remain in the Company's backlog pending determination of whether to continue, modify or cancel the contract. As of December 31, 1994 and 1995, the Company's backlog was $14.3 million and $21.8 million, respectively. On a pro forma basis, after giving effect to the acquisition of GFI, the Company's backlog on December 31, 1995 would have been $24.0 million. As of March 31, 1995 and 1996, the Company's backlog was $14.0 million and $21.8 million, respectively.

COMPETITION



     The clinical research industry is highly fragmented and comprised of several large, full-service CROs and many small, limited service providers. The major competitors in the industry include the research departments of pharmaceutical companies, CROs and other research sites. The Company competes in this market on the basis of its ability to provide rapid access to high-quality clinical investigators within its network of Affiliated Sites in a time-efficient manner and to provide its customers with a high level of service throughout the trial process. Many of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance of the Company's ability to continue to compete effectively with these larger competitors. The Company believes that its network of Affiliated Sites provides it with a significant competitive advantage in obtaining new business from Sponsors of clinical trials. To the extent the Company's approach to the selection and conduct of clinical trials continues to gain acceptance in the market, there can be no assurance that these larger competitors will not develop their own networks of research sites, nor as to the effect of such competing networks on the Company's operations. The Company may also face competition from other networks of research sites in the recruitment of potential Affiliated Sites.


     As the Company continues to expand the range of its clinical research services, it will compete more directly with the core services provided by CROs. Many of these CROs are substantially larger and have more resources than the Company. There can be no assurance that the Company will be able to compete effectively with these larger companies in providing clinical research services.


REGULATORY MATTERS



     Government Regulation. The clinical investigation of new pharmaceutical and biotechnology products is highly regulated. The purpose of these regulations is to assure that only those products proven to be safe and effective are made available to the public. The FDA has promulgated regulations and guidelines pertaining to applications to initiate trials of new compounds, approval and conduct of studies, report and record retention, informed consent, applications for approval of new compounds and post-marketing requirements. Under FDA regulations, companies providing clinical research services that assume the obligations of a drug Sponsor are required to comply with applicable FDA regulations and are subject to regulatory action for failure to comply with such regulations. The historical trend has been toward increased regulation by the FDA; however, recent initiatives have been undertaken by the FDA to streamline the agency's internal review processes.


     The services provided by the Company are ultimately subject to FDA regulation and, to the extent that the Company expands its services outside the United States, appropriate regulatory authorities in other countries. The level of regulation in other countries is generally less comprehensive than that present in the United States. Depending on the nature of services that it provides with respect to a particular research trial, the Company may be required to comply with FDA regulations governing such activities as selecting investigators, obtaining documentation from investigators, verifying that patient informed consent is obtained, monitoring the validity and accuracy of data, verifying drug accountability and instructing investigators to maintain records and reports. The Company must also maintain records for each study for specified periods for inspection by the study Sponsor and the FDA. If FDA audits indicate that the Company has failed to adequately comply with federal regulations and guidelines, it could have a material adverse effect on the Company. In addition, the failure of the Company to comply with applicable regulations could result in termination of on-going research or the disqualification of data, either of which could also have a material adverse effect on the Company's results of operations, financial condition and reputation.

     The Drug Development and Approval Process. All drugs proposed to be marketed in the United States must undergo an extensive development and approval process. Pre-clinical testing is the first stage in this process. During the pre-clinical stage, a new compound is tested in vitro and in animals over a one to three year period in order to obtain information concerning the basic biological activity and safety of the drug. If the results of pre-clinical studies are satisfactory, the Sponsor files an Investigational New Drug Application ("IND") with the FDA before beginning human testing. In order to receive IND status, the Sponsor must provide the FDA with manufacturing data, preclinical test results, information concerning the uses of the drug in other countries or in the United States for other purposes and a plan for conducting clinical trials. The design of each clinical trial, or its "protocol," is an essential component of the drug development effort. Each protocol must correctly anticipate the nature of the data and results that the FDA will require before approving the drug.

     In the absence of any comments from the FDA on the IND, a Sponsor may begin clinical trials on human subjects 30 days after the IND is filed. Clinical trials often represent the most expensive and time consuming part of the drug development process. The trial process usually starts on a small scale with trials intended to assess safety, and then expands to larger trials in order to test a compound's efficacy. There are four phases of clinical testing, with multiple trials generally conducted within each phase.


          Phase I testing typically consists of specialized studies designed to acquire safety and dosing information on a new compound. In these studies, the drug is tested on approximately 20 to 80 individuals and data is gathered concerning toxicity, absorption, metabolism and other pharmacological actions. Each individual study lasts from a period of days to several weeks, and the phase itself typically lasts from six months to one year.



          Phase II testing typically consists of studies in approximately 100 to 200 patients who suffer from the targeted disease or condition. Phase II trials focus on obtaining information on the drug's effectiveness and dose-response relationship. Because these trials gather early evidence of a compound's efficacy, their results are often pivotal to a Sponsor's decision concerning whether to proceed to larger trials. These trials typically last one to two years.



          Phase III testing typically consists of large, multicenter trials involving hundreds to thousands of patients. Phase III trials are intended to collect efficacy and safety information on a large scale. The collection of such data is most critical in Phase III, because the data developed during these trials will have a significant influence on the labeling aspects of the new drug. At least one Phase III trial performed within the United States is required of any compound before it will be approved by the FDA. These trials typically last two to three years.



          Phase IV studies are frequently required by the FDA as a condition to granting marketing approval. The FDA will often require Sponsors, after a drug is approved for marketing, to conduct additional clinical trials to monitor long-term risks and benefits, alternative dosage levels or evaluate safety and efficacy in targeted patient populations. These studies are usually less data intensive than those conducted in other phases of clinical research, but may involve hundreds to thousands of patients and can last for several years.


     After a new compound has successfully completed the first three phases of the clinical trial process, an NDA is submitted to the FDA. The NDA is a comprehensive filing that includes the results of all pre-clinical and clinical studies, with the majority of its clinical data derived from Phase II and Phase III trials. In addition, the NDA contains information about the drug's composition and the Sponsor's plans for producing, packaging and labeling the product. The FDA's review process for an NDA can take anywhere from a few months, for drugs related to life threatening conditions, to many years, with the average review lasting more than two and one-half years. Drugs that successfully complete this review may be marketed in the United States, subject to such conditions as the FDA may specify. As a result of increasing public pressure to allow new drugs to reach the market more quickly, the FDA has increased its reliance on Phase IV studies. In some instances, the FDA has granted conditional approval to potentially lifesaving drugs or those for previously untreatable conditions in order to permit marketing while Phase IV studies are conducted.

     The pre-clinical and clinical testing and approval processes for biotechnology products are substantially similar to those applicable to drugs, except that the results of clinical trials are submitted in the form of a Product License Application rather than an NDA. In many cases, medical device products are also subject to extensive pre-clinical and clinical testing requirements.



POTENTIAL LIABILITY AND INSURANCE



     Clinical trials involve the testing of approved and non-approved drugs on human beings. This testing carries with it a significant risk of liability for personal injury or death to participants resulting from an adverse reaction to, or improper administration of, the trial drug. Many of these participants are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in the trial. The Company participates with Sponsors in the site selection process, and contracts on behalf of its customers with physicians who render professional services, including administering the drugs being tested, to participants in these trials. Company personnel also render professional services to participants in trials. Consequently, the Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials and arising from professional malpractice of physicians with whom it has contracted and its own employees. To date, the Company has not received any claims resulting from either the testing of new drugs or professional malpractice.



     The acquisition of GFI has significantly increased the Company's involvement in the clinical research process. Although the Company's employees have been involved from time to time in the treatment of patients in clinical trials, the Company's role in the clinical trial process prior to the GFI acquisition consisted primarily of contracting with physicians who rendered professional services to trial participants. With the GFI acquisition, the Company's involvement in the patient treatment process is much more significant than in the past. Accordingly, the Company's risk of liability for malpractice has increased.



     The Company believes that risk of liability associated with clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards and the need to obtain informed consent. The FDA requires each human clinical trial to be reviewed and approved by the IRB at each research site. An IRB is an independent committee that includes medical and non-medical personnel and is obligated to protect the interests of patients enrolled in the trial. After the trial begins, the IRB monitors the protocol and the measures designed to protect patients, such as the requirement to obtain informed consent. In addition, regulations governing the conduct of clinical trials and the protection of human subjects place responsibility for proper study conduct and subject protection directly on the principal investigator at each location where a study is performed. Through its acquisition of GFI, the Company has assumed the duties and liabilities of a principal investigator. All principal investigators performing studies for GFI are required to carry their own malpractice insurance.



     In order to reduce its exposure to liability, the Company generally obtains indemnification from its clients and, in some cases, from investigators and Affiliated Sites contracted by the Company on behalf of its clients. The Company's agreements with its Affiliated Sites obligate it to pursue contracts solely with Sponsors that provide indemnification for adverse outcomes which may occur in an enrolled subject and that allow such indemnification rights to pass through to the Affiliated Sites and investigators. These indemnity rights do not protect the Company against certain of its own actions, such as those involving negligence or misconduct. Furthermore, these indemnities are contractual arrangements that are subject to negotiation with individual Sponsors, and the terms and scope of such indemnities vary from Sponsor to Sponsor and from trial to trial. In order for such indemnification to be valid, the Company and its employees and agents must act within the bounds of specific procedural requirements governing the conduct of the clinical trial. Since the value of the Company's indemnification depends on the financial viability of the indemnifying party, there can be no assurance that the Company will be able to rely on such indemnification in each instance of potential liability. The financial position of the Company could be materially adversely affected if the Company was forced to undertake the defense of, or found financially responsible for, claims based upon the foregoing or related risks.

     The Company currently maintains an errors and omissions professional liability insurance policy in amounts it believes to be sufficient. However, there can be no assurance that this coverage will be adequate, or that insurance coverage will continue to be available to the Company.


PATENTS AND TRADEMARKS



     The Company has registered a service mark incorporating the Collaborative Clinical Research logo and is in the process of registering the "DataTRAK" trademark. Through its GFI subsidiary, the Company has two registered servicemarks. The Company does not own any patents. The Company believes that its ability to attract and retain highly-skilled employees and manage the growth of its business are more important to its performance than any intellectual property rights that it has developed to date. However, it is possible that software and other intellectual property developed during the course of the Company's joint venture with PMSI and its proposed technology development alliance with ISSC, a wholly-owned subsidiary of IBM, may become important to its business in the future.



EMPLOYEES



     As of March 31, 1996, the Company had 216 full-time employees, of whom eight had executive or managerial responsibilities. None of the Company's employees are represented by a union. The Company considers relations with its employees to be good.



     The Company's growth continues to place significant demands on its management resources. The success of the Company's business is substantially dependent on the services of its senior management team, and the services of Dr. Jeffrey A. Green in particular. The Company has employment agreements with Dr. Green and all but one of its executive officers; however, the loss of Dr. Green's services or the services of its other executive officers could have a material adverse effect on the Company. To address these risks, the Company must, among other things, continue to attract, retain and motivate qualified personnel. While the Company has not experienced significant problems in attracting or retaining qualified personnel, there can be no assurance that the Company will be successful in addressing such risks.



PROPERTIES



     The Company presently maintains its executive offices in approximately 6,000 square feet of space in Cleveland, Ohio pursuant to a sublease with an unaffiliated third party. The sublease expires in November 1998. The Company leases approximately 2,700 square feet of office space in Mt. Laurel, New Jersey, which houses both its business development staff and the executive offices of HRI. The Company also leases 1,500 square feet of office space in Gaithersburg, Maryland for its regulatory affairs and data management operations. The Company's GFI subsidiary leases 32,000 square feet of office and medical space in Evansville, Indiana. This facility houses GFI's executive offices and a 100-bed in-patient Phase I research facility. GFI also leases 930 square feet of medical space in Milwaukee, Wisconsin, which is used to conduct clinical trials on an out-patient basis. With the exception of its GFI subsidiary's facilities, the Company considers its facilities to be sufficient for its current and anticipated operations. The Company may have to lease additional space to accommodate the Company's plans to expand GFI's operations and services.



LEGAL PROCEEDINGS



     From time to time, the Company is a party to various lawsuits arising in the ordinary course of business. The Company does not believe that the outcome of such litigation will have a material adverse effect on its results of operations or financial condition.



     On December 5, 1995, a former employee of the Company filed a charge against the Company with the Ohio Civil Rights Commission (the "OCRC") alleging that the employee's employment was terminated due to age. On March 13, 1996, the Company filed a statement of position denying the allegations in the charge. The OCRC is in the process of investigating this matter. The Company believes that the charge is without merit and does not believe that this matter will have a material adverse effect on the Company's business, results of operations or financial condition.



     In January 1996, a charge was filed with the OCRC alleging that the Company had failed to hire a job applicant on the basis of race. The Company believes that the charge was without merit, and on April 18, 1996, the OCRC advised the Company that the applicant's charge had been voluntarily withdrawn. The applicant has the right to file a private civil action against the Company with respect to this matter. To date, no such action has been filed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information concerning directors and executive officers of the Company:



              NAME                   AGE                            POSITION
- ---------------------------------    ----    ------------------------------------------------------
Dr. Jeffrey A. Green.............     40     President, Chief Executive Officer and Director
Debra S. Adamson.................     43     Vice President
Terry C. Black...................     38     Vice President of Finance, Chief Financial Officer,
                                               Treasurer and Assistant Secretary
Dr. Richard J. Kasmer............     38     Vice President of Clinical Operations and Secretary
Dr. Steven E. Linberg............     45     Vice President for Clinical Program Development
Nathan F. Messinger..............     41     Vice President of Business Development
Dr. William H. Stigelman, Jr.....     51     Vice President of Affiliated Site Relations
Dr. Mary L. Westrick.............     40     Vice President
Timothy G. Biro (1)..............     42     Director
Seth B. Harris (1)...............     56     Director
Alan Mendelson (2)...............     48     Director
Dr. Robert M. Stote (1)..........     56     Director
James A. Terwoord (2)............     49     Director
Dr. Alan G. Walton (2)...........     60     Director


- ------------------------


(1) Member of the Compensation Committee.



(2) Member of the Audit Committee.


     JEFFREY A. GREEN, PHARM.D., FCP, is the Company's founder and has served as its President and Chief Executive Officer since March 1992. From 1984 to 1992, Dr. Green served as an Assistant Professor of Medicine and Radiology at Case Western Reserve University, Cleveland, Ohio. During his tenure at Case Western Reserve University, Dr. Green established and directed the Cardiovascular Clinical Pharmacology Research Program at University Hospitals of Cleveland. In addition, Dr. Green was an established investigator in clinical cardiology and PET scanning, and was responsible for directing over 90 individual investigations during his tenure. Dr. Green has authored over 90 publications and has been an invited speaker at more than 125 national meetings. He was the recipient of the McKeen Cattell Distinguished Achievement Award from the American College of Clinical Pharmacology in 1988.


     DEBRA S. ADAMSON, M.S., is a founder of GFI and has served as GFI's Executive Director, Clinical Services since 1987. Ms. Adamson is responsible for directing clinical operations, which includes marketing, development of the Women's Health Care Center and daily research activities. Ms. Adamson is also a co-founder of the Ohio Valley IRB. Previously, Ms. Adamson served as Senior Scientist of United States Pharmaceutical Group Clinical Studies at Bristol-Myers Squibb where she was responsible for overall trial design and implementation for central nervous system compounds.



     TERRY C. BLACK has served as the Company's Vice President of Finance and Chief Financial Officer since June 1994 and has served as the Treasurer and Assistant Secretary since January 1996. Prior to joining the Company, Mr. Black served as Acting Chief Financial Officer and Analyst for Action Auto Rental, Inc., a Cleveland, Ohio based insurance replacement automobile rental company, from March 1992 to October 1992 and as its Chief Financial Officer from October 1992 to January 1994. Before joining Action Auto Rental, Mr. Black served in a variety of financial and accounting positions within the insurance replacement rental car industry, including Treasurer and co-founder of Network Car Rental, Inc. and Treasurer and Controller of Agency Rent-A-Car. In 1993, Action Auto Rental filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code and was subsequently liquidated.



     RICHARD J. KASMER, PHARM.D., J.D., has served as the Company's Vice President of Clinical Operations and Secretary since 1992. Dr. Kasmer is responsible for the management of all aspects of interventional and noninterventional clinical trials. In addition, Dr. Kasmer is actively involved in operational systems development, trial budgetary issues, contractual management and the integration of acquisitions or joint ventures into the Company's operations. Prior to joining the Company, Dr. Kasmer was employed by the VA Medical Center in Cleveland, Ohio for eight years and is an established investigator with over 15 years of experience in Phase I through Phase IV trials and has participated in over 80 individual investigations.


     STEVEN E. LINBERG, PH.D., has served as the Company's Vice President for Clinical Program Development since December 1995. Dr. Linberg is responsible for the strategic planning of drug and biologics development programs and applications for the introduction of investigational agents into humans. Dr. Linberg is also responsible for the filing of marketing applications with the U.S. Food and Drug Administration and the defense of such applications. In connection with these responsibilities, Dr. Linberg oversees the Company's internal divisions of Clinical Research, Regulatory Affairs and Data Management/Information Systems and Statistics. From 1992 to 1995, Dr. Linberg was the founder and President of Linberg Research, Inc. In 1992, Dr. Linberg was the Director of Clinical Research with Univax Biologics, Inc., and from 1986 to 1992, was the Director of Clinical Research for Boehringer Mannheim Pharmaceuticals.


     NATHAN F. MESSINGER has served as the Company's Vice President of Business Development since August 1993. Mr. Messinger is responsible for strategic and business development as well as marketing and sales programs. In addition, Mr. Messinger is responsible for the ongoing development of strategic alliances and joint ventures within the pharmaceutical, biotechnology and health-economics industries. From 1992 to 1993, Mr. Messinger served as Director, Business Development for the Caremark Division of Baxter Healthcare Corporation and has held senior marketing, strategic planning and general management positions with companies such as New Brunswick Scientific Company, The Langer Biomechanics Group and Dynatech Laboratories, Inc.



     WILLIAM H. STIGELMAN, JR., M.S., PHARM.D., has served as the Company's Vice President of Affiliated Site Relations since December 1992. Dr. Stigelman is responsible for worldwide Affiliated Site development, and the development and implementation of standard operating procedures and quality control procedures for the Affiliated Site network. Prior to joining the Company, Dr. Stigelman served in a variety of positions during his 23-year career in the United States Air Force. Dr. Stigelman served as director of pharmacy at three Air Force medical centers and as a director of a clinical research facility. As Chief of Clinical Investigations at the Air Force Surgeon General's Office, Dr. Stigelman directed an Air Force wide research program involving more than 1,000 protocols and annual budgets exceeding $8.0 million.


     MARY L. WESTRICK, PH.D., is a founder of GFI and has served as GFI's Executive Director, Administrative Services since 1987. Dr. Westrick is responsible for administrative operations, including contract negotiations, financial functions, analytical laboratory services and quality assurance. Dr. Westrick is also a co-founder of the Ohio Valley IRB. Previously, Dr. Westrick held the position of Research Scientist in the Department of Metabolism and Pharmacokinetics at Bristol-Myers Squibb. In that capacity, she was responsible for pre-clinical research and trial design and implementation of Phase I studies and Phase II and Phase III clinical support for central nervous system compounds.

     TIMOTHY G. BIRO has served as a Director of the Company since 1992. Mr. Biro is a general partner of Brantley Venture Partners II, L.P. ("Brantley") and Brantley Venture Partners III, L.P. Prior to joining Brantley Venture Partners in 1991, Mr. Biro was Superintendent of Pharmaceutical Manufacturing at Merck & Co., Inc. Mr. Biro has a B.S. Degree in Microbiology from Pennsylvania State University and in Pharmacy from Temple University and an MBA from The Wharton School of Business at the University of Pennsylvania. He is a Director of OXIS International, Inc., a developer of pharmaceuticals to treat diseases of oxidative stress, as well as several privately held companies.

     SETH B. HARRIS has served as a Director of the Company since 1992. Since 1993, Mr. Harris has been the Chairman of Freider the Source, a distributor of consumer products. Mr. Harris is the Retired Chairman of the Board and President of Harris Wholesale, Inc., a wholesale pharmaceutical distribution company. He is a Director of Bindley Western Industries, Inc., one of the largest distributors of pharmaceuticals in the United States.

     ALAN MENDELSON has served as a Director of the Company since 1994. Mr. Mendelson is a founding general partner of Axiom Venture Partners ("Axiom"), a $57.0 million Hartford-based fund which specializes in medical/health care and communications companies and which was formed in 1994. Prior to founding Axiom, Mr. Mendelson had a 24-year career at Aetna Life & Casualty in Hartford where, for the last ten years, he was responsible for building its $135.0 million venture portfolio. Mr. Mendelson also presently serves on the Board of Virus Research Institute and is also on the Advisory Boards of Connecticut Seed Ventures, Battery Ventures and Syncom II, venture funds with almost $200.0 million under management. Mr. Mendelson is a Phi Beta Kappa graduate of Trinity College (Hartford) and has a law degree from the University of Connecticut.


     ROBERT M. STOTE, M.D., has served as a Director of the Company since 1993. Dr. Stote has served as the Senior Vice President and Chief Science Officer and a Director of Bentley Pharmaceuticals, Inc., a pharmaceutical company, since 1992. Prior to that time, Dr. Stote was employed for 20 years by SmithKline Beecham Corporation, serving as Senior Vice President and Medical Director, Worldwide Medical Affairs, from 1989 to 1992 and Vice President - Clinical Pharmacology - Worldwide from 1987 to 1989. Dr. Stote was Chief of Nephrology at Presbyterian Medical Center in Philadelphia from 1972 to 1989 and served as Clinical Professor of Medicine at the University of Pennsylvania.


     JAMES A. TERWOORD has served as a Director of the Company since 1992. Mr. Terwoord has been the President and Chief Executive Officer of Hudson Business Forms, Inc., a manufacturer of business forms and distributor of computer supplies, since 1993. Mr. Terwoord served as Executive Vice President and Treasurer and as a Director of Action Auto Rental, Inc. from 1984 to 1992. In 1993, Action Auto Rental filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code and was subsequently liquidated.

     ALAN G. WALTON, PH.D., has served as a Director of the Company since 1994. Since 1987, Dr. Walton has served as a General Partner of Oxford Partners III, Limited Partnership and Oxford Partners III-A, Limited Partnership, the General Partners of Oxford Venture Fund III, Limited Partnership and Oxford Venture Fund III-A Limited Partnership. Since 1992, Dr. Walton has been a General Partner of OBP Management L.P., the General Partner of Oxford Bioscience Partners, L.P. and Oxford BioScience (Adjunct), L.P. Dr. Walton has also been a General Partner of OBP Management (Bermuda) Limited Partnership, the General Partner of Oxford BioScience Partners (Bermuda), Limited Partnership. Prior to joining Oxford, Dr. Walton was the President of University Genetics, Co., a publicly traded biotechnology company and, until 1981, was Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules at Case Western Reserve University. Dr. Walton is the author of numerous publications and serves as a Director of Human Genome Sciences, Inc.

TERMS OF DIRECTORS

     The number of Directors is currently fixed at seven. The Board of Directors is divided into three classes. The Directors serve staggered terms of three years, with the members of one class being elected in any year, as follows: (i) Messrs. Mendelson and Terwoord have been designated as Class I Directors and will serve until the 1997 annual meeting; (ii) Dr. Walton and Mr. Harris have been designated as Class II Directors and will serve until the 1998 annual meeting; and (iii) Mr. Biro, and Drs. Stote and Green have been designated as Class III Directors and will serve until the 1999 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee has the authority to administer the Company's stock option plans, including the selection of optionees and the timing of option grants; and review and monitor key employee compensation and benefits policies and administer the Company's management compensation plans.



     The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures.


DIRECTOR COMPENSATION


     Under the terms of the Company's 1994 Directors' Share Option Plan (the "1994 Directors' Plan"), members of the Board of Directors who have been designated to serve as such by one of the Investors (as defined) receive, in lieu of director fees, options to purchase Common Shares having a value equal to $1,000 per each meeting attended by the director ($500 for each meeting attended by telephone). Options awarded to directors designated by Oxford BioScience Partners or its various affiliates are to be awarded to an affiliate of Oxford specified by such director, presently Oxford Bioscience Management Partners. As of March 31, 1996, options to purchase an aggregate of 10,000 Common Shares have been awarded to directors of the Company pursuant to the 1994 Directors' Plan. The exercise prices of options awarded pursuant to the 1994 Directors' Plan range from $0.80 to $9.60 per share, and vest six months and one day from the date of grant. In the event of a change in control of the Company, the options granted under the 1994 Directors' Plan will vest upon the earlier to occur of
(i) such change in control or (ii) six months and one day from the date of grant. A change in control is defined as (i) a tender offer being made for the ownership of 25% or more of the outstanding voting securities of the Company,
(ii) the Company being merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation being owned in the aggregate by the former shareholders of the Company, (iii) the Company selling substantially all of its assets to another corporation which is not a wholly-owned subsidiary or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities Exchange Act of 1934 acquiring, other than by reason of inheritance, 25% or more of the outstanding voting securities of the Company. The Company does not intend to make any additional awards under the 1994 Directors' Plan subsequent to the Offering.



     Directors of the Company have also received awards of options under the Company's 1992 Stock Incentive Plan. Options to purchase an aggregate of 55,000 Common Shares have been awarded to non-employee directors of the Company under the terms of that plan, at an exercise price of $0.15 per share. Each director of the Company who is not a Named Executive Officer (listed in the Summary Compensation Table) has received options to purchase the following number of shares under that plan: Mr. Harris, 25,000 shares; Dr. Stote, 25,000 shares; and Mr. Terwoord, 5,000 shares. Information concerning option awards to directors who are also Named Executive Officers is set forth in the Fiscal Year-End Option Value Table appearing elsewhere herein. See "Management -- Executive Compensation" and "-- 1992 Stock Incentive Plan."



     Subsequent to this offering, except for stock options granted under the Company's 1996 Outside Directors Stock Option Plan, the Company does not intend to compensate directors for any meetings that they attend, but will reimburse them for reasonable expenses that are incurred in attending such meetings.


1996 OUTSIDE DIRECTORS STOCK OPTION PLAN


     In connection with this offering, the Company adopted the 1996 Outside Directors Stock Option Plan (the "Outside Directors Plan") providing for the granting of options to purchase up to 25,000 Common Shares to those directors who are not employees of the Company ("Eligible Directors"). The

Outside Directors Plan provides for the annual granting of options to purchase an aggregate of 1,500 Common Shares to each Eligible Director and is administered by the Compensation Committee. The option price for options granted under the Outside Directors Plan will be equal to the fair market value of a Common Share on the date of grant. Options granted under the Outside Directors Plan will be exercisable for a period of ten years from the date of grant but will not be exercisable during the first year of that period. Thereafter, the option may be exercised in full at any time or in part from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee was comprised of Messrs. Biro and Harris and Dr. Green. Dr. Green is the President and Chief Executive Officer of the Company. Dr. Green did not participate in the Committee's decisions concerning his compensation. During the last three fiscal years, the Company has engaged in various transactions with the members of its Compensation Committee or entities with which they are affiliated. The Company believes that these transactions have been on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Subsequent to the Offering, Dr. Green will be replaced by Dr. Stote on the Compensation Committee.



     Mr. Biro is a general partner of Brantley. On March 25, 1992, Brantley purchased 500,000 Series A Preferred Shares at a purchase price of $600,000. An aggregate of $30,000 of the purchase price for the Series A Preferred Shares was paid through the surrender of $30,000 in aggregate principal amount of a Promissory Note issued by the Company in exchange for a loan from Brantley on September 9, 1991, together with accrued interest thereon. On January 11, 1993, Mr. Harris purchased an aggregate of 16,667 Series B Preferred Shares of the Company at a purchase price of $25,000. On July 25, 1994, Brantley, Mr. Harris and Dr. Green participated with other investors in the purchase of Series C Preferred Shares from the Company. In that transaction, Brantley acquired 166,667 Series C Preferred Shares at an aggregate purchase price of $500,000, Mr. Harris acquired 25,000 Series C Preferred Shares at an aggregate purchase price of $75,000 and Dr. Green acquired 10,000 Series C Preferred Shares at an aggregate purchase price of $30,000. Brantley, Mr. Harris and Dr. Green, along with the Company and its other shareholders, are parties to a Second Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement"), under which they have been provided with certain rights by the Company. In addition, Brantley, Dr. Green and Mr. Harris, along with the Company's other shareholders, are parties to a Registration Agreement under which the Company has provided them with certain rights to have their shares registered under the Securities Act. See "Certain Transactions."


EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities for the Company for the year ended December 31, 1995, with respect to those persons who were (i) the Chief Executive Officer and (ii) the only other executive officer whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers") at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                         ANNUAL            -------------
                                                    COMPENSATION(1)         SECURITIES
                                                  --------------------      UNDERLYING
           NAME AND PRINCIPAL POSITION             SALARY       BONUS      OPTIONS/SARS(#)
    ------------------------------------------    --------     -------     -------------
    Dr. Jeffrey A. Green......................    $120,000     $    --         25,000(2)
    President and Chief Executive Officer
    Nathan F. Messinger.......................     100,000      72,397        101,000(3)
    Vice President of Business Development

- ---------------

(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.
(2) Dr. Green's options were granted on July 1, 1995, at an exercise price of $4.15 per share, 25% of which become exercisable on each of July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999.
(3) Mr. Messinger's options were granted as follows: (i) 20,000 on December 30, 1993, at an exercise price of $0.15 per share, 25% of which are exercisable on each of August 9, 1994, August 9, 1995, August 9, 1996 and August 9, 1997; (ii) 20,000 on April 1, 1994, at an exercise price of $0.15 per share, 25% of which are exercisable on each of April 1, 1995, April 1, 1996, April 1, 1997 and April 1, 1998; (iii) 50,000 on March 1, 1995, at an exercise price of $4.15 per share, 25% of which are exercisable on each of March 1, 1996, March 1, 1997, March 1, 1998 and March 1, 1999; (iv) 1,000 on July 1,
    1995, at an exercise price of $4.15 per share, which become fully exercisable on July 1, 1996; and (v) 10,000 on July 1, 1995, at an exercise price of $4.15 per share, 25% of which become exercisable on each of July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999.


OPTION GRANTS IN 1995

     Shown below is information relating to grants of stock options pursuant to the 1992 Stock Incentive Plan of the Company during the year ended December 31, 1995 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table above.


                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                               -----------------------------------------------------     VALUE AT ASSUMED
                                               % OF TOTAL                                 ANNUAL RATES OF
                                  NO. OF        OPTIONS                                     STOCK PRICE
                                SECURITIES     GRANTED TO                                APPRECIATION FOR
                                UNDERLYING     EMPLOYEES    EXERCISE OR                   OPTION TERM(3)
                                  OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION   ---------------------
            NAME               GRANTED(#)(1)    YEAR(2)       ($/SH)         DATE       5%($)        10%($)
- -----------------------------  -------------   ----------   -----------   ----------   --------     --------
Dr. Jeffrey A. Green.........      25,000(4)       13%         $4.15        7/2/05     $168,998     $269,101
Nathan F. Messinger..........      50,000(5)       26           4.15        3/2/05      337,996      538,202
                                   10,000(6)        5           4.15        7/2/05       67,599      107,640
                                    1,000(7)        1           4.15        7/2/05        6,760       10,764

- ---------------

(1) All options reflected in the table above were awarded at an exercise price equal to the fair market value of the Common Shares on the date of grant, as determined by the Board of Directors.
(2) Based on an aggregate of 190,000 options granted under the 1992 Stock Incentive Plan to employees of the Company, including the Named Executive Officers.
(3) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Shares. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the Securities and Exchange Commission, Potential Realizable Value is based upon the exercise price of the options, which is substantially less than the expected initial public offering price. Therefore, the Potential Realizable Values may be significantly understated.


(4) These options were granted on July 1, 1995, 25% of which are exercisable on each of July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999.



(5) These options were granted on March 1, 1995, 25% of which are exercisable on each of March 1, 1996, March 1, 1997, March 1, 1998 and March 1, 1999.



(6) These options were granted on July 1, 1995, 25% of which are exercisable on each of July 1, 1996, July 1, 1997, July 1, 1998 and July 1, 1999.



(7) These options were granted on July 1, 1995 and are fully exercisable on July 1, 1996.


1992 STOCK INCENTIVE PLAN


     Prior to this offering, the Company awarded stock options to certain directors, employees and consultants under the terms of its 1992 Stock Incentive Plan (the "1992 Plan"). Options to purchase an aggregate of 468,075 Common Shares are outstanding under the 1992 Plan at exercise prices ranging from $0.15 to $7.00 per share. The exercise prices of such options reflect the Board of Directors' determination of the fair market value of a Common Share on the date of grant. Options awarded under the plan vest in equal increments over a six month to five year period commencing on a date specified in each option agreement. Options awarded to employees of the Company under the plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options awarded to directors and consultants of the Company under the 1992 Plan are non-qualified options for federal income tax purposes. In the event of a change of control of the Company, the options granted under the 1992 Plan will become immediately exercisable in full. A change in control is defined as (i) a tender offer being made and consummated for the ownership of 75% or more of the outstanding voting securities of the Company, (ii) the Company being merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 25% of the outstanding voting securities of the surviving or resulting corporation being owned in the aggregate by the former shareholders of the Company, (iii) the Company selling substantially all of its assets to another corporation which is not a wholly owned subsidiary or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Exchange Act, acquiring, other than by reason of inheritance, 25% or more of the outstanding voting securities of the Company. The Company does not intend to make any additional option awards under the 1992 Plan subsequent to the Offering.


1996 KEY EMPLOYEES AND CONSULTANTS STOCK OPTION PLAN


     In connection with the Offering, the Board of Directors of the Company adopted the 1996 Key Employees and Consultants Stock Option Plan (the "1996 Plan"). The 1996 Plan is administered by the Compensation Committee of the Board of Directors, and provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees of the Company and other stock options which are non-qualified for federal income tax purposes to employees and consultants. The 1996 Plan provides for the granting of options to purchase an aggregate of up to 182,667 Common Shares. Incentive stock options are exercisable for up to ten years, at an option price of not less than the market price on the date the option is granted or at a price of not less than 110% of the market price in the case of an option granted to an individual who at the time of grant owns more than 10% of the Company's Common Shares. Nonqualified stock options may be issued at such exercise price and on such other terms and conditions as the Compensation Committee may determine. The Compensation Committee has broad discretion to determine that prescribed conditions (such as the completion of a period of employment with the Company following the grant of an option to an employee) be satisfied before an option becomes exercisable. Optionees may also be granted stock appreciation rights under which they may, in lieu of exercising an option, elect to receive cash or Common Shares, or a combination thereof, equal to the excess of the market price of the Common Shares over the option price.

FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows the number of Common Shares represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1995. None of the Named Executive Officers exercised any stock options during 1995.


                                   NUMBER OF SECURITIES
                                        UNDERLYING
                                  UNEXERCISED OPTIONS AT           VALUE OF UNEXERCISED
                                          FISCAL                   IN-THE-MONEY OPTIONS
                                        YEAR-END(#)             AT FISCAL YEAR-END($)(2)(3)
                                ---------------------------     ---------------------------
            NAME                EXERCISABLE(1)  UNEXERCISABLE   EXERCISABLE(1)  UNEXERCISABLE
- ----------------------------    -----------     -----------     -----------     -----------
Dr. Jeffrey A. Green........           --          25,000        $      --       $  71,250
Nathan F. Messinger.........       15,000          86,000          102,750       $ 345,100

- ---------------

(1) Includes options exercisable within 60 days after December 31, 1995.

(2) Options are in-the-money if the fair market value of the Common Shares exceeds the exercise price.

(3) Represents the total gain which would be realized if all in-the-money options beneficially held at December 31, 1995 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $7.00, the estimated fair market value per share of the Common Shares at December 31, 1995, as established by the Board of Directors. Had the fair market value per share equaled $12.00 per share (the mid-point of the estimated initial public offering price range), the value of the unexercised in-the-money options beneficially owned at December 31, 1995, exercisable and unexercisable, respectively, would have been: for Mr. Green: $0 exercisable; $196,250 unexercisable; for Mr. Messinger: $177,750 exercisable; $775,100 unexercisable.


EMPLOYMENT CONTRACTS

     The Company is a party to employment agreements with each of its executive officers except Dr. Linberg. The Company entered into employment agreements with Drs. Green, Stigelman, Kasmer and Mr. Black in 1994. Additionally, the Company proposes to enter into an employment agreement with Dr. Linberg. These employment agreements are substantially similar except with respect to each executive's compensation and provide for an initial term of four years. The agreements will automatically renew for successive one-year periods thereafter unless certain prior notice requirements are satisfied. Drs. Stigelman, Kasmer, and Mr. Black's agreements provide for an annual review of each employee's base salary by the Compensation Committee of the Board of Directors. Dr. Green's agreement provides that his base salary may be changed after the initial four-year term as determined by the Compensation Committee and as long as evidenced by a written memorandum executed by the parties. All agreements provide that bonuses may be paid to the employee at the discretion of the Compensation Committee. The agreements also provide each employee with the right to participate in all benefit plans made available to the Company's executives and/or employees. The employment agreements provide that the Company may terminate the employee with or without cause or upon his death or disability. Additionally, Dr. Green's employment agreement entitles him to terminate his employment for "good reason." For purposes of Dr. Green's agreement, "good reason" for such termination will exist if at any time, except in connection with the termination of the employee's employment in strict compliance with the terms of the agreement, the Board of Directors fails to elect the employee to his current positions with the Company or significantly diminishes his responsibilities, duties, power or authority. If Dr. Green terminates his employment with the Company for "good reason," he will be entitled to continue to receive his base salary for two years following the date of such termination. If the employment of Drs. Green, Stigelman, Kasmer or Mr. Black is terminated in connection with a sale of the Company, each will be entitled to continue to receive his base salary for one year following the date of such termination. If Dr. Green's employment with the Company is terminated without cause, he will be entitled to continue to receive his base salary for a period of two years subsequent to the date of termination. If Drs. Stigelman or Kasmer or Mr. Black's employment is terminated without cause, each will be entitled to continue to receive his base salary for the lesser of one year or through the expiration of the original term of the agreement. If Drs. Green, Stigelman, Kasmer or Mr. Black terminate their employment without "good reason" or are terminated by the

Company for "cause," then they will be entitled to receive their base salary through the date of termination. If they are terminated for cause prior to January 1, 1997, the Company will have the right to repurchase 25% of the Common Shares owned by them or which they have the right to acquire upon the exercise of options at a price equal to the fair market value of such shares determined in accordance with the provisions of the Second Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") to which all current shareholders are parties. To the extent that the Company does not exercise such right within a specified time period, certain other shareholders of the Company will have the right to acquire such shares on the same terms in accordance with the terms of such Shareholders' Agreement. For purposes of the agreements, "cause" is defined to mean a determination by the Board of Directors that the employee was engaged in (i) fraud, (ii) a breach of the material provisions of the employment agreement or (iii) a willful failure to perform his duties as required under the agreement.


     Mr. Messinger's agreement was entered into in 1993 and is similar to those entered into with Drs. Green, Stigelman, Kasmer, and Mr. Black. In the event that Mr. Messinger is terminated other than for cause, he will be entitled to continue to receive his salary and benefits for a period equal to the lesser of one year or through the expiration of the original four year term of the agreement. In the event that Mr. Messinger's employment is terminated in connection with the sale of the Company, he will be entitled to receive a lump-sum payment equal to two months base salary for each full year of service. Upon termination of Mr. Messinger's employment prior to August 10, 1998, the Company will have an option to repurchase a specified percentage of the Common Shares that he owns or has the right to acquire. Initially, all Common Shares owned by Mr. Messinger or which he had the right to acquire were subject to such repurchase option. The number of Common Shares subject to repurchase decreases by 20% per annum. Any repurchase of Common Shares under the terms of the agreement will be made at a price equal to the fair market value of such shares determined in accordance with the provisions of the Shareholders' Agreement. To the extent that the Company does not exercise such right within a specified time period, certain other shareholders of the Company will have the right to acquire such shares on the same terms in accordance with the terms of such Shareholders' Agreement.


     The Company also entered into employment agreements with Ms. Adamson and Dr. Westrick on February 1, 1996. These employment agreements are similar to Dr. Green's employment agreement except that they: (i) provide for an initial term of five years; (ii) provide Ms. Adamson and Dr. Westrick with the right to participate in all of GFI's benefit plans if they are not revised to be consistent with the Company's benefit plans; (iii) provide the Company with the right to terminate Ms. Adamson or Dr. Westrick for "sufficient reason" and they have the right to their base salary for one year following the date of such termination; (iv) provide that if Ms. Adamson or Dr. Westrick terminate their employment for "good reason," they will be entitled to receive their base salary for one year following the date of such termination; and (v) provide that if the Company terminates Ms. Adamson or Dr. Westrick without "cause" or "sufficient reason," they are entitled to receive their base salary for two years following the date of such termination. For purposes of the agreements, "sufficient reason" for such termination will mean the good faith determination of the Chief Executive Officer of the Company that Ms. Adamson or Dr. Westrick failed (i) to adequately perform her duties, (ii) to exercise and employ a level of judgment and skill in the management of the Company and the supervision of its employees commensurate with her position and comparable to other executives of similar companies or (iii) to achieve the business objectives established from time to time by the Chief Executive Officer and the employee. Additionally, the Company has agreed to use its best efforts to cause either Ms. Adamson or Dr. Westrick to be elected to the Company's Board of Directors.


     Dr. Linberg's employment agreement will provide for an initial term of four years and will provide that his base salary will be reviewed by the Compensation Committee on an annual basis. Dr. Linberg will be entitled to receive a one time bonus in the amount of $200,000, payable on or before December 31, 1996, and will also be entitled to receive a bonus payable prior to February 15, 1997 in an amount equal to two times the 1996 net income earned by the Company on business developed by Dr. Linberg exclusively through his own efforts. Dr. Linberg's employment agreement will also provide for the payment of annual bonuses of $28,500 on November 20 of each year during the term of his agreement, beginning in 1996. This bonus will only be payable if Dr. Linberg is employed by the Company at the time the bonus becomes payable with respect to any particular year. If Dr. Linberg's employment with the Company is terminated for cause prior to January 1, 1999, the Company will have the right to repurchase specified percentages of the Common Shares owned by him or which he has the right to acquire. Initially, 50% of such Common Shares will be subject to this repurchase option. That percentage will decline to 25% on January 1, 1998, and the Company's repurchase option will terminate on January 1, 1999. Any repurchase of Common Shares under the terms of the agreement will be made at a price equal to the fair market value of such shares determined in accordance with the terms of the Shareholders' Agreement. If the Company does not exercise such right within a specified time period, certain other shareholders of the Company will have the right to acquire such shares on the same terms in accordance with the terms of such Shareholders' Agreement. If Dr. Linberg's employment with the Company is terminated without cause or in connection with a sale of the Company, he will be entitled to continue to receive his base salary for one year following the date of termination. In addition, if Dr. Linberg's responsibilities, duties, powers or authorities are significantly diminished subsequent to a sale of the Company, he will be entitled to voluntarily terminate his employment and receive either a lump sum payment equal to one year's salary or, at his option, a release from the non-competition provisions of the agreement.


                              CERTAIN TRANSACTIONS

     In connection with its various financing transactions, the Company has entered into certain agreements with each of its investors. Since these arrangements were the result of arm's length negotiation among the Company and its investors prior to their acquisition of an interest in the Company, the Company believes that they are on terms no less favorable to it than could have been obtained from unaffiliated third parties. Relationships between the Company and those investors who are affiliated with members of the Compensation Committee of the Board of Directors are described under the caption "Management
- -- Compensation Committee Interlocks and Insider Participation."

     Financing Arrangements. The Company has engaged in three rounds of venture capital financing. On March 25, 1992, Brantley purchased 500,000 Series A Preferred Shares for an aggregate purchase price of $600,000. An aggregate of $30,000 of the purchase price for the Series A Preferred Shares was paid through the surrender of $30,000 in aggregate principal amount of a Promissory Note issued by the Company in exchange for a loan from Brantley on September 9, 1991, together with accrued interest thereon. On November 12, 1992, Mr. Terwoord purchased an aggregate of 50,000 Series B Preferred Shares at an aggregate purchase price of $75,000. On January 11, 1993, Mr. Harris purchased an aggregate of 16,667 Series B Preferred Shares at a purchase price $25,000. On July 15, 1994, each of Oxford BioScience Partners, L.P., Oxford BioScience Partners (Bermuda), L.P., Oxford BioScience Partners (Adjunct), L.P., Axiom, Brantley, Drs. Green, Kasmer, Stigelman, Stote and Messrs. Harris and Terwoord, together with one additional investor affiliated with Axiom, purchased an aggregate of 1,412,367 Series C Preferred Shares at an aggregate purchase price of $4,237,101.


     Shareholders' Agreement. In connection with each of the foregoing transactions, the Company entered into a shareholders' agreement with its shareholders. This agreement was modified in connection with subsequent financings. On July 25, 1994, the Company entered into a Second Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement"), which governs certain aspects of the relationship among the Company and its current shareholders. In the Shareholders' Agreement, each party has agreed to vote all shares over which that party exercises control to elect as directors of the
Company: (i) one representative designated by each of Brantley, Oxford and Axiom (collectively, the "Investors") to serve as directors of the Company; (ii) Dr. Green; (iii) two representatives designated by Dr. Green, one of whom is required to have experience in the pharmaceutical industry and both of whom are subject to the approval of the Investors; and (iv) one additional representative designated jointly by Dr. Green and the Investors. Pursuant to these arrangements, Brantley designated Mr. Biro to serve as a director, Oxford designated Dr. Walton, Axiom designated Mr. Mendel-son, Dr. Green designated Mr. Harris and Dr. Stote, and Dr. Green and the Investors designated Mr. Terwoord. The Shareholders' Agreement also provides for the establishment of and membership on Board committees, the removal and replacement of any director designated by a party to the Shareholders' Agreement, and the termination of each Investor's right to designate a director. The Shareholders' Agreement also provides the Company with a right of first refusal in the event of any proposed transfer of shares by a party to the Shareholders' Agreement. To the extent that such right is not exercised by the Company, each shareholder has the right to purchase his or its pro rata share of such shares. Each shareholder is prohibited from transferring any shares to any competitor of the Company, and each individual shareholder is prohibited, so long as the Investors continue to own any shares, from transferring shares if thereafter he would own less than two-thirds of the shares owned by him immediately prior to such transfer. In addition, each of the Investors has a right to participate in any proposed transfer of any shares by any other party to the Shareholders' Agreement (other than certain transfers to family members or affiliates of such shareholder). Upon the death, disability or insolvency of a shareholder, the Company will have the right to repurchase the shares held by such shareholder at the fair market value thereof, determined in accordance with the Shareholders' Agreement (other than shares that would be transferred to certain members of an individual shareholder's family in the event of the shareholder's death or disability). To the extent that such right is not exercised by the Company, each shareholder has the right to purchase his or its pro rata share of such shares. Subject to certain exceptions, if the Company determines to issue any additional equity securities, the Shareholders' Agreement provides each shareholder with the right to purchase, on the most favorable terms to be offered to any third party, an amount of equity securities sufficient to permit that shareholder to maintain his or its current percentage ownership of the Company's equity securities on a fully diluted basis. If the Company determines to raise additional capital through the issuance of additional debt, the Shareholders' Agreement provides that the Company must offer to the Investors the right to provide or cause to be provided such financing.



     The Shareholders' Agreement will terminate upon the consummation of the Offering.



     Registration Rights. The Company is a party to a registration rights agreement with each of its existing shareholders, as well as PMSI, its joint venture partner in HRI. Under the terms of this agreement, the holders of an aggregate of 2,137,633 Common Shares acquired upon conversion of Series A and Series C Preferred Shares (the "Registrable Shares") have the right to demand, no more than once every six months, registration of Common Shares having a market value of at least $5,000,000 (in the case of a registration on Form S-1) or $1,000,000 (in the case of a registration on Form S-2 or S-3) their Registrable Shares under the Securities Act. Such demand right may be exercised by the holders of 40% of the Registrable Shares. The holders of Registrable Shares may exercise their right to demand registration of the Registrable Shares on Form S-1 up to two times at the Company's expense, and may demand registrations on Form S-2 or S-3 an unlimited number of times at the Company's expense. Although the holders of Registrable Shares have the right to demand additional registrations on Form S-1, they will be required to pay their share of the expenses associated with such registration. The agreement also provides the holders of an aggregate of 782,592 Common Shares (including Common Shares issued upon the exercise of the Warrants issued to PMSI and the Common Shares issued in connection with the acquisition of GFI) (the "Related Shares"), with the limited right to participate, at their own expense, in a registration statement demanded by the holders of Registrable Shares. In addition, under certain conditions, the holders of Registered Shares and Related Shares have the limited right to include some or all of such shares in any registration statement filed by the Company with respect to the sale of its Common Shares.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Shares on a fully diluted basis as of March 31, 1996, and as adjusted to reflect the sale of the 2,000,000 Common Shares offered hereby (assuming no exercise of the Underwriters' over-allotment option), by (i) each director, (ii) each Named Executive Officer, (iii) all directors and executive officers as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Common Shares on a fully diluted basis. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 1050, Cleveland, Ohio 44122.


                                                                                     PERCENT BENEFICIALLY
                                                                 NUMBER OF                 OWNED(1)
                                                                   SHARES            ---------------------
                                                                BENEFICIALLY         PRIOR TO      AFTER
                       BENEFICIAL OWNER                           OWNED(1)           OFFERING     OFFERING
- --------------------------------------------------------------  ------------         --------     --------
Dr. Jeffrey A. Green (2)......................................      392,436            14.2%         8.3%
Timothy G. Biro (3)...........................................      744,219            27.0         15.7
Seth B. Harris................................................       59,634             2.2          1.2
Alan Mendelson (4)............................................      655,586            23.8         13.8
Dr. Robert M. Stote...........................................       19,474               *            *
James A. Terwoord (5).........................................       80,467             2.9          1.7
Nathan F. Messinger...........................................       36,000             1.1            *
Dr. Alan G. Walton (6)........................................      655,585            23.8         13.8
  c/o Oxford BioScience Funds
  315 Post Road West
  Westport, Connecticut 06880
Brantley Venture Partners II, L.P. (7)........................      744,219            27.0         15.7
  20600 Chagrin Boulevard, Suite 1150
  Cleveland, Ohio 44122
Axiom Venture Partners Limited Partnership (8)................      655,586            23.8         13.8
  242 Trumbull Street
  Hartford, Connecticut 06103
Oxford BioScience Funds (6)...................................      655,585            23.8         13.8
  315 Post Road West
  Westport, Connecticut 06880
All directors and executive officers as a group (14
  persons)....................................................    2,901,155            95.0         57.4

- ---------------

* Less than one percent.
(1) Gives effect to the conversion of the Preferred Shares (including additional Preferred Shares issuable as Preferred Share dividends through May 31, 1996) into an aggregate of 2,201,133 Common Shares. Includes with respect to each of the following individuals and group the following number of Common Shares which (i) may be acquired upon exercise of options that become exercisable within 60 days after the Offering, and (ii) Common Shares to be issued to the former shareholders of GFI in connection with the acquisition of GFI:
    Dr. Green (6,250 shares); Mr. Biro (3,333 shares); Mr. Harris (15,000 shares); Mr. Mendelson (3,000 shares); Dr. Stote (15,000 shares); Mr. Terwoord (2,500 shares); Mr. Messinger (36,000 shares); Dr. Walton (3,000 shares); all directors and executive officers as a group (325,000 shares).
(2) Includes 150,000 shares held by Dr. Green's wife.
(3) Includes 740,886 shares owned by Brantley. Mr. Biro, a director of the Company, is a general partner and may be deemed to be a beneficial owner.
(4) Includes 652,586 shares owned by Axiom. Mr. Mendelson, a director of the Company, is a general partner and may be deemed to be a beneficial owner.
(5) Includes 50,000 shares held by Mr. Terwoord's wife and 27,967 shares held in trust for Mr. Terwoord.
(6) Includes 408,690 and 130,517 Common Shares owned by Oxford BioScience Partners, L.P. ("Oxford") and Oxford BioScience Partners (Adjunct), L.P. ("Oxford Adjunct"), respectively, of which OBP Management, L.P. ("OBP") is the general partner, and 113,378 Common Shares owned by Oxford BioScience Partners (Bermuda) Limited Partnership ("Oxford Bermuda"), of which OBP Management (Bermuda) Limited Partnership ("OBP Bermuda") is the general partner. OBP may be deemed to be the beneficial owner of shares owned by Oxford Bermuda. Also includes 3,000 Common Shares issuable upon exercise of options owned by Oxford BioScience Management Partners ("OBM") that are currently exercisable. Dr. Walton, a Director of the Company, is a general partner of OBP, OBP Bermuda and OBM.
(7) Includes 3,333 Common Shares issuable upon exercise of options owned by Mr. Biro that are currently exercisable. Mr. Biro is a general partner of Brantley.
(8) Includes 3,000 Common Shares issuable upon exercise of options owned by Mr. Mendelson that are currently exercisable. Mr. Mendelson is a general partner of Axiom.


                          DESCRIPTION OF CAPITAL STOCK


     The Company's Articles of Incorporation, as amended (the "Articles") currently authorizes 6,520,000 shares of capital stock, consisting of 3,660,000 Common Shares, without par value and 2,860,000 Preferred Shares, $.001 par value. As of March 31, 1996, 413,258 Common Shares were issued and outstanding and held by nine holders of record and 2,182,353 Preferred Shares were issued and outstanding and held by 13 holders of record. In connection with the Offering, the Company's Articles will be amended and restated (the "Amended Articles"). The Amended Articles will authorize the issuance of 16,000,000 shares of capital stock, consisting of 1,000,000 Serial Preferred Shares, without par value, issuable in series (the "Serial Preferred Shares") and 15,000,000 Common Shares, without par value. Set forth below is a description of the capital stock of the Company after giving effect to the amendment and restatement of the Articles.


COMMON SHARES


     The holders of Common Shares are entitled to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." The Common Shares have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Shares. All currently outstanding Common Shares are, and the Common Shares being sold by the Company in the Offering will be, duly authorized, validly issued, fully paid and nonassessable. The holders of Common Shares are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Shares do not have the right to vote cumulatively in the election of directors. Subsequent to the Offering, the Board of Directors will consist of seven members divided into three classes of two, two and three members, respectively. The directors of the class elected at each Annual Meeting of Shareholders will hold office for a term of three years. Subject to the rights of the holders of Serial Preferred Shares which may be issued from time to time and except for the provisions of the Articles relating to the classification of directors, the denial of preemptive rights and cumulative voting rights and the approval requirements for certain Business Combinations described herein, the amendment of which, under certain circumstances, will require the affirmative vote of the holders of 80% of the outstanding Common Shares, and at least a majority of the Common Shares held by persons other than a Related Person (as hereinafter defined), the Articles can be amended by the affirmative vote of the holders of at least a majority of the Company's then outstanding shares having voting power thereon.


WARRANTS


     In connection with its joint venture with PMSI, the Company entered into a Warrant Agreement dated as of June 1, 1995 providing for the issuance of warrants to purchase Common Shares to PMSI. The Warrants entitle the holder thereof to purchase an aggregate of 68,000 Common Shares at an exercise price of $5.50 per share and an aggregate of 68,000 Common Shares at an exercise price of $7.50 per share. Each Warrant is exercisable at any time or from time to time prior to the earliest of: (i) November 30, 1996 (with respect to the $5.50 per share Warrants) or August 31, 1997 (with respect to the $7.50 per share Warrants); (ii) five business days prior to the consummation of an initial public offering of the Company's Common Shares underwritten on a firm commitment basis; (iii) five business days prior to the consummation of a sale or other disposition of a majority of the Company's capital stock or a sale of all or substantially all of the Company's assets or a merger or consolidation resulting in a similar effect on the Company's capital stock or assets; (iv) the termination, or change in participants, of the PMSI joint venture; or (v) immediately prior to the consummation of any transaction where any participant in the PMSI joint venture becomes subject to the control of a competitor of the Company. The Company has the right to repurchase all, but not less than all, of the Common Shares acquired upon exercise of the Warrants in the event that PMSI or its affiliates engage in any transaction that results in PMSI or any of its affiliates becoming subject to the control of a person or entity which competes with the Company. Any such repurchase will be at the fair market value of the Common Shares as of the date that the Company exercises its repurchase right, as determined through a procedure set forth in the Warrant Agreement.

SERIAL PREFERRED SHARES


     The Amended Articles authorize the directors, without further action by the shareholders, to issue, from time to time, Serial Preferred Shares in one or more classes or series which would entitle the holder thereof to one vote per share, and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any unissued shares or wholly unissued series of Serial Preferred Shares. In addition, the Board may establish the number of shares constituting any such class or series and the designation thereof, and increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding.


BUSINESS COMBINATIONS


     Under the Amended Articles, the affirmative vote of not less than 80% of the outstanding Common Shares, in addition to the affirmative vote, which may be required of any series of Serial Preferred Shares that may then be outstanding, and the affirmative vote of a majority of the Common Shares held or beneficially owned other than by a Related Person (as hereinafter defined) are generally required for the approval or authorization of any Business Combination (as hereinafter defined) of the Company with any Related Person. These provisions of the Amended Articles do not apply to Business Combinations with Related Persons which have been approved by a majority of the Disinterested Directors (as hereinafter defined) of the Company or which satisfy certain provisions of the Amended Articles relating to the consideration to be paid to the holders of Common Shares by the Related Person. For purposes of the Amended Articles, the term "Business Combination" means (i) any merger or consolidation of the Company with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part (as hereinafter defined) of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company, (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company, (v) the reclassification of the shares of stock of the Company generally possessing voting rights in elections of directors, the purchase by the Company of such shares, or the issuance by the Company of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which are directly or indirectly owned by any Related Person or
(vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination. The term "Disinterested Director" means a director of the Company who is not the Related Person or an affiliate or associate of the Related Person and who was a member of the Board of Directors of the Company prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then in office. The term "Related Person" means any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates" "beneficially" owns (as those terms are defined in the Exchange Act and the rules promulgated thereunder), in the aggregate, 15% or more of the outstanding Common Shares of the Company, and any affiliate or associate of any such individual, corporation, partnership or other person or entity; provided that shares held by or over which such entity has power to vote or otherwise control as a trustee, plan administrator, officer of the Company or in a similar capacity under an employee benefit plan of the Company or an employee benefit plan of an affiliate of the Company will not be deemed to be beneficially owned for purposes of this definition. The term "substantial part" means more than 10% of the total consolidated assets of the Company as at the end of its most recent fiscal year ending prior to the time the determination is made.

CERTAIN PROVISIONS OF OHIO LAW


     After the Offering, the Company will be subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Company. Among these are provisions that (i) prohibit certain mergers, sales of assets, issuance or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving certain holders of stock representing 10% or more of the voting power (other than present shareholders), unless (a) such transactions are approved by the Board of Directors prior to the 10% shareholder becoming such,
(b) the acquisition of 10% of the voting power is approved by the Board of Directors prior to the 10% shareholders becoming such, or (c) involve a 10% shareholder which has been such for at least three years and the transaction is approved by holders of two-thirds of the voting power of the Company and the holders of a majority of the voting power not owned by the 10% shareholders or certain minimum price and form of consideration requirements are met; and (ii) provide Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.



     In addition, the acquisition of shares entitling the holder to execute certain levels of voting power of the Company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the Company elected or appointed by the Board of Directors, and directors of the Company who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition. In light of the fact that, upon completion of the Offering, the directors and executive officers of the Company and their respective affiliates will continue to own approximately 57% of the Company's outstanding Common Shares, acquisitions of the foregoing levels of voting power by third parties may not be possible unless officers and directors and current shareholders of the Company vote in favor thereof.


DIRECTOR AND OFFICER INDEMNIFICATION


     The Company's Code of Regulations contains provisions indemnifying directors and officers of the Company to the fullest extent permitted by law and providing for the advancement of expenses incurred in connection with an action upon the receipt of an appropriate undertaking to repay said amount if it is determined that the individual in question is not entitled to indemnification. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its directors for settlements in derivative actions.


GENERAL


     It is possible that the division of the Board of Directors of the Company into classes provided for in the Amended Articles, the ability of the Board of Directors to issue Serial Preferred Shares, the heightened shareholder voting requirements applicable to certain proposed business combination transactions and/or the provisions of Ohio law discussed above may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Common Shares. This could have an incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Shares which often result from actual or rumored takeover attempts. In addition, the indemnification provisions of the Code of Regulations and the indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and to deter shareholders from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and the shareholders.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Shares is National City Bank, Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, of the 15,000,000 Common Shares authorized, 5,069,899 Common Shares will be outstanding or reserved for issuance pursuant to the exercise of exercisable stock options or warrants. Of these 5,069,899 Common Shares, the 2,000,000 Common Shares purchased in the Offering by persons who are not "affiliates" of the Company will be freely tradeable without restriction under the Securities Act. The Company believes that 979,925 Common Shares currently may be sold pursuant to Rule 144 under the Securities Act in compliance with the resale volume limitations of Rule 144. These volume limitations will apply only if and as long as the holders of these shares are "affiliates" of the Company for purposes of Rule 144. The Company believes that 2,089,974 Common Shares are considered "restricted securities" under the Securities Act and holders may not utilize Rule 144 until such shares have been held for at least two years. The 2,089,974 Common Shares were issued between July 15, 1994 and the date of this Prospectus.



     The 478,075 Common Shares reserved for issuance upon exercise of outstanding options will become eligible for resale under Rule 144 two years subsequent to the date or dates that the holders of such options exercise the same. Subsequent to the Offering, however, the Company intends to file registration statements on Form S-8 with respect to the 478,075 Common Shares reserved for issuance upon exercise of outstanding options.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, including an "affiliate," as that term is defined below, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer. Under amendments to Rule 144 proposed by the SEC, the two-year and three-year periods described above may be reduced to one year and two years, respectively.

REGISTRATION RIGHTS

     The Company is a party to a registration rights agreement with certain of its existing shareholders, as well as PMSI. Under the terms of these agreements, these shareholders and PMSI have certain demand registration rights or the right to include their shares in any registration statement filed by the Company with respect to an offering of Common Shares under the Securities Act. See "Certain Transactions."

LOCK-UP AGREEMENTS


     The Company, its current shareholders and certain holders of options who beneficially own 3,041,530 Common Shares have agreed that they will not, directly or indirectly, without the prior written consent of the Representatives, offer, sell, grant any option to purchase or otherwise dispose of any Common Shares, or any securities convertible into, or exchangeable or exercisable for, Common Shares for a period of 180 days after the date of this Prospectus.



     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued upon the exercise of the outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Shares.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the underwriters (the "Underwriters") named below, for whom Vector Securities International, Inc. and McDonald & Company Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, subject to the terms and conditions of the Underwriting Agreement, and the Company has agreed to sell to the Underwriters, the following respective number of Common Shares.



                                UNDERWRITERS                              NUMBER OF SHARES
    --------------------------------------------------------------------  ----------------
    Vector Securities International, Inc. ..............................
    McDonald & Company Securities, Inc. ................................
                                                                          ----------------
              Total.....................................................      2,000,000
                                                                          ==============



     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all Common Shares offered hereby if any of such shares are purchased.



     The Underwriters propose to offer the shares to the public initially at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $     per share. The
Underwriters may allow to selected dealers, and such dealers may reallow a
concession not in excess of $     per share to certain other dealers. After the
initial public offering of the Common Shares, the offering price and other selling terms may be changed by the Representatives.



     The Company has granted to the Underwriters an option, exercisable at any time during the 30-day period after the date of this Prospectus, to purchase up to an additional 300,000 Common Shares at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purposes of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.



     The Company and the executive officers, directors and certain shareholders and employees of the Company have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Common Shares for a period of 180 days after the date of this Prospectus without the written consent of the Representatives. See "Shares Eligible for Future Sale."



     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.



     Prior to the Offering, there has not been any public market for the Common Shares. Consequently, the initial public offering price for the Common Shares included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.



                                 LEGAL MATTERS


     The validity of the issuance of the Common Shares offered hereby will be passed upon for the Company by Calfee, Halter & Griswold, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS


     The financial statements of Collaborative Clinical Research, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the balance sheets of GFI Pharmaceutical Services, Inc. at December 31, 1995 and 1994, and the statements of income and cash flows for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Although the descriptions in this Prospectus of the contracts or other documents referred to herein address the material terms thereof, statements contained in this Prospectus as to the contents of any contract or any other referenced document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.



     The Registration Statement (with exhibits and schedules thereto) can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                  PAGE
                                                                             ---------------
COLLABORATIVE CLINICAL RESEARCH, INC.
  Report of Independent Auditors.............................................        F-2
  Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31,
     1996 (unaudited) and Pro Forma at March 31, 1996 (unaudited)............        F-3
  Consolidated Statements of Operations for each of the three years in the period ended December 31, 1995 and for the three month periods ended
     March 31, 1995 and 1996 (unaudited).....................................        F-4
  Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1995 and for the three month period
     ended March 31, 1996 (unaudited)........................................        F-5
  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for the three month periods ended
     March 31, 1995 and 1996 (unaudited).....................................        F-6
  Notes to Consolidated Financial Statements.................................        F-7
GFI PHARMACEUTICAL SERVICES, INC.
  Report of Independent Auditors.............................................       F-16
  Balance Sheets at December 31, 1994 and 1995...............................       F-17
  Statements of Income for each of the three years in the period ended
     December 31, 1995 and for the month ended January 31, 1996
     (unaudited).............................................................       F-18
  Statements of Cash Flows for each of the three years in the period ended
     December 31, 1995 and for the month ended January 31, 1996
     (unaudited).............................................................       F-19
  Notes to Financial Statements..............................................       F-20
PRO FORMA CONSOLIDATED FINANCIAL DATA
  Introduction...............................................................       F-23
  Pro Forma Consolidated Balance Sheet at March 31, 1996.....................       F-24
  Notes to Pro Forma Consolidated Balance Sheet..............................       F-25
  Pro Forma Consolidated Statements of Operations for the year ended December
     31, 1995 and for the three months ended March 31, 1996
     and Notes thereto.......................................................       F-26

                         REPORT OF INDEPENDENT AUDITORS


     When the transactions referred to in the first paragraph of Note 6 and Note 11 of the Notes to the Consolidated Financial Statements have been consummated, we will be in a position to render the following report.



                                          ERNST & YOUNG LLP


The Board of Directors and Shareholders
Collaborative Clinical Research, Inc.


     We have audited the accompanying balance sheets of Collaborative Clinical Research, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collaborative Clinical Research, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                            ERNST & YOUNG LLP

Cleveland, Ohio

January 31, 1996, except as to the first paragraph of Note 6 and Note 11 as to
which the date is             , 1996

                     COLLABORATIVE CLINICAL RESEARCH, INC.


                          CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                               DECEMBER 31,                        PRO FORMA
                                                         ------------------------    MARCH 31,     MARCH 31,
                                                            1994         1995          1996          1996
                                                         ----------   -----------   -----------   -----------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................. $1,116,815   $ 1,156,925   $   406,361   $   406,361
  Short-term investments................................  2,988,498     1,854,396            --            --
  Accounts receivable (less allowance for doubtful
    accounts of $65,000 and $89,000 as of December 31,
    1994 and 1995 and $165,500 as of March 31, 1996)....  1,201,304     2,936,119     4,964,659     4,964,659
  Prepaid expenses......................................     91,331       715,101       952,722       952,722
                                                         ----------   -----------   -----------   -----------
         Total current assets...........................  5,397,948     6,662,541     6,323,742     6,323,742
Property and equipment:
  Equipment.............................................    197,122       403,258     1,210,700     1,210,700
  Leasehold improvements................................         --        35,586        35,586        35,586
                                                         ----------   -----------   -----------   -----------
                                                            197,122       438,844     1,246,286     1,246,286
  Less accumulated depreciation.........................     78,530       140,030       191,120       191,120
                                                         ----------   -----------   -----------   -----------
                                                            118,592       298,814     1,055,166     1,055,166
Goodwill, less accumulated amortization of $48,350 as of
  March 31, 1996........................................         --            --     5,753,998     5,753,998
Other assets............................................      6,165        25,818       218,022       218,022
Investment in HRI.......................................         --        37,937        33,418        33,418
                                                         ----------   -----------   -----------   -----------
         Total assets................................... $5,522,705   $ 7,025,110   $13,384,346   $13,384,346
                                                         ==========   ===========   ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank................................. $       --   $        --   $ 1,000,000   $ 1,000,000
  Notes and other acquisition payables to officers......         --            --     4,000,000     4,000,000
  Accounts payable......................................    734,474     2,696,746     3,506,703     3,506,703
  Accrued expenses......................................    162,703       445,859       476,046       476,046
  Deferred revenue......................................    621,616       559,213     1,012,772     1,012,772
                                                         ----------   -----------   -----------   -----------
         Total current liabilities......................  1,518,793     3,701,818     9,995,521     9,995,521
Shareholders' equity:
  Series A, B and C Convertible Preferred Shares:
    $.001 par value, authorized 2,860,000 shares; issued
    and outstanding 2,062,929 and 2,182,353 shares as of
    December 31, 1994 and 1995, 2,182,353 shares as of
    March 31, 1996 and 0 shares upon conversion of
    Preferred Shares at the closing of the initial
    public offering.....................................      2,063         2,182         2,182            --
    Additional paid-in capital..........................  4,848,004     4,847,885     4,847,885            --
  Common Shares without par value, authorized 3,660,000
    shares; issued and outstanding 400,000 and 402,500
    shares as of December 31, 1994 and 1995, 413,258
    shares as of March 31, 1996 and 2,595,611 shares
    upon conversion of Preferred Shares at the closing
    of the initial public offering......................     11,906        84,011        93,579     4,943,646
  Accumulated deficit...................................   (858,061)   (1,610,786)   (1,554,821)   (1,554,821)
                                                         ----------   -----------   -----------   -----------
         Total shareholders' equity.....................  4,003,912     3,323,292     3,388,825     3,388,825
                                                         ----------   -----------   -----------   -----------
         Total liabilities and shareholders' equity..... $5,522,705   $ 7,025,110   $13,384,346   $13,384,346
                                                         ==========   ===========   ============  ============



                            See accompanying notes.

                     COLLABORATIVE CLINICAL RESEARCH, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                                               THREE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,                       MARCH 31,
                            -------------------------------------------     -------------------------
                               1993            1994            1995            1995           1996
                            -----------     -----------     -----------     ----------     ----------
                                                                                   (UNAUDITED)
Revenue...................  $ 1,423,177     $ 4,046,884     $10,452,920     $1,919,776     $5,302,216
Direct costs..............      974,883       2,907,895       8,490,465      1,451,209      4,012,607
                            -----------     -----------     -----------     ----------     ----------
Gross profit..............      448,294       1,138,989       1,962,455        468,567      1,289,609
Selling, general and
  administrative
  expenses................      686,581       1,386,519       2,770,590        641,423      1,092,613
Depreciation and
  amortization............      117,794          58,631          61,500         11,500         99,438
                            -----------     -----------     -----------     ----------     ----------
Income (loss) from
  operations..............     (356,081)       (306,161)       (869,635)      (184,356)        97,558
Other income (expense):
  Interest income.........        5,129          92,063         222,054         58,294         17,893
  Interest expense........           --              --              --             --        (36,267)
  Loss from joint
     venture..............           --              --        (105,144)            --         (4,519)
                            -----------     -----------     -----------     ----------     ----------
Income (loss) before
  income taxes............     (350,952)       (214,098)       (752,725)      (126,062)        74,665
Income tax expense........           --              --              --             --         18,700
                            -----------     -----------     -----------     ----------     ----------
Net income (loss).........  $  (350,952)    $  (214,098)    $  (752,725)    $ (126,062)    $   55,965
                             ==========      ==========      ==========      =========      =========
Net income (loss) per
  share...................  $     (0.25)    $     (0.10)    $     (0.24)    $    (0.04)    $     0.02
                             ==========      ==========      ==========      =========      =========
Weighted average common
  shares outstanding......    1,387,797       2,162,993       3,082,795      3,087,162      3,076,824
                             ==========      ==========      ==========      =========      =========


                            See accompanying notes.

                     COLLABORATIVE CLINICAL RESEARCH, INC.


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                                              SERIES C
                                                             SERIES A                    SERIES B            PREFERRED
                                                         PREFERRED SHARES            PREFERRED SHARES          SHARES
                                                     ------------------------    ------------------------    ----------
                                                       NUMBER                      NUMBER                      NUMBER
                                                     OF SHARES     PAR VALUE     OF SHARES     PAR VALUE     OF SHARES
                                                     ----------    ----------    ----------    ----------    ----------
BALANCE AT JANUARY 1, 1993..........................   500,000        $500         50,000         $ 50              --
 Issuance of Series B Preferred Shares..............                               16,667           17
 Stock compensation.................................
 Net loss...........................................
                                                                                                    --
                                                     ----------        ---       ----------                  ----------
BALANCE AT DECEMBER 31, 1993........................   500,000         500         66,667           67              --
 Issuance of Series C Preferred Shares..............                                                         1,412,367
 Series A and Series C Preferred Share dividends....    30,604          31                                      53,291
 Stock compensation.................................
 Net loss...........................................
                                                                                                    --
                                                     ----------        ---       ----------                  ----------
BALANCE AT DECEMBER 31, 1994........................   530,604         531         66,667           67       1,465,658
 Exercise of Common Share Options...................
 Series A and Series C Preferred Share dividends....     9,396           9                                     110,028
 Stock compensation.................................
 Net loss...........................................
                                                                                                    --
                                                     ----------        ---       ----------                  ----------
BALANCE AT DECEMBER 31, 1995........................   540,000         540         66,667           67       1,575,686
 (Unaudited)--
 Exercise of Common Share Options...................
 Stock compensation.................................
 Net income.........................................
                                                                                                    --
                                                     ----------        ---       ----------                  ----------
BALANCE AT MARCH 31, 1996 (UNAUDITED)...............   540,000        $540         66,667         $ 67       1,575,686
                                                     ===========   ===========   ===========   ===========   ===========


                                                                                       COMMON SHARES
                                                                    ADDITIONAL    ------------------------
                                                                     PAID-IN        NUMBER        STATED      ACCUMULATED
                                                      PAR VALUE      CAPITAL      OF SHARES       AMOUNT        DEFICIT
                                                      ----------    ----------    ----------    ----------    -----------
BALANCE AT JANUARY 1, 1993..........................    $   --      $  642,815      400,000      $  3,500     $  (293,011)
 Issuance of Series B Preferred Shares..............                    24,983
 Stock compensation.................................                                                1,781
 Net loss...........................................                                                             (350,952)

                                                      ----------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1993........................        --         667,798      400,000         5,281        (643,963)
 Issuance of Series C Preferred Shares..............     1,412       4,180,290
 Series A and Series C Preferred Share dividends....        53             (84)
 Stock compensation.................................                                                6,625
 Net loss...........................................                                                             (214,098)

                                                      ----------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1994........................     1,465       4,848,004      400,000        11,906        (858,061)
 Exercise of Common Share Options...................                                  2,500           375
 Series A and Series C Preferred Share dividends....       110            (119)
 Stock compensation.................................                                               71,730
 Net loss...........................................                                                             (752,725)

                                                      ----------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1995........................     1,575       4,847,885      402,500        84,011      (1,610,786)
 (Unaudited)--
 Exercise of Common Share Options...................                                 10,758         1,915
 Stock compensation.................................                                                7,653
 Net income.........................................                                                               55,965

                                                      ----------    ----------    ----------    ----------    -----------
BALANCE AT MARCH 31, 1996 (UNAUDITED)...............    $1,575      $4,847,885      413,258      $ 93,579     $(1,554,821)
                                                      ===========   ===========   ===========   ===========   ============


                                                        TOTAL
                                                      ----------
BALANCE AT JANUARY 1, 1993..........................  $  353,854
 Issuance of Series B Preferred Shares..............      25,000
 Stock compensation.................................       1,781
 Net loss...........................................    (350,952)

                                                      ----------
BALANCE AT DECEMBER 31, 1993........................      29,683
 Issuance of Series C Preferred Shares..............   4,181,702
 Series A and Series C Preferred Share dividends....
 Stock compensation.................................       6,625
 Net loss...........................................    (214,098)

                                                      ----------
BALANCE AT DECEMBER 31, 1994........................   4,003,912
 Exercise of Common Share Options...................         375
 Series A and Series C Preferred Share dividends....
 Stock compensation.................................      71,730
 Net loss...........................................    (752,725)

                                                      ----------
BALANCE AT DECEMBER 31, 1995........................   3,323,292
 (Unaudited)--
 Exercise of Common Share Options...................       1,915
 Stock compensation.................................       7,653
 Net income.........................................      55,965

                                                      ----------
BALANCE AT MARCH 31, 1996 (UNAUDITED)...............  $3,388,825
                                                      ===========


                            See accompanying notes.

                     COLLABORATIVE CLINICAL RESEARCH, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                                                          THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                  MARCH 31,
                                             --------------------------------------    ------------------------
                                                1993          1994          1995          1995          1996
                                             ----------    ----------    ----------    ----------    ----------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)......................... $ (350,952)   $ (214,098)   $ (752,725)   $ (126,062)   $   55,965
  Adjustments to reconcile net income (loss)
    to net cash used in operating
    activities:
    Equity loss in HRI......................         --            --       105,144            --         4,519
    Depreciation and amortization...........    117,794        58,631        61,500        11,500        99,438
    Provision for doubtful accounts.........     40,000        25,000        24,000         6,000        16,500
    Accretion of discount on investments....         --       (60,584)     (143,526)      (36,418)       (3,782)
    Stock compensation expense..............      1,781         6,625        71,730        34,650         7,653
    Changes in operating assets and
      liabilities:
      Accounts receivable...................   (184,941)     (934,059)   (1,758,815)     (472,854)     (827,866)
      Prepaid expenses......................    (32,490)      (45,832)     (623,770)       31,637      (221,522)
      Other assets..........................         --        (5,815)      (19,653)       (1,090)     (192,204)
      Accounts payable and accrued
         expenses...........................    234,502       502,628     2,245,428       460,858       392,514
      Deferred revenue......................     (9,573)      489,069       (62,403)       (1,185)      438,321
                                             ----------    ----------    ----------    ----------    ----------
    Net cash used in operating activities...   (183,879)     (178,435)     (853,090)      (92,964)     (230,464)
INVESTING ACTIVITIES
  Purchases of property and equipment.......    (50,159)      (65,036)     (241,722)     (112,140)     (251,740)
  Purchase of businesses (net of cash
    acquired)...............................         --            --            --            --    (1,997,044)
  Maturities of short-term investments......         --            --     3,075,700     1,255,000     1,858,178
  Purchases of short-term investments.......         --    (2,927,914)   (1,798,072)     (751,423)           --
  Investment in HRI.........................         --            --      (143,081)           --            --
                                             ----------    ----------    ----------    ----------    ----------
    Net cash provided by (used in) investing
      activities............................    (50,159)   (2,992,950)      892,825       391,437      (390,606)
FINANCING ACTIVITIES
  Borrowings on line of credit..............     22,615       100,000            --            --     1,021,111
  Payments on line of credit................    (52,403)     (200,710)           --            --    (1,152,520)
  Proceeds from issuance of shares..........     25,000     4,181,702           375            --         1,915
                                             ----------    ----------    ----------    ----------    ----------
    Net cash provided by (used in) financing
      activities............................     (4,788)    4,080,992           375            --      (129,494)
                                             ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash
  equivalents...............................   (238,826)      909,607        40,110       298,473      (750,564)
Cash and cash equivalents at beginning
  of period.................................    446,034       207,208     1,116,815     1,116,815     1,156,925
                                             ----------    ----------    ----------    ----------    ----------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD................................. $  207,208    $1,116,815    $1,156,925    $1,415,288    $  406,361
                                             ==========    ==========    ==========    ==========    ==========
CASH PAID DURING THE PERIOD FOR
  INTEREST.................................. $       --    $       --    $       --    $       --    $    3,767
                                             ==========    ==========    ==========    ==========    ==========



                            See accompanying notes.

                     COLLABORATIVE CLINICAL RESEARCH, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1.  ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


     Collaborative Clinical Research, Inc. (the "Company") manages a network of affiliated clinical research sites. The Company provides sponsors of clinical research (primarily pharmaceutical and biotechnology companies and, in selected cases, contract research organizations) with an innovative, time-efficient method of site selection and clinical trial management.



PRINCIPLES OF CONSOLIDATION



     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary GFI Pharmaceutical Services, Inc. ("GFI"). All significant intercompany accounts and transactions have been eliminated in consolidation.



     The results of operations of the business acquired (GFI) have been included in the consolidated financial statements of the Company from the date of acquisition (See Note 8).



INTERIM FINANCIAL DATA



     Interim financial information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited. In the opinion of the Company, this financial information includes all adjustments, consisting solely of normal recurring adjustments, necessary to fairly present the financial information set forth. The results for the three months ended March 31, 1996 may not be indicative of operating results for the full year.


REVENUE RECOGNITION

     Revenue and related direct costs of revenue are recognized as specific contract terms are fulfilled under the percentage-of-completion method (the units-of-delivery method). Fees for individual contract services are fixed upon execution of the contract and provide for payment for all work performed. Pass-through costs that are paid directly by the Company's clients, and for which the Company does not bear the risk of performance, are excluded from revenue. The termination of a contract results in no material adjustments to the revenue or costs previously recognized.


     The following sets forth the revenue generated by customers who accounted for more than 10% of the Company's revenue during each of the periods presented (in thousands):

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)



                                                                            THREE MONTHS
                                                   YEARS ENDED DECEMBER         ENDED
                                                           31,                MARCH 31,
                                                   --------------------   -----------------
                        CUSTOMER                   1993   1994    1995     1995       1996
        -----------------------------------------  ----   ----   ------   ------     ------
                                                                             (UNAUDITED)
                            A                      $252   $522   $    *   $    *     $    *
                            B                       166     --       --       --         --
                            C                       164      *        *        *          *
                            D                       215      *       --       --          *
                            E                        --    950    7,935    1,439      2,516
                            F                        --    654       --       --         --
                            G                        --     --        *       --        836



* Less than 10% of revenue.


CASH EQUIVALENTS


     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market value.


PREPAID EXPENSES


     Included in prepaid expenses is $35,500 and $670,600 at December 31, 1994 and 1995, respectively, and $813,900 at March 31, 1996 (unaudited) advanced to vendors for services to be provided under current contracts.


SHORT-TERM INVESTMENTS

     Short-term investments are comprised of U.S. Treasury securities with maturities of one year or less. These securities are stated at amortized cost, which approximates fair value. The Company has the positive intent and ability to hold the securities to maturity.

PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost. Depreciable assets consist of medical, office and computer equipment. Depreciation on equipment is computed using the straight-line method over estimated useful lives of 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lesser of the assets' estimated useful life or the lease term (4 years).


DEFERRED REVENUE

     Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation.

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)
NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is determined by dividing net income (loss) applicable to Common Shares by the weighted average number of Common Shares and Common Share equivalents outstanding during the year. Common Share equivalents consist of Convertible Preferred Shares (all of which will convert, according to their terms, upon completion of the Company's initial public offering -- see Notes 6 and 11) and Common Shares which are issuable upon exercise of outstanding options and warrants to purchase Common Shares.


     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Share options, Preferred Share dividends and Common Share warrants granted by the Company during the twelve months preceding the offering date have been included in the calculation of Common Shares and Common Share equivalents outstanding as if they were outstanding for all periods presented, using the treasury stock method (at an assumed initial public offering price of $12.00 per share). 1995 pro forma loss per share, reflecting the acquisition of GFI and the use of proceeds from the initial public offering to reduce outstanding debt and related interest expense as if the offering had occurred on January 1, 1995, was $(0.26).


STOCK BASED COMPENSATION

     The Company accounts for stock based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.


GOODWILL



     The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is amortized over a 20-year period using the straight-line method. The carrying value of goodwill is evaluated if circumstances indicate a possible impairment in value. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced by the estimated shortfall of cash flows on a discounted basis.


INCOME TAXES

     The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This accounting standard requires that the liability method be used in accounting for income taxes. Under this accounting method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that apply in the periods in which the deferred tax asset or liability is expected to be realized or settled. A valuation allowance is provided for deferred tax assets for which realization currently is not certain.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that might affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS



     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. The Company adopted Statement 121 in the first quarter of 1996 and there was no effect to the financial position or results of operations for the adoption.



2.  ACCOUNTS RECEIVABLE


     Accounts receivable consist of the following:


                                                     DECEMBER 31,             MARCH 31,
                                               -------------------------        1996
                                                  1994           1995        (UNAUDITED)
                                               ----------     ----------     -----------
          Billed.............................  $  645,697     $2,729,189     $ 4,053,398
          Unbilled...........................     620,607        295,930       1,076,761
          Allowance for doubtful accounts....     (65,000)       (89,000)       (165,500)
                                               ----------     ----------     -----------
                                               $1,201,304     $2,936,119     $ 4,964,659
                                                =========      =========       =========



3.  FINANCING ARRANGEMENTS



     The Company has a line of credit agreement with a bank which provides for borrowings up to $5.0 million that bears interest at rates not to exceed 1% above the bank's prime rate (no amounts are outstanding at December 31, 1995). Substantially all of the Company's assets are pledged as collateral on the line of credit. The line of credit agreement prohibits the Company from paying cash dividends on its Common Shares. At March 31, 1996, $1,000,000 was outstanding on this line of credit.



4.  INCOME TAXES


     At December 31, 1995, the Company had net operating loss carryforwards of approximately $1.4 million which expire in the years 2006 through 2010. The significant components of the Company's deferred tax assets are as follows:


                                                               DECEMBER 31,
                                                    -----------------------------------
                                                      1993        1994          1995
                                                    ---------   ---------     ---------
          Deferred tax assets:
            Net operating loss carryforwards......  $ 189,000   $ 238,000     $ 568,000
            Allowances and accruals...............     32,000      30,000        70,000
                                                    ---------   ---------     ---------
                                                      221,000     268,000       638,000
            Valuation allowance...................   (221,000)   (268,000)     (638,000)
                                                    ---------   ---------     ---------
            Net deferred tax assets recorded......  $       0   $       0     $       0
                                                     ========    ========      ========

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


4.  INCOME TAXES (CONTINUED)


     The valuation allowance is primarily provided for the deferred tax assets associated with the net operating loss carryforwards. During 1994 and 1995, the valuation allowance increased primarily due to the uncertainty of realizing the net operating loss carryforwards.


5.  OPERATING LEASES


     The Company leases certain office equipment and space. Rent expense relating to these operating leases was approximately $42,000, $46,000 and $123,000 in 1993, 1994 and 1995, respectively and $29,000 and $110,000 for the three months ended March 31, 1995 and 1996, respectively (unaudited). Future minimum lease payments for the Company, including GFI, under noncancelable operating leases as of December 31, 1995 are as follows:



                            YEARS ENDING DECEMBER 31,                  AMOUNT
               ---------------------------------------------------   ----------
                      1996........................................   $  521,900
                      1997........................................      508,200
                      1998........................................      468,600
                      1999........................................      361,200
                      2000........................................      328,200
                                                                     ----------
                                                                     $2,188,100
                                                                      =========


6.  SHAREHOLDERS' EQUITY

  Convertible Preferred Shares


     The Series A, B and C Convertible Preferred Shares ("Preferred Shares") are convertible to Common Shares on a one-for-one basis, have voting rights and have liquidation preferences over Common Shares. Effective upon the closing of an initial public offering, all outstanding Preferred Shares will automatically be converted into Common Shares. The Company is required to convert the Preferred Shares to Common Shares in equal annual installments over a three-year period beginning March 25, 1999. The conversion of 2,182,353 Preferred Shares into Common Shares is reflected in the unaudited pro forma balance sheet at March 31, 1996.


     The Series A Preferred Shares have a dividend rate of $0.10 and dividends are cumulative. Such dividends accrue on or after the second anniversary of the original issue date. Dividends accrued between the second and third anniversary of the original issue date were paid in the form of Series A Preferred Shares. From and after the third anniversary of the original issue date, dividends are payable in the form of Series C Preferred Shares. Dividends on Series B Preferred Shares are discretionary or accrue to the extent dividends are declared on Common Shares. The Series C Preferred Shares have a dividend rate of $0.24 and dividends are cumulative. Dividends on the Series C Preferred Shares are payable in Series C Preferred Shares.

  Common Share Warrants

     At December 31, 1995, the Company had outstanding warrants to purchase an aggregate of 136,000 Common Shares (68,000 Common Shares at an exercise price of $5.50 per share and 68,000

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

6.  SHAREHOLDERS' EQUITY (CONTINUED)
Common Shares at an exercise price of $7.50 per share). These warrants were issued in conjunction with the formation of Health Research Innovations, L.L.C. ("HRI") (see Note 9). The warrants are subject to early expiration in the event of an initial public offering.

  Reserved Shares


     At December 31, 1995, the Company had reserved 489,833 Common Shares (479,075 at March 31, 1996 (unaudited)) for the exercise of Common Share options and 2,182,353 and 136,000 Common Shares for the conversion of outstanding Preferred Shares and Common Shares issuable upon the exercise of outstanding warrants, respectively.



7.  SHARE OPTION PLANS



     The Company has two active share option plans.



     The 1994 Directors' Share Option Plan ("Director Plan"), was established by the Company in July, 1994, and was amended by the Company's shareholders on December 31, 1995. The Director Plan provides for the granting of a maximum of 11,000 options to purchase Common Shares to directors of the Company for their participation in board of directors' meetings. The option price per share is equal to the fair market value of a Common Share on the date of grant. Options fully vest after six months and one day from the date of grant, and all options granted under the Director Plan expire ten years after the grant date.



     The 1992 Stock Incentive Plan ("1992 Plan"), was approved by the Company's shareholders on September 23, 1992 and amended by the Company's shareholders on December 31, 1995. The 1992 Plan provides for the granting of a maximum of 481,333 options to purchase Common Shares to key employees and consultants of the Company and its affiliates. Prior to May 1995, options to purchase 316,499 Common Shares were granted at exercise prices of less than fair market value of a Common Share on the date of grant. The Company has recognized compensation expense related to these Common Share options of $1,781 in 1993, $6,625 in 1994, $71,730 in 1995, and $7,653 for the three months ended March 31, 1996 (unaudited). Options awarded under the plan vest in equal increments over a three to five year period commencing on the first anniversary date of the grant. If all options vest, additional compensation expense of $69,000 will be recognized through 1998.



     Subsequent to April 1995, all options to purchase Common Shares awarded under the 1992 Plan were granted at exercise prices that represented the fair market value of a Common Share on the date of grant. All options granted under the 1992 Plan expire ten years after the grant date.

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


7.  SHARE OPTION PLANS (CONTINUED)


     Information regarding the Company's share option plan is summarized below:



                                                                            1992       DIRECTOR
                                                                            PLAN         PLAN
                                                                          --------     --------
Shares under options:
  Outstanding at January 1, 1993........................................    55,000           --
     Granted............................................................    77,500           --
     Exercised..........................................................        --           --
     Canceled...........................................................        --           --
                                                                          --------      -------
  Outstanding at December 31, 1993......................................   132,500           --
     Granted............................................................   176,999        2,666
     Exercised..........................................................        --           --
     Canceled...........................................................    (7,500)          --
                                                                          --------      -------
  Outstanding at December 31, 1994......................................   301,999        2,666
     Granted............................................................   190,000        6,000
     Exercised..........................................................    (2,500)          --
     Canceled...........................................................   (10,666)          --
                                                                          --------      -------
  Outstanding at December 31, 1995......................................   478,833        8,666
     Granted............................................................        --        1,334
     Exercised..........................................................   (10,758)          --
     Canceled...........................................................        --           --
                                                                          --------      -------
  Outstanding at March 31, 1996 (unaudited).............................   468,075       10,000
                                                                          ========      =======
Options available to grant at:
  March 31, 1996 (unaudited)............................................        --        1,000
                                                                          ========      =======
Average option price per share:
  At December 31, 1993..................................................  $   0.15     $     --
  At December 31, 1994..................................................      0.19         0.80
  At December 31, 1995..................................................      1.85         3.45
  At March 31, 1996 (unaudited).........................................      1.88         4.27
Options exercisable:
  At December 31, 1993..................................................    12,500           --
  At December 31, 1994..................................................    41,250           --
  At December 31, 1995..................................................   118,183        5,666
  At March 31, 1996 (unaudited).........................................   129,800        7,665
Average price of options exercised:
  Year ended December 31, 1993..........................................  $     --     $     --
  Year ended December 31, 1994..........................................        --           --
  Year ended December 31, 1995..........................................      0.15           --
  Three months ended March 31, 1996 (unaudited).........................      0.18           --

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

8.  ACQUISITION


     Effective January 31, 1996, the Company acquired GFI, located in Evansville, Indiana, which is not included in the audited financial statements at December 31, 1995. The acquisition was accounted for under the purchase method. The purchase price was $6.0 million and consisted of $2.0 million each of cash, Common Shares and notes payable. The notes payable are due in 1996 and bear interest at prime plus 1%.



     Unaudited pro forma data for the year ended December 31, 1995 and three months ended March 31, 1996, as though the Company had acquired GFI at the beginning of 1995 are set forth below:



                                               YEAR ENDED        THREE MONTHS ENDED
                                            DECEMBER 31, 1995      MARCH 31, 1996
                                            -----------------    ------------------
          Revenue.........................     $16,439,000           $5,819,000
          Net loss........................      (1,085,000)             (25,000)


9.  INVESTMENT IN HRI

     In June 1995, the Company entered into an equally-owned joint venture, HRI, with Pharmaceutical Marketing Services, Inc. ("PMSI") to collect health care information. Through HRI, the Company and PMSI will market their health care data collection and analysis capabilities to the health care industry. The Company accounts for its investment in HRI using the equity method.


     Summarized financial information of HRI as of December 31, 1995 and March 31, 1996 (unaudited) and for the six month period from inception (July 1, 1995) to December 31, 1995 and for the three months ended March 31, 1996 (unaudited) is as follows:



                                                        DECEMBER 31,
                                                            1995
                                                        ------------     MARCH 31,
                                                                           1996
                                                                         ---------
                                                                         (UNAUDITED)
               Current assets.........................   $   88,000      $ 216,000
               Noncurrent assets......................       14,000         12,000
               Current liabilities....................       61,000        196,000
               Shareholders' equity...................       41,000         32,000
               Revenue................................       40,000        114,000
               Gross profit...........................       33,000         89,000
               Net loss...............................     (210,000)        (9,000)

                     COLLABORATIVE CLINICAL RESEARCH, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

        AND UNAUDITED FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

10.  QUARTERLY DATA (UNAUDITED)

     Selected quarterly data is as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31, 1994
                                             ---------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                             -------    -------    -------    -------    -------
     Revenue...............................  $  742     $1,105     $  904     $1,296     $4,047
     Gross profit..........................     289        266        246        338      1,139
     Loss from operations..................      (3 )      (37 )     (132 )     (134 )     (306 )
     Net loss..............................      (3 )      (37 )      (91 )      (83 )     (214 )

                                                        YEAR ENDED DECEMBER 31, 1995
                                             ---------------------------------------------------
                                              FIRST     SECOND      THIRD     FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                             -------    -------    -------    -------    -------
     Revenue...............................  $1,920     $2,116     $2,751     $3,666     $10,453
     Gross profit..........................     469        358        459        676      1,962
     Income (loss) from operations.........    (184 )     (338 )     (367 )       19       (870 )
     Net income (loss).....................    (126 )     (287 )     (375 )       35       (753 )

11.  SUBSEQUENT EVENTS


     On February 29, 1996, the Board authorized the sale of up to 2,300,000
Common Shares to the public. On June   , 1996 the Board declared and issued
18,780 Preferred Shares for stock dividends accrued since December 31, 1995. On
June   , 1996, all outstanding Preferred Shares automatically converted into
Common Shares effective upon the closing of the Company's initial public offering.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
GFI Pharmaceutical Services, Inc.


     We have audited the accompanying balance sheets of GFI Pharmaceutical Services, Inc. as of December 31, 1994 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GFI Pharmaceutical Services, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

Cleveland, Ohio
January 31, 1996

                       GFI PHARMACEUTICAL SERVICES, INC.


                                 BALANCE SHEETS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $    3,105     $    1,350
  Accounts receivable (less allowance for doubtful accounts
     of $40,000 in 1994 and $60,000 in 1995)........................     850,037        872,023
  Prepaid expenses..................................................      20,827         24,341
                                                                      ----------     ----------
          Total current assets......................................     873,969        897,714
Property and equipment:
  Equipment.........................................................     744,519        961,385
  Leasehold improvements............................................      49,302        111,708
                                                                      ----------     ----------
                                                                         793,821      1,073,093
  Less accumulated depreciation and amortization....................     373,804        522,254
                                                                      ----------     ----------
                                                                         420,017        550,839
                                                                      ----------     ----------
          Total assets..............................................  $1,293,986     $1,448,553
                                                                       =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $  271,568     $  189,437
  Notes payable to bank.............................................     219,001        821,409
  Accrued expenses..................................................     151,766        136,710
  Deferred revenue..................................................     300,460         18,556
                                                                      ----------     ----------
          Total current liabilities.................................     942,795      1,166,112
Shareholders' equity:
  Common Shares, no par value; authorized 1,000 shares,
     issued and outstanding, 100 shares.............................      20,000         20,000
  Retained earnings.................................................     331,191        262,441
                                                                      ----------     ----------
          Total shareholders' equity................................     351,191        282,441
                                                                      ----------     ----------
          Total liabilities and shareholders' equity................  $1,293,986     $1,448,553
                                                                       =========      =========


                            See accompanying notes.

                       GFI PHARMACEUTICAL SERVICES, INC.

                              STATEMENTS OF INCOME
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                    YEARS ENDED DECEMBER 31,             MONTH ENDED
                                            ----------------------------------------     JANUARY 31,
                                               1993           1994           1995            1996
                                            ----------     ----------     ----------     ------------
                                                                                         (UNAUDITED)
Revenue...................................  $4,166,040     $5,030,119     $5,986,444       $515,826
Direct costs..............................   2,777,334      3,335,157      3,796,865        368,992
                                            ----------     ----------     ----------     ------------
Gross profit..............................   1,388,706      1,694,962      2,189,579        146,834
Selling, general and administrative
  expenses................................   1,075,247      1,342,092      1,741,632        187,006
Depreciation and amortization.............     113,946        117,098        148,450         14,799
                                            ----------     ----------     ----------     ------------
Operating income (loss)...................     199,513        235,772        299,497        (54,971)
Interest expense..........................      20,872          9,380         51,847          7,645
                                            ----------     ----------     ----------     ------------
Net income (loss).........................  $  178,641     $  226,392     $  247,650       $(62,616)
                                             =========      =========      =========      =========


                            See accompanying notes.

                       GFI PHARMACEUTICAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                 YEARS ENDED DECEMBER 31,
                                         ----------------------------------------       MONTH ENDED
                                            1993           1994           1995        JANUARY 31, 1996
                                         ----------     ----------     ----------     ----------------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)....................  $  178,641     $  226,392     $  247,650        $  (62,616)
     Adjustments to reconcile net
       income (loss) to net cash
       provided by (used in) operating
       activities:
          Depreciation and
            amortization...............     113,946        117,098        148,450            14,799
          Loss on disposal of property
            and equipment..............       8,129          4,328             --                --
          Provision for doubtful
            accounts...................      20,000         20,000         20,000                --
          Changes in operating assets
            and liabilities:
            Accounts receivable........     (78,306)      (417,513)       (41,986)         (345,151)
            Prepaid expenses...........       4,111        (10,609)        (3,514)            8,242
            Accounts payable and
               accrued expenses........      89,394        (49,393)       (97,187)          134,048
            Deferred revenue...........      86,116         55,688       (281,904)           (3,318)
                                         ----------     ----------     ----------     ----------------
          Net cash provided by (used
            in) operating activities...     422,031        (54,009)        (8,491)         (253,996)
INVESTING ACTIVITIES
  Purchases of property and equipment..     (89,839)      (157,251)      (279,272)          (19,662)
  Proceeds from sale of property and
     equipment.........................       9,000            600             --                --
                                         ----------     ----------     ----------     ----------------
          Net cash used in investing
            activities.................     (80,839)      (156,651)      (279,272)          (19,662)
FINANCING ACTIVITIES
  Proceeds from borrowings of notes
     payable...........................   2,558,529      1,541,626      4,945,408           310,000
  Principal payments on notes
     payable...........................  (2,742,220)    (1,303,073)    (4,343,000)               --
  Dividends paid.......................     (32,000)      (166,800)      (316,400)          (36,320)
                                         ----------     ----------     ----------     ----------------
          Net cash (used in) provided
            by financing activities....    (215,691)        71,753        286,008           273,680
                                         ----------     ----------     ----------     ----------------
  Increase (decrease) in cash and cash
     equivalents.......................     125,501       (138,907)        (1,755)               22
  Cash and cash equivalents at
     beginning of year.................      16,511        142,012          3,105             1,350
                                         ----------     ----------     ----------     ----------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR.................................  $  142,012     $    3,105     $    1,350        $    1,372
                                          =========      =========      =========      ============


                            See accompanying notes.

                       GFI PHARMACEUTICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

               AND UNAUDITED FOR THE MONTH ENDED JANUARY 31, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1.  ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     GFI Pharmaceutical Services, Inc. (the "Company") owns research facilities for conducting Phase I through Phase IV clinical research and provides clinical reference laboratory and Institutional Review Board services.

     Effective January 31, 1996, the shareholders of the Company sold all of their issued and outstanding common shares to Collaborative Clinical Research, Inc., an Ohio corporation.

REVENUE RECOGNITION

     Revenue and related direct costs of revenue are recognized as specific contract terms are fulfilled under the percentage-of-completion method. Fees for individual contract services are fixed upon execution of the contract, and are typically less than one year, provide for payment for all work performed. The termination of a contract results in no material adjustments to the revenue or costs previously recognized.


     For the years ended December 31, 1993, 1994 and 1995 revenue from major customers was as follows (dollars in thousands):



                                  1993                    1994                    1995
                           -------------------     -------------------     -------------------
                                     PERCENT                 PERCENT                 PERCENT
       CUSTOMER            AMOUNT    OF TOTAL      AMOUNT    OF TOTAL      AMOUNT    OF TOTAL
- -----------------------    ------   ----------     ------   ----------     ------   ----------
           A               $1,654       40%         $517        10%         $  *         *%
           B                   *         *           528        10             *         *
           C                   *         *           493        10           663        11
           D                   *         *           607        12           797        13



* Less than 10% of revenue.


CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments in cash equivalents are carried at cost, which approximates market value.

PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost. Depreciable assets consist of medical, office and computer equipment. Depreciation on equipment is computed using the straight-line method over estimated useful lives of 5 to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of the assets' estimated useful life or the lease term (5 years).


DEFERRED REVENUE

     Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payment dependent upon the completion of certain contract phases or

                       GFI PHARMACEUTICAL SERVICES, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

               AND UNAUDITED FOR THE MONTH ENDED JANUARY 31, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)
targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation.

INCOME TAXES

     The Company, with the consent of its shareholders, has elected to be taxed under sections of the federal income tax laws (S Corporation election), which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata share of the Company's income, deductions, losses and credits. Accordingly, the accompanying statements do not include any provision for federal or state income taxes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that might affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  FINANCING ARRANGEMENTS


     The Company has $2,600,000 available through three lines of credit. Two lines of credit bear interest at 1/4% above prime (8.75% at December 31, 1995). At December 31, 1994 and 1995, the Company had an aggregate of $219,001 and $821,409 outstanding on these two lines of credit, respectively. No amounts were outstanding on a third line of credit at December 31, 1995 which bears interest at 3/4% above prime. All three lines of credit are due in May 1996, and are collateralized by personal guarantees from the Company's shareholders, accounts receivable and equipment. Interest paid approximated interest expense in 1993, 1994 and 1995.



3.  OPERATING LEASES



     The Company leases certain equipment and office space under operating lease commitments. Rent expense relating to these operating leases was approximately $240,000, $280,000 and $405,000 in 1993, 1994 and 1995, respectively, and
$25,200 for the month ended January 31, 1996 (unaudited).


     Future minimum lease payments under noncancelable operating leases as of December 31, 1995 are as follows:

                            YEARS ENDING DECEMBER 31,                  AMOUNT
               ---------------------------------------------------   ----------
                      1996........................................   $  380,600
                      1997........................................      369,500
                      1998........................................      350,300
                      1999........................................      346,100
                      2000........................................      315,200
                                                                     ----------
                                                                     $1,761,700
                                                                      =========

                       GFI PHARMACEUTICAL SERVICES, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

               AND UNAUDITED FOR THE MONTH ENDED JANUARY 31, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

4.  PROFIT SHARING PLAN

     The Company began a profit sharing plan in 1995 with an Internal Revenue Code Section 401(k) feature covering substantially all of their employees. Under the terms of the plan, the Company will match up to 50% of the first 3% of eligible employee contributions and 25% of the next 3%. Total Company contributions to the plan were $10,100 in 1995.

     In addition, the Company has a discretionary profit sharing plan ("Discretionary Plan") covering substantially all of its employees. The Company recognized pension expense of $72,000, $80,000 and $40,000 in 1993, 1994 and 1995, respectively, in connection with its Discretionary Plan.

5.  RELATED PARTY TRANSACTIONS


     The Company is related through common ownership to another Indiana company, Ohio Valley Institutional Review Board ("Ohio Valley"). Payments to Ohio Valley were $42,000, $58,700 and $69,900 in 1993, 1994 and 1995, respectively. At
December 31, 1994 and 1995, the Company owed Ohio Valley $0 and $5,439, respectively. In connection with the sale of all of the Company's issued and outstanding Common Shares as discussed in Note 1, Ohio Valley was sold to Collaborative Clinical Research, Inc.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and Consolidated Statements of Operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, are based on the historical financial statements of the Company. The Pro Forma Consolidated Balance Sheet is adjusted to give effect to the exercise of Common Share warrants, the issuance of Preferred Share dividends, the conversion of Preferred Shares into Common Shares, and the sale of Common Shares from this offering and the use of proceeds from this offering had these transactions occurred on March 31, 1996. The Pro Forma Consolidated Statements of Operations are adjusted to give effect to the acquisition of GFI, and the related issuance of notes payable and Common Shares as if these transactions had occurred as of the beginning of the periods presented. The Pro Forma as Adjusted Consolidated Statements of Operations is adjusted to give effect to the sale of Common Shares from this offering (at an assumed initial public offering price of $12.00 per share) and the use of proceeds from this offering had these transactions occurred as of the beginning of the periods presented. The pro forma operating results are not necessarily indicative of the operating results that would have been achieved had the acquisition actually occurred at the beginning of each period presented, nor do they purport to indicate the results of future operations.



     The Pro Forma Consolidated Financial Statements are based on the assumptions set forth in the Notes to such statements and should be read in conjunction with the related consolidated financial statements and Notes thereto of the Company included elsewhere in this Prospectus.

                      PRO FORMA CONSOLIDATED BALANCE SHEET


                                 MARCH 31, 1996



                                 (IN THOUSANDS)



                                                                           OFFERING
                                                                           PRO FORMA           PRO FORMA
                                                         HISTORICAL       ADJUSTMENTS         AS ADJUSTED
                                                         ----------       -----------         -----------
BALANCE SHEET DATA
Assets:
Current assets:
  Cash and cash equivalents............................   $    406          $19,451(2,3)        $19,857
  Accounts receivable, net.............................      4,965               --               4,965
  Prepaid expenses.....................................        953               --                 953
                                                           -------          -------             -------
Total current assets...................................      6,324           19,451              25,775
Property and equipment, net............................      1,055               --               1,055
Goodwill and other assets, net.........................      6,006               --               6,006
                                                           -------          -------             -------
         Total assets..................................   $ 13,385          $19,451             $32,836
                                                           =======          =======             =======
Current liabilities:
  Notes payable to bank................................   $  1,000          $(1,000)(3)         $    --
  Notes and other acquisition payables to officers.....      4,000           (4,000)(3,4)            --
  Accounts payable.....................................      3,507               --               3,507
  Accrued expenses.....................................        476              (33)(3)             443
  Deferred revenue.....................................      1,013               --               1,013
                                                           -------          -------             -------
         Total current liabilities.....................      9,996           (5,033)              4,963
Shareholders' equity:
  Series A, B and C Convertible Preferred Shares.......          2               (2)(1)              --
  Additional paid-in capital...........................      4,848           (4,848)(1)              --
  Common Shares, without par value per share...........         94           29,334(1,2,3,4)     29,428
  Retained earnings (deficit)..........................     (1,555)              --              (1,555)
                                                           -------          -------             -------
         Total shareholders' equity....................      3,389           24,484              27,873
                                                           -------          -------             -------
         Total liabilities and shareholders' equity....   $ 13,385          $19,451             $32,836
                                                           =======          =======             =======



        See accompanying Notes to Pro Forma Consolidated Balance Sheet.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


                                 MARCH 31, 1996



(1) Represents the issuance of 18,780 Preferred Shares for share dividends declared on the effective date of the initial public offering contemplated hereby at $9.60 per share (80% of the assumed initial public offering price of $12.00 per share), and the issuance of an aggregate of 2,201,133 Common Shares in connection with the conversion of all convertible Preferred Shares.



(2) Reflects the exercise of Common Share warrants to purchase 68,000 Common Shares at $5.50 per share and 68,000 Common Shares at $7.50 per share.



(3) Reflects issuance of 2,000,000 Common Shares offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the use of the proceeds therefrom as follows:



                                                                         (IN THOUSANDS)
                                                                         --------------
     Gross proceeds from the offering.................................      $ 24,000
     Underwriting discounts and commissions...........................        (1,680)
     Estimated expenses of the offering...............................          (720)
                                                                         --------------
     Net proceeds.....................................................        21,600
     Repayment of notes payable to bank...............................        (1,000)
     Repayment of notes payable to officers and accrued interest......        (2,033)
                                                                         --------------
     Net increase in cash and cash equivalents........................      $ 18,567
                                                                         ===============



(4) Reflects the issuance of 166,667 Common Shares (assuming an initial public offering price of $12.00 per share) to the former shareholders of GFI to pay $2,000,000 of acquisition payables.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          HISTORICAL      ACQUISITION                 OFFERING      PRO FORMA
                                       ----------------    PRO FORMA        PRO       PRO FORMA        AS
                                         CCR     GFI(1)   ADJUSTMENTS      FORMA     ADJUSTMENTS    ADJUSTED
                                       -------   ------   -----------    ---------   -----------   -----------
Revenue..............................  $10,453   $5,986     $    --       $16,439      $    --       $16,439
Direct costs.........................    8,491   3,796           --        12,287           --        12,287
                                       -------   ------   -----------    ---------   -----------   -----------
Gross profit.........................    1,962   2,190           --         4,152           --         4,152
Selling, general and administrative
  expenses...........................    2,770   1,742           --         4,512           --         4,512
Depreciation and amortization........       62     148          286(2)        496           --           496
                                       -------   ------   -----------    ---------   -----------   -----------
Income (loss) from operations........     (870)    300         (286)         (856)          --          (856)
Interest income......................      222      --         (176)(3)        46                         46
Interest expense.....................              (52 )       (118)(4)      (170)         170(5)         --
Equity loss HRI......................     (105)     --           --          (105)          --          (105)
                                       -------   ------   -----------    ---------   -----------   -----------
Net income (loss)....................  $  (753)  $ 248      $  (580)      $(1,085)     $   170       $  (915)
                                       ========  =======  ============   ==========  ============  ============
Net loss per share...................  $ (0.24)                           $ (0.33)                   $ (0.26)
                                       ========                          ==========                ============
Shares used in the computation.......    3,083                              3,249                      3,490
                                       ========                          ==========                ============


                       THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          HISTORICAL      ACQUISITION                 OFFERING      PRO FORMA
                                       ----------------    PRO FORMA        PRO       PRO FORMA        AS
                                         CCR     GFI(1)   ADJUSTMENTS      FORMA     ADJUSTMENTS    ADJUSTED
                                       -------   ------   -----------    ---------   -----------   -----------
Revenue..............................  $ 5,303   $ 516      $    --       $ 5,819      $    --       $ 5,819
Direct costs.........................    4,013     369           --         4,382           --         4,382
                                       -------   ------   -----------    ---------   -----------   -----------
Gross profit.........................    1,290     147           --         1,437           --         1,437
Selling, general and administrative
  expenses...........................    1,093     187           --         1,280           --         1,280
Depreciation and amortization........       99      15           24(2)        138           --           138
                                       -------   ------   -----------    ---------   -----------   -----------
Operating income (loss)..............       98     (55 )        (24)           19           --            19
Interest income......................       18      --          (14)(3)         4                          4
Interest expense.....................      (36)     (8 )         (7)(4)       (51)          51(5)         --
Equity loss HRI......................       (5)     --           --            (5)          --            (5)
                                       -------   ------   -----------    ---------   -----------   -----------
Income (loss) before income taxes....       75     (63 )        (45)          (33)          51            18
Income tax expense (benefit).........       19      --          (27)           (8)          13             5
                                       -------   ------   -----------    ---------   -----------   -----------
Net income (loss)....................  $    56   $ (63 )    $   (18)      $   (25)     $    38       $    13
                                       ========  =======  ============   ==========  ============  ============
Net income (loss) per share..........  $  0.02                            $ (0.01)                   $  0.00
                                       ========                          ==========                ============
Shares used in the computation.......    3,077                              3,243                      5,317
                                       ========                          ==========                ============


(1) The historical statement of operations data for GFI for the year ended December 31, 1995 represents the results of operations of GFI from January 1, 1995 to December 31, 1995. The historical statement of operations data for GFI for the three months ended March 31, 1996, represents the results of operations of GFI from January 1, 1996 through January 31, 1996, its date of acquisition. The GFI acquisition has been accounted for as a purchase. See
    Note 8 of Notes to the Consolidated Financial Statements of the Company and the financial statements of GFI appearing elsewhere in this Prospectus.
(2) The adjustment to depreciation and amortization expense reflects the amortization of goodwill over a 20-year period arising from the excess of cost over fair value of net assets of GFI, as if it was acquired as of January 1, 1995.
(3) The adjustment to interest income reflects the reduction that would have occurred had the consideration in the form of cash and investments for the acquisition of GFI been paid on January 1, 1995.

(4) The adjustment to interest expense consists of: (i) the additional interest expense that would have been incurred had the consideration in the form of notes payable for the acquisition of GFI been issued on January 1, 1995; and
    (ii) the reduction of interest expense had the retirement of notes payable of GFI occurred on January 1, 1995.



(5) The adjustment to interest expense reflects the retirement of all outstanding notes payable of the Company by applying a portion of the estimated net proceeds of the offering as more fully described under "Use of Proceeds" as if the offering had occurred on January 1, 1995.

==============================================================================

          NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                      ------------------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                   ----
   Prospectus Summary...........................     3
   Risk Factors.................................     6
   Use of Proceeds..............................    12
   Dividend Policy..............................    12
   Capitalization...............................    13
   Dilution.....................................    14
   Selected Consolidated Financial Data.........    15
   Management's Discussion and Analysis of
     Results of Operations and Financial
     Condition..................................    16
   Business.....................................    23
   Management...................................    36
   Certain Transactions.........................    45
   Principal Shareholders.......................    47
   Description of Capital Stock.................    48
   Shares Eligible for Future Sale..............    51
   Underwriting.................................    52
   Legal Matters................................    53
   Experts......................................    53
   Additional Information.......................    53
   Index to Financial Statements................   F-1

                      ------------------------------------

         UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
   ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================


==============================================================================

                                2,000,000 SHARES

                                      LOGO

                     COLLABORATIVE CLINICAL RESEARCH, INC.


                                 COMMON SHARES

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                     Vector Securities International, Inc.


                               McDonald & Company
                                Securities, Inc.
                                            , 1996

==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the Common Shares being registered hereby. Except for the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the Nasdaq National Market Listing Fee, all amounts are estimates.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the sale and distribution of the Common Shares registered hereby:


          Securities and Exchange Commission Registration Fee............  $ 10,311
          National Association of Securities Dealers, Inc. Filing Fee....     3,490
          Nasdaq National Market Listing Fee.............................    27,607
          Printing and Engraving Costs...................................   100,000
          Accounting Fees and Expenses...................................   125,000
          Legal Fees and Expenses (excluding Blue Sky)...................   180,000
          Blue Sky Fees and Expenses.....................................    15,000
          Directors' and Officers' Liability Insurance...................   250,000
          Transfer Agent and Registrar Fees..............................     5,000
          Miscellaneous..................................................     3,592
                                                                           --------
               Total.....................................................  $720,000
                                                                           ========


- ---------------


*To be provided by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover,
Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.


     Under certain circumstances provided in Article V of the Registrant's Code of Regulations, as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any Director or officer or any former director or officer of the Registrant against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. A copy of Article V of the Registrant's Code of Regulations, as amended, is included herein in Exhibit 3.4.



     The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement. A copy of the form of Indemnity Agreement is included herein as Exhibit 10.7.


     Under the Registrant's Director and Officer Liability Insurance Policy, each Director and certain officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act. A copy of such insurance policy is included herein as Exhibit 99.1.

     Reference is made to the Form of Underwriting Agreement filed as Exhibit
1.1 hereto with respect to the indemnification provisions contained therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished as to securities of the Company sold within the past three years that were not registered under the Securities Act of 1933 (the "Act").


          (a) Between June 1, 1993, and March 21, 1996, the Company granted stock options to purchase an aggregate of 15,000 Common Shares to certain Directors of the Company pursuant to the terms of two stock option plans. No consideration (other than services) was received from these Directors for these options to purchase Common Shares. Exemption from registration is claimed under Section 2(3) of the Act.



          (b) Between June 1, 1993, and March 21, 1996, the Company granted stock options to purchase an aggregate of 311,333 Common Shares to certain officers and employees of the Company pursuant to the terms of a stock option plan. No consideration (other than services) was received from these officers, employees or consultants for these options to purchase Common Shares. Exemption from registration is claimed under Section 2(3) of the Act.

          (c) Between July 26, 1995, and February 6, 1996, an aggregate of 13,258 Common Shares were issued upon the exercise of options, which were granted pursuant to the terms of a stock option plan, for $2,289.90. Exemption from registration is claimed under Section 3(b) of the Act and Rule 701 promulgated thereunder for offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts.

          (d) Between March 31, 1994, and December 31, 1995, the Company issued 40,000 Series A Preferred Shares in the form of dividends to the holders of Series A Preferred Shares pursuant to the terms of the Company's Fourth Amended and Restated Articles of Incorporation. Exemption from registration is claimed under Section 2(3) of the Act.

          (e) Between May 20, 1994, and October 1, 1994, the Company granted stock options to purchase an aggregate of 65,000 Common Shares to certain members of its Scientific Advisory Board pursuant to a stock option plan. No consideration (other than services) was received from these consultants for these options to purchase Common Shares. Exemption from registration is claimed under Section 2(3) of the Act.

          (f) On July 15, 1994, the Company sold an aggregate of 1,412,367 Series C Preferred Shares to Brantley Venture Partners II, L.P.; Oxford BioScience Partners, L.P.; Oxford BioScience (Bermuda) Limited Partnership; Oxford BioScience Partners (Adjunct) L.P.; Delaware Charter Guarantee & Trust Company, fbo James A. Terwoord; Seth B. Harris; Axiom Venture Partners Limited Partnership; Barry M. Bloom; Richard J. Kasmer; William H. Stigelman, Jr.; Jeffrey A. Green and Robert M. Stote for an aggregate purchase price of $4,237,102. Exemption from registration is claimed under
     Section 4(2) of the Act.


          (g) Between July 15, 1994, and March 21, 1996, the Company issued 182,099 Series C Preferred Shares in the form of dividends to the holders of Series A and Series C Preferred Shares pursuant to the terms of the Company's Fourth Amended and Restated Articles of Incorporation. Exemption from registration is claimed under Section 2(3) of the Act.


          (h) On June 1, 1995, the Company issued warrants to purchase an aggregate of 68,000 Common Shares at an exercise price of $5.50 per share and an aggregate of 68,000 Common Shares at an exercise price of $7.50 per share. Exemption from registration is claimed under Section 2(3) of the Act.

          (i) On January 3, 1996, an employee exercised options for 1,250 Common Shares for an exercise price of $375.00. Exemption from registration is claimed under Section 3(b) of the Act and Rule 701 promulgated thereunder for offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts.

          (j) On January 10, 1996, an employee exercised options for 1,250 Common Shares for an exercise price of $187.50. Exemption from registration is claimed under Section 3(b) of the Act and Rule 701 promulgated thereunder for offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts.

          (k) On January 11, 1996, two employees exercised options for 3,883 Common Shares and 3,750 Common Shares, respectively, for exercise prices of $602.40 and $562.50, respectively. Exemption from registration is claimed under Section 3(b) of the Act and Rule 701 promulgated thereunder for offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts.

          (l) On January 31, 1996, an employee exercised options for 625 Common Shares for an exercise price of $187.50. Exemption from registration is claimed under Section 3(b) of the Act and Rule 701 promulgated thereunder for offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts.


          (m) On January 31, 1996, the Company entered into an agreement whereby the Company is obligated to issue a number of shares equal to $2,000,000. Based on an assumed initial public offering price of $12.00 per share, the Company will issue 166,667 Common Shares to two former shareholders of GFI for an aggregate purchase price of $2,000,000. Exemption from registration is claimed under Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

         See Exhibit Index at page E-1 of this Registration Statement.

     (b) Financial Statement Schedules

         None.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 10, 1996.


                                          COLLABORATIVE CLINICAL RESEARCH, INC.


                                          By: /s/ Terry C. Black
                                              ---------------------------------
                                              Terry C. Black

                                              Vice President of Finance, Chief
                                              Financial Officer,


                                              Treasurer and Assistant Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of May, 1996.



               SIGNATURE
               ---------
                       *                  President and Chief Executive Officer and a
- --------------------------------------    Director (Principal Executive Officer)
Jeffrey A. Green

/s/ Terry C. Black
- --------------------------------------    Vice President of Finance, Chief Financial Officer,
Terry C. Black                            Treasurer and Assistant Secretary
                                          (Principal Financial and Accounting Officer)

                       *                  Director
- --------------------------------------
Timothy G. Biro

                       *                  Director
- --------------------------------------
Seth B. Harris

                       *                  Director
- --------------------------------------
Alan C. Mendelson

                       *                  Director
- --------------------------------------
Robert M. Stote

                       *                  Director
- --------------------------------------
James A. Terwoord
                       *                  Director
- --------------------------------------
Alan G. Walton

- ---------------

* The undersigned has executed this Amendment No. 1 to the Registration Statement on behalf of each of the persons named above pursuant to Powers of Attorney filed with the Securities and Exchange Commission.

 /s/ Terry C. Black
 ----------------------------------------------

 Terry C. Black

                                 EXHIBIT INDEX



                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
EXHIBIT                                                                             NUMBERING
NUMBER                                  DESCRIPTION                                  SYSTEM
- -------   -----------------------------------------------------------------------  -----------
  +1.1    Form of Underwriting Agreement.........................................
 **3.1    Fourth Amended and Restated Articles of Incorporation..................
 **3.2    Form of Fifth Amended and Restated Articles of Incorporation...........
 **3.3    Second Amended and Restated Code of Regulations........................
 **3.4    Form of Third Amended and Restated Code of Regulations.................
  +4.1    Specimen Certificate of the Company's Common Shares, without par value..................................................................
 **4.2    Warrant Agreement, dated June 1, 1995, by and between the Company and
          PMSI, with related form of warrants....................................
 **4.3    Demand Promissory Note, dated as of January 19, 1995, payable to the order of Society National Bank.........................................
 **4.4    Promissory Note, dated February 1, 1996, payable to the order of Debra
          S. Adamson.............................................................
 **4.5    Promissory Note, dated February 1, 1996, payable to the order of Mary
          L. Westrick............................................................
 **4.6    Stock Purchase Agreement, dated as of March 25, 1992, by and among the
          Company and Brantley Venture Partners II, L.P..........................
 **4.7    Stock Purchase Agreement, dated as of November 25, 1992, by and among the Company, James A. Terwood and Seth Harris..........................
 **4.8    Share Purchase Agreement, dated as of July 24, 1994, among the Company,
          Oxford BioScience Partners, L.P., Oxford BioScience Partners (Bermuda)
          Limited Partnership, Oxford BioScience Partners (Adjunct) L.P., Axiom
          Venture Partners Limited Partnership, Brantley Venture Partners II,
          L.P., Dr. Barry M. Bloom, Dr. Richard J. Kasmer, Dr. William H.
          Stigelman, Jr., Seth Harris, Dr. Robert M. Stote, Dr. Jeffrey A. Green
          and Delaware Charter Guarantee & Trust Company, Trustee FBO James A.
          Terwood IRA No. 450-39040-1-5..........................................
 **4.9    Second Amended and Restated Shareholders' Agreement, dated July 15,
          1994, as amended on June 1, 1995 and February 5, 1996..................
**4.10    Second Amended and Restated Registration Agreement, dated July 15,
          1994, as amended on June 1, 1995 and February 5, 1996..................
  +5.1    Opinion of Calfee, Halter & Griswold as to the validity of the Common
          Shares of the Company..................................................
**10.1    1994 Directors Share Option Plan.......................................
**10.2    Form of 1996 Outside Directors' Stock Option Plan......................
**10.3    1992 Share Incentive Plan..............................................
**10.4    Form of 1996 Key Employees' and Consultants Stock Option Plan..........
**10.5    Form of Affiliation Agreement by and among the Company and physicians.............................................................
**10.6    Form of Affiliation Agreement by and among the Company and research institutions...........................................................
**10.7    Form of Indemnification Agreement......................................
**10.8    Stock Purchase Agreement among GFI, Ohio Valley IRB, Inc., Debra S.
          Adamson, the Revocable Trust of Debra S. Adamson, UAT dated August 26,
          1992, Mary L. Westrick and the Company, dated February 5, 1996.........


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


                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
EXHIBIT                                                                             NUMBERING
NUMBER                                  DESCRIPTION                                  SYSTEM
- -------   -----------------------------------------------------------------------  -----------
**10.9    Limited Liability Company Agreement, dated as of June 1, 1995, by and among the Company and PMSI.............................................
**10.10   Employment Agreement between the Company and Debra S. Adamson, dated
          February 1, 1996.......................................................
**10.11   Employment Agreement between the Company and Mary L. Westrick, dated
          February 1, 1996.......................................................
**10.12   Employment Agreement between the Company and Richard J. Kasmer, dated
          June 14, 1994..........................................................
**10.13   Employment Agreement between the Company and Jeffrey A. Green, dated
          July 1, 1994...........................................................
**10.14   Employment Agreement between the Company and William H. Stigelman, Jr., dated July 15, 1994....................................................
**10.15   Employment Agreement between the Company and Terry C. Black, dated July
          20, 1994...............................................................
**10.16   Employment Agreement between the Company and Nathan F. Messinger, dated
          December 10, 1993......................................................
+10.17    Form of Employment Agreement between the Company and Steven E. Linberg,
          dated            ......................................................
**10.18   GFI Pharmaceutical Services, Inc. Associates' Profit Sharing and 401(k)
          Plan...................................................................
 +11.1    Statement re Computation of Net Income (Loss) Per Common Share.........
**21.1    Subsidiaries of the Company............................................
**23.1    Consent of Calfee, Halter & Griswold (included in Exhibit 5.1 of this
          Registration Statement)................................................
 +23.2    Consent of Ernst & Young LLP...........................................
**24.1    Power of Attorney and related certified resolution.....................
 +27.1    Financial Data Schedule................................................
 *99.1    Director and Officer Liability Insurance Policy........................


- ---------------

 * To be filed by amendment.


** Previously filed.



 + Filed herewith.


                                       E-2